                                  SCHEDULE 14C

                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934

                                (Amendment No.  )



Check the appropriate box:
[ ]  Preliminary information statement     [ ]  Confidential, for use of the
[X]  Definitive information statement           Commission  only  (as permitted
                                                by Rule 14c-5(d)(2))



                      SMART CHOICE AUTOMOTIVE GROUP, INC.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)      Title of each class of securities to which transaction applies:
         N/A
         ----------------------------------------------------------------------

(2)      Aggregate number of securities to which transactions applies:
         N/A
         ----------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         N/A
         ----------------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:
         N/A
         ----------------------------------------------------------------------

(5)      Total fee paid:
         N/A
         ----------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount previously paid:

         ----------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

(3)      Filing Party:

         ----------------------------------------------------------------------

(4)      Date Filed:

         ----------------------------------------------------------------------

                      SMART CHOICE AUTOMOTIVE GROUP, INC.
                             1555 SEMORAN BOULEVARD
                           WINTER PARK, FLORIDA 32792

To the Shareholders of Smart Choice Automotive Group, Inc.:


         As many of you are aware, certain of the Florida-based subsidiaries of Smart Choice Automotive Group, Inc. ("Smart Choice" or the "Company") have been in default since December 2000 under their credit facility with Finova Capital Corporation, the primary lender to Smart Choice's subsidiaries and the holder of approximately 12% of the Smart Choice common stock ("Finova"). Smart Choice is a guarantor of all obligations under the credit facility. On November 8, 2001, Smart Choice and certain of its subsidiaries entered into a Forbearance Agreement with Finova, pursuant to which Smart Choice has granted Finova an option to purchase (i) all of Smart Choice's ownership interest in Paaco Automotive Group, L.P. and Premium Auto Acceptance Corporation (collectively, "Paaco"), or (ii) all of Smart Choice's remaining authorized but unissued and unreserved common stock at a price of $0.30 per share. Finova also agreed to forbear in the commencement of collection proceedings and in the exercise of any repossession rights, collection rights or other remedies against the collateral under its credit facilities with Smart Choice's subsidiaries in exchange for the liquidation of the assets of Smart Choice's Florida-based subsidiaries following a public foreclosure sale and the right to purchase Paaco or Smart Choice's remaining authorized but unissued and unreserved common stock. On November 9, 2001, the collateral under Finova's loan agreement with the Florida-based subsidiaries, which consisted primarily of receivables and inventory, was sold at a public foreclosure sale to Finova for a purchase price of $55 million, resulting in a deficiency owed to Finova of approximately $33.4 million (the "Deficiency"). On December 12, 2001, Finova exercised its option to purchase Paaco, subject to the completion of its due diligence investigation. The consideration for the sale of Paaco will be the relinquishment and satisfaction of the Deficiency. As a result of the exercise of the option to purchase Paaco, Finova's option to purchase the remaining authorized but unissued common stock of Smart Choice has been suspended and will terminate upon the closing of the sale of Paaco. After giving effect to the sale of the assets of Smart Choice's Florida subsidiaries through the public foreclosure, the sale of Paaco to Finova will constitute a sale of substantially all of the Company's assets, which requires shareholder approval under Florida law. Details of the material terms of the Forbearance Agreement, including the possible sale of Paaco and other important information, are set forth in the accompanying Information Statement.



         Smart Choice's Board of Directors has fully reviewed, considered and unanimously approved the Forbearance Agreement, which includes the option for the sale of Paaco, and has recommended that its shareholders approve the sale of Paaco. Crown Group, Inc., the holder of approximately 70% of Smart Choice's common stock, has executed a written consent approving the sale of Paaco as of January 4, 2002. Accordingly, no other vote or shareholder action is required. Pursuant to Section 607.0704 of the Florida Business Corporation Act, you are hereby being provided with notice of the approval by less than unanimous written consent of the shareholders of Smart Choice. Pursuant to the Securities Exchange Act of 1934, as amended, you are being furnished with an Information Statement relating to this action along with this letter. Shareholders of record as of the close of business on November 12, 2001 are entitled to receive this notice and the attached Information Statement.


         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                                    By Order of the Board of Directors,


                                    /s/ James Edward Ernst


                                    James Edward Ernst
                                    President and Chief Executive Officer



Winter Park, Florida
January 8, 2002

                      SMART CHOICE AUTOMOTIVE GROUP, INC.


                             INFORMATION STATEMENT

                                   ---------

                   CONCERNING CORPORATE ACTION AUTHORIZED BY
                     WRITTEN CONSENT OF SHAREHOLDERS OWNING
                      A MAJORITY OF SHARES OF COMMON STOCK

                                   ---------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

                                   ---------

         This Information Statement is being furnished to the shareholders of Smart Choice Automotive Group, Inc., a Florida corporation ("Smart Choice" or the "Company"), to advise them of the corporate action which has been authorized by the written consent of Crown Group, Inc., the Company's majority shareholder. Smart Choice is providing you this information in accordance with the requirements of the Florida Business Corporation Act (the "Florida Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder. The Company's Board of Directors established the close of business on November 12, 2001 as the record date (the "Record Date") for the determination of shareholders entitled to notice about the following transaction.


         Pursuant to the terms of that certain Forbearance Agreement among Smart Choice, certain of Smart Choice's subsidiaries and Finova, dated November 8, 2001 (the "Forbearance Agreement"), Finova agreed to forbear in the commencement of collection proceedings and in the exercise of any repossession rights, collection rights or other remedies against the collateral under its credit facility with certain of Smart Choice's subsidiaries in exchange for the liquidation of the assets of Smart Choice's Florida subsidiaries (the "Florida Finance Borrowers") following a public foreclosure sale and the grant of an option to Finova to purchase (i) all of Smart Choice's interest in Paaco Automotive Group, L.P. and Premium Auto Acceptance Corporation (collectively, "Paaco" or the "Paaco Borrowers"), or (ii) the remaining authorized but unissued and unreserved shares of Smart Choice common stock at a price of $0.30 per share. Smart Choice is a guarantor of the obligations of the Florida Finance Borrowers to Finova. On November 9, 2001, the collateral under the loan agreement, which consisted primarily of receivables and inventory, was sold at a public foreclosure sale to Finova for $55 million, resulting in a deficiency owed by the Florida Finance Borrowers of approximately $33.4 million (the "Deficiency"). On December 12, 2001, Finova exercised its option to purchase Paaco, subject to the completion of its due diligence investigation. The consideration for the sale of Paaco will be the relinquishment and satisfaction of the Deficiency. As a result of the exercise of the option to purchase Paaco, Finova's option to purchase the remaining authorized but unissued common stock of Smart Choice has been suspended and will terminate upon the closing of the sale of Paaco. After giving effect to the sale of assets through the public foreclosure which occurred on November 9, 2001, the sale of Paaco to Finova will constitute a sale of substantially all of the Company's assets.


         Upon the closing of the sale of Paaco to Finova, Smart Choice will have no ongoing operating business, but will continue to own assets consisting primarily of fixed assets, including improved and unimproved real estate in Titusville, Florida, equipment, and certain other non-operating assets. Following the sale of Paaco to Finova, Smart Choice expects to sell its remaining assets in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.

         Smart Choice will not receive any cash payment as a result of the transactions contemplated by the Forbearance Agreement. After the consummation of the sale of Paaco, management estimates that the net realizable value of Smart Choice's remaining assets will be less than Smart Choice's unsecured liabilities, and therefore a liquidation of those remaining assets would not result in any distribution to Smart Choice's shareholders.

         The Florida Finance Borrowers have been in default under their credit facility with Finova since December 2000. Smart Choice has been in discussions with Finova for months regarding possible alternatives for resolving the defaults. Smart Choice believes that if the transactions contemplated by the Forbearance Agreement were not consummated and its subsidiaries were not relieved of approximately $88.4 million in indebtedness (of which Smart Choice is the guarantor), Smart Choice would be forced to seek immediate protection by filing for bankruptcy. It is unlikely that a bankruptcy proceeding would result in any distributions to common shareholders. Further, a bankruptcy proceeding would most likely result in less distributions to unsecured creditors than the transactions completed by the Forbearance Agreement. Accordingly, Smart Choice believes the approval and consummation of the transactions contemplated by the Forbearance Agreement offers the best chance for maximizing asset value for the benefit of its unsecured creditors. However, there can be no assurance that even if the transactions contemplated by the Forbearance Agreement are consummated, Smart Choice will be able to maximize the value of its remaining assets and have adequate proceeds and resources to satisfy its creditors. As a result, Smart Choice may in any event be required to seek bankruptcy protection in the future.


         On November 5, 2001, the Company's Board of Directors approved the terms of the Forbearance Agreement, including the grant of the option to Finova to purchase Paaco, and recommended the approval of the sale of Paaco to the Company's shareholders. Under Section 607.0704 of the Florida Act, any action required or permitted by the Florida Act to be taken at an annual or special meeting of shareholders of a Florida corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Notice of the written consent must be given to those shareholders who have not consented in writing within ten (10) days of obtaining the authorization. As of the Record Date, the Company had issued and outstanding 9,762,270 shares of common stock, with each share entitled to one vote. The consent of the holders of a majority of all of the Company's outstanding common stock is necessary to authorize the sale of Paaco. On January 4, 2002, Crown, who is the owner of record of 6,857,907 shares of Smart Choice common stock (approximately 70%), executed and delivered to the Company its written consent approving the sale of Paaco. Accordingly, no vote or further action of the shareholders of the Company is required.

         The Company is required, in accordance with Rule 14c-2 of the Exchange Act, to mail this Information Statement to shareholders of the Company no later than twenty (20) days prior to the date the sale of Paaco will become effective. The Company anticipates that the sale of Paaco will become effective as soon as practicable upon the exercise of the Paaco option, but no sooner than twenty (20) days after the mailing of this Information Statement (the "Effective Date"). This Information Statement is first being mailed to shareholders on or about January 8, 2002. This Information Statement will also constitute notice to the shareholders of the approval of the sale by less than unanimous written consent as required by Section 607.0704 of the Florida Act.


         The executive offices of the Company are located at 1555 Semoran Boulevard, Winter Park, Florida 32792, and its telephone number is (407) 671-1200. This Information Statement is furnished for informational purposes only.

                               TABLE OF CONTENTS



                                                                                                             PAGE
                                                                                                             ----

Forward-Looking Statements.....................................................................................4

Summary Term Sheet for Proposed Transaction....................................................................5

Parties to the Transaction.....................................................................................6

Security Ownership of Certain Beneficial Owners and Management.................................................8

Business of Smart Choice.......................................................................................9

Background of the Transaction.................................................................................13

Material Terms of the Transaction.............................................................................13

Factors Considered by the Board...............................................................................16

Risks of the Proposed Transaction.............................................................................17

Required Approvals............................................................................................17

Selected Financial Data.......................................................................................18

Pro Forma Financial Information...............................................................................19

Federal Income Tax Considerations.............................................................................23

Dissenter's Rights  ..........................................................................................23

Where You Can Find More Information...........................................................................25

APPENDIX A - Sections of the Florida Business Corporation Act Regarding Dissenter's Rights...................A-1

APPENDIX B - Annual Report on Form 10-K for the year ended April 30, 2001....................................B-1

APPENDIX C - Quarterly Report on Form 10-Q for the quarter ended October 31, 2001............................C-1

                           FORWARD-LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this Information Statement contains, and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company or its management) contain or will contain, forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. The words "believe," "expect," "anticipate," "estimate," "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company's future financial condition and results. As a consequence, actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company as a result of various factors. Uncertainties and risks related to such forward-looking statements include, but are not limited to, those relating to the future operations of the Company's businesses, if any, and other risks described in this Information Statement. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

                  SUMMARY TERM SHEET FOR PROPOSED TRANSACTION


         This summary contains selected information from this Information Statement and may not contain all of the information that is important to you regarding the transactions contemplated by the Forbearance Agreement, including the sale of Paaco. To understand the transaction fully, you should read this Information Statement completely. The Forbearance Agreement constitutes the legal document that governs this transaction. For a more complete description of the terms of the Forbearance Agreement and the details of the transaction with Finova, please see "Material Terms of the Transaction."

         - Under the terms of the credit facility with Finova, material events of default exist with respect to certain of Smart Choice's Florida-based subsidiaries. As a result of such default, Finova would be permitted to exercise its remedies against the collateral of the Company's Florida-based subsidiaries as well as the collateral securing Paaco's credit facility with Finova, which would effectively shut down the operations of Smart Choice's subsidiaries as they would have no other source of operating cash. Smart Choice is a guarantor of its subsidiaries' indebtedness to Finova.

         - The fair market value of all of the assets which secure the obligations of the Florida Finance Borrowers to Finova is substantially less than the amount owed to Finova by the Florida Finance Borrowers.

         - Pursuant to the Forbearance Agreement, Finova agreed to forbear in the commencement of any collection proceedings and in the exercise of any repossession rights for a period of 60 days, except that Finova was permitted to commence the exercise of its rights to collect receivables owned by the Florida Finance Borrowers, which include the following subsidiaries: Florida Finance Group, Inc., Liberty Finance Company, Smart Choice Receivables Holding Company, and First Choice Auto Finance, Inc. A public foreclosure sale occurred on November 9, 2001, and the assets were purchased by Finova for $55 million.


         - Also pursuant to the Forbearance Agreement, the Company granted an option to Finova to purchase all of the Company's ownership interest in Paaco at a price equal to the remaining deficiency on the obligations of the Florida Finance Borrowers after the public foreclosure sale (the "Paaco Option"). On December 12, 2001, Finova exercised the Paaco Option, subject to the completion of its due diligence investigation.


         - The Company also granted an option to Finova to purchase all of the Company's remaining authorized but unissued and unreserved common stock (approximately 39,000,000 shares) at a price of $0.30 per share (the "Smart Choice Option"). As a result of the exercise of the Paaco Option, the Smart Choice Option has been suspended and will terminate upon the closing of the sale of Paaco.

         - The sale of Paaco must be approved by the affirmative vote of a majority of all of the Company's outstanding shares. Because Crown owns approximately 70% of the Company's outstanding shares of common stock and has consented to the sale of Paaco, the transaction has been approved and no further shareholder approval is required.

         - Finova has been the primary lender to certain of Smart Choice's subsidiaries since 1994. Finova Mezzanine Capital, Inc., an affiliate of Finova Capital Corporation, has been the owner of approximately 12% of the Company's common stock since 1999.

         - Smart Choice will obtain an appraisal from a qualified independent professional firm for the purpose of confirming that the value of Paaco is not greater than the amount of the Deficiency.

         - Following the sale of Paaco to Finova, Smart Choice intends to sell its remaining assets in an effort to realize the maximum value for these assets and repay its obligations to its unsecured creditors to the extent possible.

         - Following these transactions, Smart Choice presently expects to continue to be a reporting company under the Securities Exchange Act of 1934. Smart Choice can make no assurances that its stock will remain listed on the OTC Bulletin Board or that there will continue to be a market for its common stock.

         COMPLETION OF THIS TRANSACTION WILL NOT AFFECT YOUR SMART CHOICE COMMON STOCK AND YOU WILL CONTINUE TO BE A SHAREHOLDER OF SMART CHOICE AFTER THIS TRANSACTION. YOU ARE NOT BEING ASKED TO EXCHANGE YOUR SMART CHOICE COMMON STOCK FOR ANY OTHER SHARES OR FOR CASH OR OTHER PROPERTY.

                           PARTIES TO THE TRANSACTION


SMART CHOICE AUTOMOTIVE GROUP, INC.
1555 SEMORAN BOULEVARD
WINTER PARK, FLORIDA 32792
ATTENTION:  JAMES EDWARD ERNST
PHONE NUMBER:  (407) 671-1200

         Smart Choice is in the business of selling and financing used automobiles and trucks principally to consumers with limited or damaged credit histories. Prior to entering into the Forbearance Agreement, the Company operated 25 dealerships located in major markets in Texas and Florida. The Company presently operates 12 lots in Texas under the "Paaco" name and previously operated 13 lots in Florida under the "First Choice" name. After the public foreclosure sale on November 9, 2001, the Company is in the process of winding down its Florida operations. Paaco continues to operate as a subsidiary of Smart Choice, subject to the transfer of control which will occur upon the sale of Paaco. For further information regarding the business of Smart Choice, please see "Business of Smart Choice."

         Effective December 1, 1999, Smart Choice acquired all of the ownership interest of Paaco Automotive Group, L.P. and Premium Auto Acceptance Corporation (collectively, "Paaco"). As a result of the acquisition, Crown Group, Inc., the majority shareholder of Paaco ("Crown"), became the controlling shareholder of Smart Choice.

         Paaco began operations in 1992 as an automobile auction concern in Arlington, Texas. In 1993, Paaco began its "Buy Here-Pay Here" operation, selling and financing used vehicles to credit-impaired borrowers. Smart Choice began operations in 1997 through the acquisition and consolidation of five "Buy Here-Pay Here" businesses.

         The Company participates in the sub-prime segment of the independent used car sales and finance market. This segment is serviced primarily by Buy Here-Pay Here dealerships, which are typically small, independent used car dealerships that sell and finance the sale of used cars to sub-prime borrowers. Buy Here-Pay Here dealers typically offer their customers certain advantages over more traditional financing sources, such as:

         (i)      broader and more flexible underwriting guidelines;

         (ii) flexible payment terms (including prorating customer payments due within one month into several smaller payments and scheduling payments to coincide with a customer's pay days); and

         (iii) the ability to make payments in person, which is an important feature to many credit-impaired borrowers who may not have checking accounts or are otherwise unable to make payments by the due date through the mail.

FINOVA CAPITAL CORPORATION
4800 NORTH SCOTTSDALE BOULEVARD
SCOTTSDALE, ARIZONA 85251
ATTENTION: RICHARD LIEBERMAN
PHONE NUMBER: (480) 636-4800

         Finova Capital Corporation has been the primary lender to certain of Smart Choice's subsidiaries since 1994. Finova Mezzanine Capital, Inc., an affiliate of Finova Capital Corporation, is the owner of 1,171,722 shares of Smart Choice common stock or approximately 12.0% of the outstanding shares of Smart Choice common stock. Finova Capital Corporation is engaged in the business of providing commercial finance and capital to mid-size businesses in the United States and abroad. Finova Capital Corporation and Finova Mezzanine Capital, Inc. are collectively referred to as "Finova." On June 22, 1998, Finova originally acquired 100 shares of Smart Choice's Series D Convertible Preferred Stock (the "Series D Stock") in connection with a loan transaction from Finova to Smart Choice. Effective December 1, 1999, Finova and Smart Choice entered into agreements whereby the Series D Stock was exchanged for shares of Smart Choice common stock and certain indebtedness owed by Smart Choice to Finova was exchanged for additional shares of Smart Choice common stock. The purpose of the December 1999 transaction was to facilitate the reorganization of Smart Choice and the concurrent investment by Crown in Smart Choice. There is no affiliation between Crown and Finova. For further information regarding Finova and its relationship with Smart Choice, see "Background of the Transaction."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of November 12, 2001, with respect to the ownership of Smart Choice's outstanding common stock by (i) all persons known to Smart Choice to own beneficially more than five percent of the issued and outstanding shares of Smart Choice common stock, (ii) each director and executive officer of Smart Choice, and (iii) all directors and executive officers as a group. Unless otherwise indicated, each shareholder possesses sole voting and investment power with respect to the shares owned by the shareholder.


                                                                     Shares
                                                                  Beneficially           Percentage of
Beneficial Owner                                                    Owned(1)               Class(2)
----------------                                                  ------------           -------------

Crown Group, Inc........................................          6,955,407(3)              70.5%
Finova Mezzanine Capital, Inc. .........................          1,171,722(4)              12.0%
Edward R. McMurphy......................................                 --                   --
J. Edward Ernst.........................................             50,000(5)                 *
Robert J. Abrahams......................................             25,347(6)                 *
T. J. Falgout, III......................................                 --                   --
Larry W. Lange..........................................            372,794(7)               3.8%
Ronald W. Anderson......................................             25,634(8)                 *
All directors and executive
    officers as a group (6 persons).....................            473,775(9)               4.8%

---------

*        Less than 1%

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security if the person has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within 60 days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.
(2) In calculating the percentage ownership for a given shareholder or group of shareholders, the number of shares of the class of stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such shareholder or group of shareholders, but such unissued shares are not deemed outstanding in calculating the percentage ownership for other shareholders.
(3) Includes 97,500 shares of common stock subject to presently exercisable warrants. The business address of Crown Group is 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038.
(4) Finova's address is 500 Church Street, Suite 200, Nashville, Tennessee 37219. On November 23, 2001, Finova Capital Corporation, an affiliate of Finova Mezzanine Capital, Inc., filed a Schedule 13D reporting that it beneficially owned 44,857,909 shares of Smart Choice common stock, or approximately 93.9% of the outstanding shares. This number was determined on the basis that Finova Capital Corporation holds an option to purchase 38,000,000 shares of Smart Choice's common stock and an option to purchase 6,857,909 shares of Smart Choice common stock from Crown Group, Inc. As a result of the exercise of the Paaco Option, the Smart Choice Option has been suspended and will terminate upon the closing of the sale of Paaco. Finova does not presently intend to exercise its option with respect to shares owned by Crown Group, Inc. The information with respect to Finova Capital Corporation is based on the Schedule 13D filed by Finova Capital Corporation on November 23, 2001. Smart Choice makes no representation as to the accuracy or completeness of the information reported.
(5)      Represents 50,000 shares subject to presently exercisable options.
(6)      Includes 14,320 shares subject to presently exercisable options.
(7)      Includes 25,000 shares subject to presently exercisable options.
(8)      Includes 25,134 shares subject to presently exercisable options.
(9)      Includes 114,454 shares subject to presently exercisable options.

                            BUSINESS OF SMART CHOICE


GENERAL AND HISTORY

         Smart Choice operates "Buy Here-Pay Here" car dealerships in the United States. Prior to entering into the Forbearance Agreement, the Company operated 25 dealerships located in major markets in Texas and Florida. The Company focuses exclusively on selling and financing quality used vehicles to credit-impaired customers. The Company presently operates 12 lots in Texas under the "Paaco" name and previously operated 13 lots in Florida under the "First Choice" name.

         Effective December 1, 1999, Smart Choice acquired all of the outstanding stock of Paaco. As a result of the acquisition, Crown Group, Inc., the majority shareholder of Paaco, became the controlling shareholder of Smart Choice. For financial reporting purposes, Paaco is deemed to be the acquiring entity and the acquisition has been reflected as a recapitalization of Paaco.

         Paaco began operations in 1992 as an automobile auction concern in Arlington, Texas. In 1993, Paaco began its "Buy Here-Pay Here" operation, selling and financing used vehicles to credit-impaired borrowers. Smart Choice began operations in 1997 through the acquisition and consolidation of five "Buy Here-Pay Here" businesses. As a result of the foreclosure sale on November 9, 2001, Smart Choice sold the collateral securing the obligations of the Florida Finance Borrowers, which consisted primarily of receivables and inventory, to Finova for $55 million. Smart Choice is in the process of winding down its Florida operations. Paaco continues to operate as a subsidiary of Smart Choice, subject to the transfer of control which may occur if Finova exercises the Paaco Option.

USED CAR DEALERSHIPS

         The Company currently owns and operates 12 dealerships under the Paaco name in Texas. Paaco dealerships are divided into two regions - the Dallas/Fort Worth and Houston metropolitan areas. Paaco dealerships presently maintain an average inventory of approximately 55 vehicles per dealership, featuring a wide variety of makes and models (with ages generally ranging from two to six years) and a range of sale prices.

         The Company's inventory of used vehicles is primarily acquired through auto auctions. All vehicles are subjected to a detailed inspection, and vehicles purchased by Paaco are reconditioned at its reconditioning facility in Grand Prairie, Texas. If a vehicle is not sold in a timely manner, it is moved to another dealership or sold at auction.

         Paaco provides a 6-month/6,000 mile service contract with the purchase of a vehicle. Paaco customers can have their vehicles repaired at any of the Paaco service centers in Texas.

         SALES. Paaco continually seeks to develop and retain qualified sales personnel. The salespersons' sole responsibility is the sale of cars, and, therefore, they do not participate in the ultimate financing decision. The Company's dealerships are typically staffed with a manager, up to six sales personnel and others which may include clerical workers, collectors, mechanics and a porter. The lots are generally operated six days per week between the hours of 10:00 a.m. and 8:00 p.m., and each lot typically maintains an inventory of 35 to 120 vehicles. On a regular basis, Company sales personnel attend training classes where each phase of the sales process is rehearsed. Additionally, salespersons are paid principally on a commission basis, and all salespersons at Paaco speak fluent Spanish.

         RECONDITIONING. Paaco reconditions almost every vehicle it purchases at its 101,000 square foot centralized reconditioning center in Grand Prairie, Texas. In addition to inspecting, repairing and preparing acquired vehicles for sale, this facility is used to perform service work on vehicles for customers pursuant to service contracts.

         MARKETING AND ADVERTISING. The Company has historically used marketing programs designed to attract credit-impaired customers, reward those customers who pay on time, develop customer loyalty and increase referral and repeat business. The Company has created value-added programs for its customers which include providing quality cars through a comprehensive inspection and refurbishment program, a service contract on vehicles sold at its dealerships, rapid loan application processing and pre-qualification over the telephone by calling a toll-free number.

FINANCING CUSTOMERS WITH IMPAIRED CREDIT

         The Company offers financing to its customers who purchase used cars at its dealerships. The Company does not have any loans from persons who did not purchase a vehicle at one of its dealerships and has a policy not to acquire third party originated finance contracts. The Company's dealerships provide financing only for its own customers, thereby relying on its own underwriting standards and not on those of third parties. Sales and financing are combined functions performed by a centralized buy room. Experienced financing and sales personnel make credit and deal structure decisions. Payment terms are somewhat flexible and are generally set such that payment due dates coincide with the customer's payday. The Company markets to credit-impaired customers with "C" or "D" credit profiles. A "C" rated consumer may have an inconsistent employment record or unresolved problems with credit in the past. A "D" rated consumer usually has an unfavorable employment history and other credit problems, such as personal bankruptcy. These customers are generally not able to finance a used car purchase from a traditional finance subsidiary or bank.

         BUY ROOM EVALUATION PROCEDURES. The Company applies consistent underwriting standards in structuring its used car sales and loans. The most important criteria used in evaluating a transaction are the applicant's creditworthiness, the collateral value of the car, employment and residence histories, income information, personal references, income and expense information and credit bureau reports.

         CONTRACT SERVICING. The Company services its finance contracts through the use of servicing procedures which have been designed to minimize credit losses. These include: (i) maintaining a "zero tolerance" policy for all non-payments; (ii) monitoring loans and related collateral; (iii) accounting for and posting all payments received; (iv) responding to borrowers' inquiries;
(v) taking all necessary action to perfect and maintain the security interest granted in the financed automobile; (vi) investigating delinquencies and communicating with borrowers to obtain timely payments; (vii) pursuing deficiencies on loans; and (viii) when necessary, repossessing the financed automobile.

         ZERO TOLERANCE COLLECTION POLICY. The Company is strict in its collection policies, believing that by acting promptly and working with customers, loss exposure is minimized. Collection efforts begin on the day the car is sold. The Company's policy is to permit the customer to keep the automobile only so long as payments are made.

         REPOSSESSIONS. The process of repossession begins immediately upon payment delinquency. Once standardized collection procedures have been implemented and it is determined that a cure of the loan default is unlikely, the vehicle is repossessed. Repossessions are usually handled by licensed, bonded and insured repossession firms. The Company re-markets approximately 70% of its repossessions through its dealerships, rather than through auctions (where cars are generally sold at lower prices).

COMPETITION

         The Company competes principally with other independent Buy Here-Pay Here dealers, and to a lesser degree with:

         - the used vehicle retailing operation of franchised automobile dealerships,

         -        independent used vehicle dealers, and

         - individual consumers who sell used vehicles in private transactions.

         Management believes the principal competitive factors in the sub-prime market include:

         -        the availability of financing to credit-impaired borrowers,

         -        the breadth and quality of vehicle selection,

         -        the availability of popular vehicles,

         -        pricing,

         -        the convenience of a dealership's location,

         -        customer service, and

         - in the case of Paaco, the ability to communicate in Spanish with its Spanish speaking customers.

REGULATION AND LICENSING

         The Company's operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations pertaining to the sale and financing of vehicles. These laws include the Truth In Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act of 1970. Among other things, these laws require that the Company obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts it originates, make specified disclosures to customers, limit its right to repossess and sell collateral, and prohibit discrimination against customers on the basis of certain characteristics including age, race and gender.

         In many cases, the Company charges fixed interest rates in excess of traditional finance companies on the contracts originated at its dealerships. The state in which the Company operates impose limits on interest rates it can charge on its loans, generally based on the age of the vehicle. Management believes that the Company is in substantial compliance with all applicable federal, state, and local laws and regulations. However, if the Company does not remain in compliance with such laws, this failure could have a material adverse effect on its operations. In addition, the adoption of additional laws, changes in the interpretation of existing laws, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company.

BUSINESS OF SMART CHOICE FOLLOWING THE SALE OF PAACO

         Smart Choice will not receive any cash payment upon consummation of the sale of Paaco to Finova. After the sale of Paaco to Finova, Smart Choice will have no ongoing operating business, but will continue to own assets consisting primarily of fixed assets, including improved and unimproved real estate in Titusville, Florida, equipment, and certain other non-operating assets. Smart Choice intends to sell its remaining assets in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.

         Management estimates that the net realizable value of Smart Choice's remaining assets will be less than Smart Choice's unsecured liabilities and therefore a liquidation of those remaining assets would not result in any distribution to Smart Choice's shareholders. Following the transaction, Smart Choice expects to continue to be a reporting company under the Securities Exchange Act of 1934. Smart Choice can make no assurances, however, that its stock will remain listed on the OTC Bulletin Board or that there will continue to be a market for its common stock.

         COMPLETION OF THIS TRANSACTION WILL NOT AFFECT THE OUTSTANDING SHARES OF SMART CHOICE COMMON STOCK. SHAREHOLDERS ARE NOT BEING ASKED TO EXCHANGE THEIR SMART CHOICE SHARES FOR ANY OTHER SHARES OR FOR CASH OR OTHER PROPERTY. ALL OUTSTANDING STOCK OPTIONS AND WARRANTS OF SMART CHOICE, INCLUDING THOSE HELD BY DIRECTORS, OFFICERS AND EMPLOYEES, WILL REMAIN OUTSTANDING FOLLOWING COMPLETION OF THE TRANSACTION.

                         BACKGROUND OF THE TRANSACTION



         Prior to November 9, 2001, the Florida Finance Borrowers had a $98 million revolving credit facility with Finova, of which $88.4 million was outstanding as of October 31, 2001. Since December 2000, the Florida Finance Borrowers have been over-advanced on the credit facility, which constitutes an event of default under the facility. As of April 30, 2001, the Florida Finance Borrowers were over-advanced by $6.2 million. In July 2001, pursuant to the terms of their credit facility, the advance rate on eligible finance receivables declined from 85% to 77%, increasing their over-advance to $18.5 million. As of September 30, 2001, the over-advance had increased to approximately $25 million. The Florida Finance Borrowers were not able to pay the over-advance and as a result of the event of default, no additional advances were available under the credit facility. On November 8, 2001, Smart Choice entered into the Forbearance Agreement with Finova. On November 9, 2001, Finova purchased all of the collateral securing the obligations of the Florida Finance Borrowers, which consisted primarily of receivables and inventory, through a public foreclosure sale for $55 million. Smart Choice is presently in the process of winding down its Florida operations and transitioning the control of the collection of its finance receivables to Finova. On December
12, 2001, Finova exercised its option to purchase Paaco subject to the completion of its due diligence investigation.


         Since January 2001 Smart Choice engaged in discussions with Finova with regard to possible solutions to the over-advanced position. Several alternatives were considered, including:

         - a restructuring of the Smart Choice credit facility which would bring Smart Choice back into compliance;

         - a sale of substantially all of Smart Choice's assets with the proceeds being used to pay down a portion of its credit facility, and the unpaid portion being absorbed by Finova (forgiveness of debt) and Paaco as the parties may negotiate;

         - the sale of Paaco with the proceeds being used to pay down the credit facility and the unpaid portion being absorbed by Finova (forgiveness of debt);

         - an agreement among Smart Choice, Paaco and Finova whereby substantially all of the assets and liabilities of Smart Choice are liquidated with the proceeds being used to pay down a portion of Smart Choice's credit facility, and the unpaid portion being absorbed by Finova (forgiveness of debt) and Paaco as the parties may negotiate; or

         - Finova's exercise of its rights under the credit facility and acceleration of the maturity of the loan seeking to liquidate or sell the collateral, which action may have prompted Smart Choice to file a petition under federal bankruptcy laws.

         After evaluating all of its options and extensive negotiations with Finova, the Board of Directors concluded that the terms of the Forbearance Agreement were in the best interests of Smart Choice and its constituents, including its unsecured creditors and shareholders, primarily on the basis that the transactions contemplated by the Forbearance Agreement would potentially result in more assets being available for sale to pay unsecured creditors than if Smart Choice were to file for bankruptcy. For a more detailed discussion of the terms of the Forbearance Agreement, see "Material Terms of the Transaction."

                       MATERIAL TERMS OF THE TRANSACTION

GENERAL

         On November 8, 2001 Smart Choice, along with the Florida Finance Borrowers and the Paaco Borrowers, entered into a Forbearance Agreement with Finova. Under a loan and security agreement with Finova, the Florida Finance Borrowers were indebted to Finova in the amount of approximately

$88.4 million as of October 31, 2001 (the "Florida Finance Loan Agreement"). Further, pursuant to a separate loan and security agreement, the Paaco Borrowers were indebted to Finova in the amount of approximately $59 million as of October 31, 2001 (the "Paaco Loan Agreement"). Pursuant to a guaranty executed by Smart Choice dated as of November 18, 1999, Smart Choice, which is the sole shareholder of the Florida Finance Borrowers and owner of all of the equity interests of the Paaco Borrowers, has guaranteed the payment and performance of (i) all debts and obligations of the Florida Finance Borrowers arising under the Florida Finance Loan Agreement, and (ii) all debts and obligations of the Paaco Borrowers arising under the Paaco Loan Agreement.

         Under the Florida Finance Loan Agreement, Finova has a first priority perfected security interest in the collateral described in the Florida Finance Loan Agreement to secure its obligations under the loan agreement. Pursuant to the Paaco Loan Agreement, Finova has a first priority perfected security interest in the collateral described in the Paaco Loan Agreement to secure its obligations under that loan agreement. Material events of default exist under the Florida Finance Loan Agreement and as a result, Finova was entitled to exercise its remedies against the collateral under both the Florida Finance Loan Agreement and the Paaco Loan Agreement, including but not limited to, the recovery of all cash proceeds of pledged chattel paper and other financial instruments. If Finova had exercised its rights under the loan agreements, it would have effectively shut down the operations of the Florida Finance Borrowers and the Paaco Borrowers as they would have no other source of operating cash. The foreclosure sale conducted on November 9, 2001 has shut down the operations of the Florida Finance Borrowers, but the Paaco Borrowers continue to operate. The fair market value of the collateral securing the obligations of the Florida Finance Borrowers is substantially less than the amount of the obligations owed under the Florida Finance Loan Agreement. In addition, the fair market value of the collateral securing the obligations of the Florida Finance Borrowers and the Paaco Borrowers together is less than the aggregate amounts owed under both the Florida Finance Loan Agreement and the Paaco Loan Agreement. Finova has agreed to conditionally forbear in its exercise of remedies subject to the terms and conditions set forth in the Forbearance Agreement.

FINOVA'S CONDITIONAL AGREEMENT OF FORBEARANCE


         Except for the foreclosure sale which occurred on November 9, 2001, Finova has agreed to forbear in the commencement of any collection proceedings under the loan documents and in the exercise of any repossession rights, collection rights or other remedies against its collateral during the forbearance period which commenced on the date of the Forbearance Agreement and will terminate sixty (60) days after such date, unless extended (the "Forbearance Period"). Upon the expiration of the Forbearance Period or the termination of the Forbearance Agreement, Finova will be entitled to exercise all remedies to the fullest extent permitted under the loan agreements and applicable law, without hindrance or delay and without further notice to Smart Choice. During the Forbearance Period, the Paaco Borrowers must timely pay the regular payments to Finova in the amount that would otherwise become due under the Paaco Loan Agreement if the obligations under that agreement had not been accelerated.


LIQUIDATION OF FLORIDA FINANCE COLLATERAL

         The Florida Finance Borrowers have been losing money on their operations for all of 2001 and their continued operation has eroded the value of the collateral under the Florida Finance Loan Agreement. The Company analyzed the business issues faced by the Florida Finance Borrowers and determined that the likelihood of being able to rehabilitate or reorganize the Florida Finance Borrowers into profitable enterprises was minimal.

         Effective November 9, 2001, Finova commenced the exercise of its rights to collect and enforce account receivables owned by the Florida Finance Borrowers and to repossess collateral under the Florida Finance Loan Agreement. The Florida Finance Borrowers have agreed to assist Finova in making this transition by providing reports, information, access to personnel and other reasonable assistance. The Florida Finance Borrowers also immediately began winding down their operations as a result of the disposition of all collateral under the Florida Finance Loan Agreement at a public foreclosure sale which was held on November 9, 2001. Until the completion to Finova's satisfaction of the transition of control of the collateral under the Florida Finance Loan Agreement, Smart Choice agreed not to commence or encourage, and to take all reasonable measures to prevent, the filing of any petition under the Bankruptcy Code. Thereafter, should it become necessary to an orderly completion of the liquidation of the assets of the Florida Finance Borrowers, any obligor under the loan agreements may sponsor or encourage such a filing, provided that in any such proceeding no obligor shall challenge or encourage the challenge of the validity or amount of the obligations owed to Finova, Finova's right to retain any payments on collection or collections received, or the attachment, perfection or priority of any security interest securing its obligations.

         Finova has agreed that during the Forbearance Period, proceeds of receipts and collections of receivables held by the Florida Finance Borrowers and the proceeds of inventory sales undertaken in the usual manner by the Florida Finance Borrowers may be used by the Florida Finance Borrowers in accordance with a budget agreed upon by the parties for the purposes of:

         - paying the usual payroll wages and taxes, including payment upon termination for any accrued vacation time, with respect to employees of Smart Choice and the Florida Finance Borrowers;

         - paying lessors and vendors for current accruals of liabilities to the extent that the continued service of such lessors and vendors are necessary to the orderly winding up of the affairs of the Florida Finance Borrowers;

         - arranging the due termination of all employee benefit plans as they affect employees of the Florida Finance Borrowers; and

         - for otherwise paying such reasonable and necessary expenses of winding down the operations of the Florida Finance Borrowers as Finova may approve in writing in its sole discretion.

         The actual control of the bank accounts containing proceeds of the Florida Finance Borrowers collateral has been transferred to Finova and Finova will release to the Florida Finance Borrowers funds to the extent that they are needed for the payment of expenses outlined above in accordance with an agreed upon budget. The management of the Florida Finance Borrowers will continue to be the responsibility of the Florida Finance Borrowers' directors and officers and Finova has not undertaken any right to control or interfere with the operations of the Florida Finance Borrowers.

OPTION FOR PURCHASE OF PAACO


         Smart Choice has granted Finova an option to purchase all of its ownership interest in the Paaco Borrowers at a price equal to the Deficiency. On December 12, 2001, Finova exercised its option to purchase Paaco, subject to the successful completion of its due diligence investigation. The sale of Paaco is expected to close in January 2002. Smart Choice's obligation to perform under the Paaco Option is subject to obtaining shareholder approval for the sale (which approval has been obtained) and an independent appraisal from a qualified firm confirming that the value of the Paaco Borrowers is not greater than the amount of the Deficiency. The full satisfaction of the Deficiency by the exercise of the Paaco Option will be effective for the benefit of all of the obligors, which includes the Company and its subsidiaries, whether liable as guarantor or co-borrower. The management of the Paaco Borrowers will continue to be the responsibility of their directors and officers and Finova has not undertaken any right to control or to interfere with the operation of the Paaco Borrowers.

OPTION FOR PURCHASE OF SMART CHOICE COMMON STOCK

         Smart Choice has also granted Finova an option to purchase up to all of Smart Choice's remaining authorized but unissued and unreserved common stock at the price of $0.30 per share (approximately 39 million shares), to be paid through the forgiveness of the obligations under the Florida Finance Loan Agreement, which forgiveness will be effective for the benefit of Smart Choice as the guarantor of the obligations under the Florida Finance Loan Agreement (the "Smart Choice Option"). The Smart Choice Option may be exercised in whole or in part until the earlier of the closing of the sale of Paaco or March 8, 2002. AS A RESULT OF THE EXERCISE OF THE PAACO OPTION, THE SMART CHOICE OPTION HAS BEEN SUSPENDED AND WILL TERMINATE UPON THE CLOSING OF THE SALE OF PAACO.

OPERATION OF THE PAACO BORROWERS

         Until the termination of the Forbearance Agreement or the purchase by Finova of Paaco, the Paaco Borrowers must operate in the ordinary course of business. The Paaco Borrowers have agreed not to pay any additional amounts with respect to debt owed to Crown Group, Inc. unless such payments are made in accordance with the subordination agreement approved by Finova.

BANKRUPTCY

         In the event that any property or portion thereof or any interest therein becomes property of any bankruptcy estate or subject to any state or federal insolvency proceeding, then Finova will become entitled to seek an order from the Bankruptcy Court to permit Finova to pursue its rights and remedies against any obligor.

UNCONDITIONAL RELEASE OF ALL CLAIMS AND DEFENSES

         Under the terms of the Forbearance Agreement, the Company and its subsidiaries have released and forever discharged Finova of and from any and all claims that any of them may have against Finova. The Company and its subsidiaries have further agreed to refrain and forbear from commencing any lawsuit, action or other proceeding to collect or enforce any such released claim and to indemnify, defend and hold harmless Finova against any and all loss, liability, claim or expense that any of them might incur as a result of any breach by any borrowing party or the assertion of any claim or defense by any borrowing party.

                        FACTORS CONSIDERED BY THE BOARD


         In reaching its decision to approve the transactions with Finova and to recommend that the Smart Choice shareholders approve the sale of Paaco, Smart Choice's Board of Directors consulted with:

         - management of Smart Choice regarding the business, financial condition and results of operations of Smart Choice's subsidiaries, and the terms of the Forbearance Agreement;

         - its legal counsel regarding the proposed terms of the Forbearance Agreement and the obligations of the Board of Directors in its consideration of the proposed transactions; and

         - its independent public accountants regarding the accounting and tax aspects of the proposed transactions.

         Smart Choice's Board of Directors considered various factors, including the following:

         - alternatives to the proposed transactions with Finova, including other sales of assets and a liquidation of Smart Choice;

         - the prospects for effecting such transactions in the current environment, both outside a bankruptcy proceeding and in a bankruptcy proceeding; the availability of debtor-in-possession financing adequate to sustain Smart Choice's operations in a bankruptcy proceeding; and the ability of Smart Choice to retain ownership and control of its principal assets in a bankruptcy proceeding;

         - the amount of debt of Smart Choice and the terms and conditions of the documents evidencing such debt, as well as the prospects of refinancing or otherwise repaying the debt;

         - the impact of a bankruptcy proceeding on the prospects of Smart Choice's shareholders and creditors to realize value for their interests in or claims against Smart Choice;

         - Smart Choice's prospects for further growth, given its small size, its limited access to capital markets, and the illiquid nature of the trading market of its common stock on the OTC Bulletin Board; and

         - whether the proposed transactions would provide some opportunity for realization of value on the sale of unencumbered assets.


                       RISKS OF THE PROPOSED TRANSACTION


         Smart Choice's Board of Directors also considered the potential adverse consequences of the transactions with Finova, which would likely have a material adverse effect on Smart Choice, such as the following:

         - Any potential benefits expected to result from the proposed transaction may not be realized, especially if Smart Choice is not able to maximize value from the sale of its remaining assets.

         - Smart Choice does not expect any payment to be made to its common shareholders upon consummation of the sale of Paaco to Finova, and Smart Choice believes that any payment in the future is unlikely, and, in a liquidation, would ultimately depend upon the proceeds received from the sale of its remaining assets. These proceeds would be available for distribution to shareholders only after the repayment of Smart Choice's obligations to unsecured creditors.

         - After consummation of the transactions under the Forbearance Agreement, Smart Choice will own assets consisting primarily of fixed non-operating assets. There can be no assurance that the remaining assets will have any substantial value or that Smart Choice will be able to achieve any value from the collection, sale or other disposition of those assets which will exceed the amount of Smart Choice's remaining obligations to creditors.

         Smart Choice's Board of Directors determined that, on balance, the positive attributes of the proposed transactions outweighed the potentially adverse consequences. Smart Choice's Board of Directors ultimately concluded that the transactions contemplated by the Forbearance Agreement would be in the best interests of Smart Choice and its constituents.

                               REQUIRED APPROVALS


         The approval of a majority of all of Smart Choice's outstanding common stock is required to approve the sale of Paaco to Finova. With the exception of the approvals required by Florida corporate law and compliance with federal securities laws, neither party must comply with any federal or other state regulatory requirements or obtain any other material approval in connection with the proposed transactions.

                            SELECTED FINANCIAL DATA



         The financial data set forth below was derived from the audited consolidated financial statements of the Company and should be read in conjunction with the consolidated financial statements and related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-K for the year ended April 30, 2001 and the Company's Quarterly Report on Form 10-Q for the three and six months ended October 31, 2001, both of which are included as appendices to this Information Statement. (In thousands, except per share amounts and other operating data.)



                                                                                                  Four
                                           Six Months                                            Months         Years Ended
                                        Ended October 31,          Years Ended April 30,          Ended        December 31,
                                      ---------------------   --------------------------------   April 30,  -------------------
                                        2001         2000       2001         2000       1999       1998       1997        1996
                                      ---------    --------   ---------    --------   --------   ---------  --------    -------

Statement of Operations Data:
   Revenues                           $  89,728    $112,739   $ 221,908    $130,564   $ 70,728    $19,666   $ 48,060    $28,857
   Net income (loss)                    (34,841)      2,235        (603)      3,111     (1,412)       585       (951)       621
   Earnings (loss) per share-diluted  $  ( 3.57)   $    .23   $    (.06)   $    .37   $(197.11)   $   .08   $(188.24)   $124.20
   Weighted average shares-diluted        9,762       9,794       9,791       8,386          7      7,355          5          5

Balance Sheet Data (at period end):
   Finance receivables, net           $ 122,440    $146,954   $ 149,656    $132,855   $ 47,757    $34,192   $ 27,381    $16,443
   Total assets                         150,222     195,449     189,900     178,966     60,374     42,770     33,404     20,723
   Revolving credit facilities          147,442     146,281     147,442     130,367     41,824     26,050     23,410     12,451
   Other borrowings                       8,340       9,973       9,985      10,773      4,939      6,395      6,846      4,562
   Stockholders' equity (deficit)       (19,349)     18,330      15,492      16,095      6,697      5,109       (117)       834

Other Operating Data:
   Number of vehicles sold                6,100       7,755      14,869       9,479      5,174      1,452      3,461      2,432
   Dealerships open at period end            24          25          22          24         10          9          8          4
   Per vehicle sold:
     Sales Price                      $  11,557    $ 12,055   $  12,320    $ 11,455   $ 11,954    $12,172   $ 12,458    $10,736
     Gross margin                         4,159       4,712       4,610       4,324      3,864      4,914      3,985      3,921
     Provision for credit loss            3,449       2,842       2,925       2,254      1,918        446      2,249      1,271
     Operating expense                    3,579       2,664       3,027       2,766      3,065      4,210      2,730      2,772
   Percentages:
     Gross margin as of % of sales         36.0%       39.1%       37.4%       37.7%      32.3%      40.4%      32.0%      36.5%
     Provision for credit loss as
       of a % of sales                     29.8%       23.6%       23.7%       19.7%      16.0%       3.7%      18.1%      11.8%
     Operating expense as a % of
       revenue                             24.3%       18.3%       20.3%       20.1%      22.4%      31.1%      19.7%      23.4%

                        PRO FORMA FINANCIAL INFORMATION

INTRODUCTION TO PRO FORMA FINANCIAL INFORMATION

         On November 8, 2001, Smart Choice Automotive Group, Inc. ("Smart Choice") and certain of its subsidiaries entered into a forbearance agreement with Finova Capital Corporation ("Finova"), the primary lender to Smart Choice's subsidiaries, that has resulted in the foreclosure of receivables and inventory of certain Florida-based subsidiaries of Smart Choice (the "Florida Finance Group"), and the probable sale of Smart Choice's wholly owned subsidiaries, Paaco Automotive Group, L.P. and Premium Auto Acceptance Corporation (collectively, "Paaco"), to Finova.

         Prior to November 9, 2001, the Florida Finance Group sold and financed used cars and trucks in Florida. Paaco sells and finances used cars and trucks in Texas. The Florida Finance Group had, and Paaco continues to have, a revolving credit facility with Finova. Prior to November 9, 2001, the Florida Finance Group was over-advanced on its revolving credit facility, which constituted an event of default under the facility, and as of September 30, 2001, was over-advanced by approximately $25 million.

         Pursuant to the forbearance agreement, on November 9, 2001, the collateral for the Florida Finance Group's credit facility with Finova, which consisted principally of receivables and inventory, was sold at a public foreclosure sale to Finova for $55 million. Prior to the foreclosure sale, the Florida Finance Group owed Finova $88.4 million. Thus, after applying the proceeds from the foreclosure sale, the Florida Finance Group owed Finova $33.4 million (the "Deficiency").


         Further, as part of the forbearance agreement, Smart Choice has granted Finova (i) an option to purchase Paaco (the "Paaco Option") for an amount equal to the Deficiency, subject to shareholder approval and an appraisal indicating the value of Paaco is not greater than the Deficiency, and (ii) an option to purchase up to 100% of Smart Choice's remaining shares of authorized but unissued common stock (approximately 39 million shares) (the "Smart Choice Stock Option") at a price of $0.30 per share. The Smart Choice Stock Option will terminate upon the closing of the sale of Paaco. On December 12, 2001, Finova exercised the Paaco Option, subject to the successful completion of its due diligence investigation. The Smart Choice Stock Option will expire on March 8, 2002 if not earlier terminated upon the closing of the sale of Paaco.



         As a result of the Finova agreement and the lack of other available capital, on November 9, 2001 the Florida Finance Group began to wind-down its operations. If the sale of Paaco is closed as expected, Smart Choice's remaining assets would consist of certain improved and unimproved real estate in Titusville, Florida, including a 35,000 square-foot office facility, and certain other current and fixed assets. Assuming the sale of Paaco, management presently anticipates that Smart Choice's remaining assets will likely be sold by Smart Choice in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.


PRO FORMA FINANCIAL INFORMATION


         The following Pro Forma Consolidated Condensed Balance Sheet of Smart Choice as of October 31, 2001 gives effect to (i) the sale of certain of the Florida Finance Group's receivables and inventory to Finova at a public foreclosure sale for $55 million and (ii) the expected sale of Paaco to Finova for the Deficiency pursuant to Finova's exercise of the Paaco Option.

         Pro Forma Consolidated Statements of Operations of Smart Choice for the year ended April 30, 2001 and the six months ended October 31, 2001 have not been presented because after (i) the sale of certain of the Florida Finance Group's receivables and inventory to Finova at a public foreclosure sale, and (ii) the sale of Paaco to Finova pursuant to Finova's exercise of the Paaco Option, Smart Choice essentially will have no ongoing operations and is not expected to generate any revenues. Following the sale of Paaco, management presently anticipates that Smart Choice's remaining assets will likely be sold by Smart Choice in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.

         The pro forma information is based on the historical financial statements of Smart Choice giving effect to the transactions and actions described above and in the accompanying Notes to Pro Forma Consolidated Condensed Balance Sheet and may not be indicative of the results that would have occurred had the transactions and actions taken place on the date indicated.

                      SMART CHOICE AUTOMOTIVE GROUP, INC.
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                   UNAUDITED
                               OCTOBER 31, 2001
                                 (IN THOUSANDS)




                                                                      Foreclosure
                                                                      of Certain
                                                                        Florida
                                                      Historical     Finance Group      Sale of            Pro Forma
                                                     Smart Choice       Assets(a)       Paaco(b)         Smart Choice
                                                     ------------    -------------      ---------        ------------

Assets:
    Cash and cash equivalents                         $   3,686                         $  (1,933)       $ 1,753
    Other receivables                                       564                              (128)           436
    Intercompany receivable (payable)                                  $  (6,782)           6,782
    Finance receivables, net                            122,440          (44,164)         (78,276)
    Inventory                                             9,899           (4,054)          (5,845)
    Prepaid and other assets                                770                              (372)           398
    Deferred tax assets, net                              3,374                            (3,374)
    Property and equipment, net                           9,489                            (5,986)         3,503
                                                      ---------        ---------        ---------        -------
                                                      $ 150,222        $ (55,000)       $ (89,132)       $ 6,090
                                                      =========        =========        =========        =======


Liabilities and stockholders' equity (deficit):
    Accounts payable and accrued
       liabilities                                    $   7,389                         $  (4,125)       $ 3,264
    Income taxes payable                                  1,140                            (1,140)
    Revolving credit facilities                         147,442        $ (55,000)         (92,442)
    Other borrowings                                      8,340                            (4,575)         3,765
    Deferred sales tax                                    4,806                            (4,806)
                                                      ---------        ---------        ---------        -------
        Total liabilities                               169,117          (55,000)        (107,088)         7,029
                                                      ---------        ---------        ---------        -------

    Contingent redemption value of put options              454                                              454

    Stockholders' equity (deficit)                      (19,349)                           17,956         (1,393)
                                                      ---------        ---------        ---------        -------

                                                      $ 150,222        $ (55,000)       $ (89,132)       $ 6,090
                                                      =========        =========        =========        =======




         The accompanying notes are an integral part of this pro forma consolidated condensed balance sheet.

                      SMART CHOICE AUTOMOTIVE GROUP, INC.
            NOTES TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET


a - Reflects the sale of the Florida Finance Group's finance receivables, inventory, and an intercompany receivable from Paaco at a public foreclosure auction where Finova purchased such assets for $55.0 million.

b - Reflects the sale of Paaco to Finova for an amount equal to the Deficiency ($33.4 million) on the Florida Finance Group's revolving credit facility with Finova.

                       FEDERAL INCOME TAX CONSIDERATIONS


         The following discussion is a summary of the material federal income tax consequences of the sale of Paaco. The discussion is based on the Internal Revenue Code of 1986, Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change, potentially with retroactive effect. This summary is provided for general information only and does not address all aspects of the possible federal income tax consequences of the proposed sale of Paaco and is not intended as tax advice to any person. In particular, this summary does not consider the federal income tax consequences to individual shareholders of Smart Choice in light of their individual investment circumstances or to shareholders subject to special treatment under the federal income tax laws. This summary does not address any consequence of the proposed sale of Paaco under any state, local or foreign tax laws.

         The transaction will have no tax consequences to the Smart Choice shareholders because Smart Choice is a C corporation. Therefore, Smart Choice's shareholders will not recognize any gain or loss as a result of the proposed transaction. The only tax consequences will be at the corporate level.

         If Smart Choice ultimately makes a non-liquidating distribution or a liquidating distribution to shareholders, the receipt of these distributions may have tax consequences to the shareholders.

         YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


                               DISSENTER'S RIGHTS


         Smart Choice is a Florida corporation. The following is a summary of the Florida statutes that set forth the procedures for dissenting from the proposed transaction, for demanding payment of the fair value of the shares held by the dissenter, and for determining the fair value of such shares. Smart Choice will not send any notice of any action necessary to maintain your dissenters' rights.

         IF YOU DESIRE TO EXERCISE YOUR STATUTORY RIGHTS AS A DISSENTER OR TO PRESERVE YOUR RIGHT TO DO SO, YOU SHOULD CAREFULLY REVIEW THIS SUMMARY AND THE DISSENTERS' RIGHTS STATUTES, COPIES OF WHICH ARE ATTACHED AS APPENDIX A TO THIS INFORMATION STATEMENT. FAILURE TO COMPLY WITH THE PROCEDURES IN THE DISSENTERS' RIGHTS STATUTES WILL RESULT IN THE LOSS OF YOUR DISSENTERS' RIGHTS.

         For Smart Choice, the sale of Paaco will provide Smart Choice with an opportunity to avoid having to file for bankruptcy protection. Although the proposed transactions with Finova will not result in any proceeds for Smart Choice common shareholders, the Smart Choice Board of Directors believes that the only other alternative for Smart Choice at this point would be to file for bankruptcy protection. A bankruptcy would not be expected to result in any assets remaining for sale and/or distribution to common shareholders. In the judgment of the Smart Choice Board of Directors, the proposed transactions with Finova will maximize the value of Smart Choice's assets. Smart Choice can make no assurance that the remaining assets of Smart Choice can be disposed of in a manner that might allow Smart Choice to satisfy its creditors and result in some value to Smart Choice's common shareholders in the future. It is very unlikely that shareholders will receive any distributions in the future.

         A shareholder that desires to exercise his or her rights as a dissenter must satisfy all of the following conditions. A shareholder who wishes to assert dissenters' rights must deliver to Smart Choice, within 20 days after the date on which Smart Choice delivers this written notice, a notice of such election to dissent, stating his or her name and address, the number of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder filing an election to dissent must deposit his or her stock certificates with Smart Choice simultaneously with filing the election. Any shareholder failing to timely file this election will be bound by the terms of the proposed transaction. An election may be withdrawn at any time before an offer is made by Smart Choice to pay for the dissenting shares. After an offer is made, an election may not be withdrawn unless Smart Choice consents.

         Within 10 days after the expiration of the period in which shareholders may file their election to dissent but in no case later than 90 days from the shareholders' approval of such proposed transaction, Smart Choice is required to make a written offer to each dissenting shareholder who has timely filed an election to pay the fair value of the dissenting shares. This offer must be accompanied by certain financial information regarding Smart Choice. Under the Florida dissenters' rights statutes, "fair value" means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. If Smart Choice's offer is accepted within 30 days after it is made, Smart Choice will pay for the dissenting shares within 90 days after the offer is made or the consummation of the proposed transaction, whichever is later. When this payment is made, the dissenting shareholder will no longer have any interest in the shares.

         If Smart Choice fails to make a written offer within the required time period or if Smart Choice makes an offer and the dissenting shareholder does not accept the offer within 30 days, Smart Choice must file an action in a court of competent jurisdiction, requesting that the fair value of the dissenting shares be determined. This action must be filed within 30 days after receipt of a written demand from any dissenting shareholder that is given within 60 days from the date of the corporate action. At its election, Smart Choice may file this action at any time within this 60-day period. If Smart Choice fails to file this action, any dissenting shareholder may do so in the name of Smart Choice.

         A shareholder may assert dissenters' rights as to fewer than all of the shares of common stock registered in his or her name.

                      WHERE YOU CAN FIND MORE INFORMATION


         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These reports, proxy statements and other information filed by the Company with the SEC may be inspected without charge at the public reference section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these materials may be obtained from the SEC's website at http://www.sec.gov.


                                    SMART CHOICE AUTOMOTIVE GROUP, INC.


Winter Park, Florida


January 8, 2002

                                   APPENDIX A

607.1301 DISSENTER'S RIGHTS; DEFINITIONS.--The following definitions apply to ss. 607.1302 and 607.1320:

         (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.--(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party:

         1.       If the shareholder is entitled to vote on the merger, or

         2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

         (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

         (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

         (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

         (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

         1. Altering or abolishing any preemptive rights attached to any of his or her shares;

         2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

         3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

         4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

         5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

         6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

         7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

         (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

         (2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

         (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

         (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

         (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.--(1)(a) If a proposed corporate action creating dissenters' rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

         1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

         2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

         (b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

         (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

         (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

         (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

         (a)      Such demand is withdrawn as provided in this section;

         (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

         (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

         (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

         (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

         (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

         (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

         (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

         (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and compliant and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

         (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

         (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

         (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                  APPENDIX B

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------


                                    FORM 10-K


[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

           For the fiscal year ended:             Commission file number:
               APRIL 30, 2001                       1-14082



                       SMART CHOICE AUTOMOTIVE GROUP, INC.
             (Exact name of registrant as specified in its charter)



          FLORIDA                                            59-1469577
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)



                    1555 SEMORAN BLVD., WINTER PARK, FLORIDA
                    (Address of principal executive offices)

                                      32792
                                   (Zip Code)

                                 (407) 671-1200
              (Registrant's telephone number, including area code)




Securities registered pursuant to
Section 12(b) of the Act:            None

Securities registered pursuant to
Section 12(g) of the Act:            Common Stock, par value $.01 par share
                                     Redeemable Common Stock Purchase Warrants

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  Yes   [X]      No  [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

As of August 8, 2001 the aggregate market value of the voting stock held by non-affiliates (all persons other than executive officers, directors and holder's of 5% or more of the Registrant's common stock) of the Registrant (1,373,320 shares) was $549,328.

As of August 8, 2001 there were 9,762,270 shares of the Registrant's common stock outstanding.


DOCUMENTS INCORPORATED BY REFERENCE:

Portions of the Registrant's definitive Proxy Statement for its Annual Meeting of Stockholders to be held in 2001 are incorporated by reference into Part III of this report, with the exception of information regarding executive officers required under Item 10 of Part III, which information is included in Part I,
Item 1.

                                     PART I

ITEM 1.  BUSINESS



FORWARD-LOOKING STATEMENTS

   The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this Annual Report on Form 10-K contains, and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company or its management) contain or will contain, forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words "believe," "expect," "anticipate," "estimate," "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company's future financial condition and results. As a consequence, actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company as a result of various factors. Uncertainties and risks related to such forward-looking statements include, but are not limited to, those relating to the development of the Company's businesses, continued availability of lines of credit for the Company's businesses, changes in interest rates, competition, dependence on existing management, economic conditions (particularly in the states of Texas and Florida), changes in tax laws or the administration of such laws and changes in lending laws or regulations. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.


GENERAL AND HISTORY

Smart Choice Automotive Group, Inc. ("Smart Choice") and collectively with all of its subsidiaries (the "Company") is one of the largest chains of "Buy Here-Pay Here" car dealerships in the United States. The Company operates 22 dealerships located in major markets in Texas and Florida. The Company focuses exclusively on selling and financing quality used vehicles to credit-impaired customers. The Company operates twelve lots in Texas under the "Paaco" name and ten lots in Florida under the "First Choice" name.

Effective December 1, 1999, Smart Choice acquired all of the outstanding stock of Paaco Automotive Group, Inc. and Premium Auto Acceptance Corporation (collectively, "Paaco"). As a result of the acquisition, the stockholders of Paaco, including its majority stockholder, Crown Group, Inc. ("Crown"), became the controlling stockholders of Smart Choice. For financial reporting purposes, Paaco is deemed to be the acquiring entity and the acquisition has been reflected as a recapitalization of Paaco. References to Smart Choice generally refer to Smart Choice Automotive Group, Inc. and its Florida based subsidiaries, including First Choice Auto Finance.

Paaco began operations in 1992 as an automobile auction concern in Arlington, Texas. In 1993, Paaco began its Buy Here-Pay Here operation, selling and financing used vehicles to credit-impaired borrowers. Smart Choice began operations in 1997 through the acquisition and consolidation of five Buy Here-Pay Here businesses.


INDUSTRY

USED CAR SALES

Used car retail sales typically occur through either independent used car dealerships or franchised new car dealerships that sell used cars. The market for used car sales in the United States is substantial and has steadily increased over the past five years. Management believes the factors that have led to growth in this industry include:

         (i) significant increases in new car prices, which have made new cars less affordable to the average consumer;

         (ii) the greater reliability and durability of used cars, resulting from the production of higher quality cars; and

         (iii) the increasing number of vehicles coming off lease programs in recent years.

Many industry analysts expect these trends to continue, leading to further expansion of the used car sales market. According to an October 2000 Bear Stearns research report, automotive retailing was the largest U.S. retail sector, generating approximately $710 billion in annual sales. Of these revenues, 51%, or roughly $360 billion, were estimated to come from used vehicle sales.

Both Paaco and Smart Choice participate in the sub-prime segment of the independent used car sales and finance market. This segment is serviced primarily by Buy Here-Pay Here dealerships, which are typically small, independent used car dealerships that sell and finance the sale of used cars to sub-prime borrowers. Buy Here-Pay Here dealers typically offer their customers certain advantages over more traditional financing sources, such as:

         (i)      broader and more flexible underwriting guidelines;

         (ii) flexible payment terms (including prorating customer payments due within one month into several smaller payments and scheduling payments to coincide with a customer's pay days); and

         (iii) the ability to make payments in person, which is an important feature to many credit-impaired borrowers who may not have checking accounts or are otherwise unable to make payments by the due date through the mail.

USED CAR FINANCING

The automobile financing industry is the third-largest consumer finance market in the country, behind mortgage and revolving credit card debt. Growth in automobile financing has been fueled by increasing prices of both new and used cars, which has forced more buyers to seek financing when purchasing a car. This industry is served by such traditional lending sources such as banks, savings and loans, and captive finance subsidiaries of automobile manufacturers, as well as by independent finance companies and Buy Here-Pay Here dealers. In general, the industry is categorized according to the type of car sold (new versus used) and the credit characteristics of the borrower.

Despite significant opportunities, many of the traditional lending sources do not consistently provide financing to the sub-prime consumer finance market. The Company believes that traditional lenders avoid this market because of its high credit risk and the associated collection efforts. Many of the estimated 63,000 independent used car dealers are not able to obtain debt financing from traditional lending sources such as banks, credit unions, or major finance companies. These dealers typically finance their operations through the sale of the contract receivables they originate at a discount.


OPERATING STRATEGY

The Company's operating strategy emphasizes the following points:

SELL RELIABLE, QUALITY CARS. Both Paaco and Smart Choice sell reliable, quality used cars. Management believes that product failure is a leading cause of defaults on finance contracts in the self-financed used car industry. Each company utilizes guidelines in purchasing, inspecting, reconditioning (Paaco only) and servicing in order to minimize defaults. At Paaco and Smart Choice, the vast majority of customers are provided with a service contract/limited warranty (6 month/6,000 mile for Paaco and 12 month/12,000 mile for Smart Choice) at the time they purchase their vehicle.

UTILIZE CENTRALIZED CREDIT APPROVAL WITH A BUY ROOM. Both Paaco and Smart Choice coordinate the credit approval function and sales process for used cars through the use of a centralized loan approval team (hereinafter referred to as the "buy room"). The buy room helps to determine credit worthiness and proper deal structure, including factors such as gross profit, loan term and interest rate. The credit underwriting process strictly adheres to objective underwriting standards and focuses on the customer's weekly, bi-weekly or monthly cash flow. The Company regularly reviews collection results to assess the effectiveness of its underwriting standards.

APPLY RIGOROUS COLLECTION PRACTICES. Providing financing to sub-prime borrowers requires not only that the Company have an effective underwriting process, but that its collection policies and procedures be sound and diligently executed. The majority of the Company's customers make their payments in person at one of the dealerships, although some customers mail their payments into the corporate offices of the Company. Both Paaco and Smart Choice closely monitor their customer accounts using collections software that stratifies past due accounts by dealership and the number of days past due. Customers are contacted by phone within a few days if their payment is not received on the scheduled due date. The results of each phone contact (such as promises to pay or the establishment of alternative payment arrangements) are documented by Company personnel.

If standardized collection procedures have been unsuccessful, and it is determined that a cure of the loan default is unlikely, then the repossession process begins. Of the vehicles repossessed, many are returned by the customer on a voluntary basis. Other repossessions are usually handled by licensed, bonded and insured repossession firms. The Company re-markets approximately 70% of its repossessions through its dealerships (rather than through auctions where cars are generally sold at lower prices), with the remainder sold for cash to wholesalers or other third parties at an auction.

The Company monitors the results of its collection efforts based upon a number of quantitative criteria including (i) installment contract agings, (ii) the percentage of accounts past due versus current, and (iii) static pool analysis.

MAXIMIZE RECOVERY ON REPOSSESSIONS. Management believes that the Company should experience lower losses on repossessions than other lenders in the self-financed used car industry due to:

         (i)      the quality of the cars sold;

         (ii) the timeliness of repossessions ("zero tolerance" policy for nonpayment); and

         (iii) its ability to re-market repossessions. Paaco and Smart Choice both re-market the majority of their repossessions through their dealerships, rather than through auctions (where cars are generally sold at lower prices).

INCREASE OPERATING EFFICIENCY. An ongoing effort has been made to increase the operating efficiency throughout the Company by combining administrative functions in order to reduce costs. Smart Choice, in particular, has consolidated functions such as accounting and treasury, insurance and employee benefits, and legal support, and in the coming year expects to further increase operating efficiencies in such areas as purchasing and transporting inventory.

EMPLOY INTEGRATED MANAGEMENT INFORMATION SYSTEMS. All of the Company's used car dealerships are linked to an integrated computer-based management information system (the "MIS") that allows the Company to obtain real-time information on its operations. The Company uses the MIS to transmit data between corporate headquarters and the various dealerships and payment centers to evaluate daily lot performance. The MIS allows management to monitor inventory, sales, costs and customer payments, as well as facilitate the underwriting and collection of its finance contracts.

PROMOTE PAACO AND FIRST CHOICE BRANDS. Management believes that the Paaco and First Choice brands are synonymous with quality cars and customer service. By seeking to maintain continuity in the appearance of its store locations, the Company expects to promote its name recognition. Additionally, each of Paaco and First Choice maintains a consistency between facilities and marketing materials through the use of standardized logos.

USED CAR DEALERSHIPS

The Company currently owns and operates 12 dealerships under the Paaco name in Texas and 10 dealerships under the First Choice name in central Florida. Paaco dealerships are divided into two regions - the Dallas/Fort Worth and Houston metropolitan areas. First Choice dealerships are divided into three Florida regions - the Tampa/St. Petersburg area, the Orlando metropolitan area and the Gainesville/Ocala area.

The following table summarizes, by market, the number of dealerships presently operated by the Company.

                      Paaco
                           Dallas/Fort Worth                            9
                           Houston                                      3
                                                                       --
                               Total Paaco                             12
                                                                       ==

                      First Choice
                           Orlando                                      4
                           Tampa / St. Petersburg                       4
                           Gainesville/Ocala                            2
                                                                       --
                               Total First Choice                      10
                                                                       ==

                             Total                                     22
                                                                       ==

Currently, Paaco and Smart Choice dealerships maintain an inventory of 35 to 70 vehicles per dealership, featuring a wide variety of makes and models (with ages generally ranging from two to six years) and a range of sale prices, all of which enable the dealership to meet the preferences and budgets of a wide range of potential customers targeted for the area. Management believes that selling higher quality used cars and providing service contract/limited warranty to cover many of the vehicle's major mechanical components results in improved customer satisfaction and fewer defaults on finance contracts.

Paaco and Smart Choice provide a service contract/limited warranty (6 month/6,000 mile for Paaco and 12 month/12,000 mile for Smart Choice) with the purchase of most vehicles. The service contract/limited warranty enables the customer to have his or her vehicle repaired by any one of approximately 375,000 ASE (Automotive Service Excellence) certified technicians nationally. Additionally, Paaco customers can have their vehicles repaired at any of the Paaco service centers in Texas. Smart Choice performs limited repairs under its service contract/limited warranty. Customers are typically responsible for the payment of a $50 deductible for each service repair made.

The Company's inventory of used vehicles is primarily acquired through auto auctions. All vehicles are subjected to a detailed inspection, and vehicles purchased by Paaco are reconditioned at its reconditioning facilities in Grand Prairie, Texas. If a vehicle is not sold in a timely manner, it is moved to another dealership or sold at auction.

RECONDITIONING. Paaco reconditions almost every vehicle it purchases at its 101,000 square foot centralized reconditioning center in Grand Prairie, Texas where a variety of parts, assemblies, and systems are inspected and, if necessary, repaired or replaced. In addition to inspecting, repairing and preparing acquired vehicles for sale, this facility is used to perform service work on vehicles for customers pursuant to service contract/limited warranty.

In general, Smart Choice performs little or no reconditioning on the vehicles it purchases. Buyers are instructed to thoroughly inspect and evaluate each vehicle in order to identify and purchase vehicles that require little or no reconditioning. As described above, Smart Choice provides a service contract/limited warranty to its customers which covers certain vehicle components and assemblies for a specified duration.

MARKETING AND ADVERTISING. A primary focus of the Company's marketing strategy is its ability to finance automobile purchases for consumers with poor credit histories. The Company has initiated marketing programs designed to attract credit-impaired customers, reward those customers who pay on time, develop customer loyalty and increase referral and repeat business.

The Company advertises extensively in the radio and television media, emphasizing its multiple locations, wide selection of quality used cars, ability to provide financing to many credit-impaired borrowers and additional value-added programs such as service contract/limited warranty and loan pre-qualifications. In addition, management believes that the Company's facilities provide effective advertising and attract drive-by traffic to visit its dealerships because their appearance conveys the image of a used car dealership that offers quality cars. Management further believes that its advertising and marketing approach creates brand name recognition and promotes the Company's image as a professional, customer-oriented business.

In addition to television and radio advertising, the Company conducts a variety of promotional activities, including a sales referral program, occasional live entertainment at its dealerships and the distribution of promotional items. Various telemarketing programs are also utilized to promote the Company's used cars. For example, potential customers are contacted within days after their visit to a dealership to follow up on leads and obtain information regarding their experience while at the dealership. In addition, customers with satisfactory payment histories are contacted several months before their finance contract matures and are offered an opportunity to purchase another car.

SALES. The Company employs a dedicated on-site sales force. The Company continually seeks to develop and retain qualified sales personnel. The salesperson's sole responsibility is the sale of cars, and, therefore, they do not participate in the ultimate financing decision. The Company's dealerships are typically staffed with a manager, up to six sales personnel and others which may include clerical workers, collectors, mechanics and a porter. The lots are generally operated six days per week between the hours of 9:00 am and 8:00 pm, and each lot typically maintains an inventory of 35 to 70 vehicles. On a regular basis, Company sales personnel attend training classes where each phase of the sales process is rehearsed. Additionally, salespersons at both companies are paid principally on a commission basis, and all salespersons at Paaco speak fluent Spanish. As of April 30, 2001, the Company employed 121 full-time salespersons at its dealerships.


FINANCING CUSTOMERS WITH IMPAIRED CREDIT

The Company offers financing to its customers who purchase used cars at its dealerships. The Company does not have any loans to persons who did not purchase a vehicle at one of its dealerships and has a policy not to acquire third party originated finance contracts. Each of the Company's dealerships provides financing only for its own customers, thereby relying on its own underwriting standards and not on those of third parties. Sales and financing are combined functions performed by a centralized buy room. Experienced financing and sales personnel make credit and deal structure decisions. At Smart Choice, the deal structure typically provides for down payments of approximately 10% to 15% of the purchase price with the balance of the purchase price financed at an average annual percentage rate of approximately 18.5% over a period between 24 and 30 months with bi-weekly payments. At Paaco, the typical deal structure would include a down payment of 12% to 15%, an average annual percentage rate of 22%, and a term of approximately 28 months with weekly payments. Payment terms are somewhat flexible and are generally set such that payment due dates coincide with the customer's payday. The Company finances approximately 98% of its used car sales through finance contracts that it originates and services.

CUSTOMER CREDIT PROFILE. The Company markets to credit-impaired customers with "C" or "D" credit profiles. A "C" rated consumer may have an inconsistent employment record or unresolved problems with credit in the past. A "D" rated consumer usually has an unfavorable employment history and other credit problems, such as personal bankruptcy. These customers are generally not able to finance a used car purchase from a traditional finance subsidiary or bank, each of which primarily provides financing only to customers with "A" or "B" credit ratings.

BUY ROOM EVALUATION PROCEDURES. The Company applies consistent underwriting standards in structuring its used car sales and loans. The most important criteria used in evaluating a transaction are the applicant's creditworthiness, the collateral value of the car, employment and residence histories, income information, personal references, income and expense information and credit bureau reports. The sales managers at the dealerships submit the customer's credit application to the buy rooms, wherein the deal is structured and underwritten. Senior management is directly responsible for the deal structure and underwriting decisions made by the buy room staff.

CONTRACT SERVICING. The Company services its finance contracts through the use of servicing procedures which have been designed to minimize credit losses. These include:

         (i)      maintaining a "zero tolerance" policy for all non-payments;

         (ii)     monitoring loans and related collateral;

         (iii)    accounting for and posting all payments received;

         (iv)     responding to borrowers' inquiries;

         (v) taking all necessary action to perfect and maintain the security interest granted in the financed automobile;

         (vi) investigating delinquencies and communicating with borrowers to obtain timely payments;

         (vii)    pursuing deficiencies on loans; and

         (viii)   when necessary, repossessing the financed automobile.

ZERO TOLERANCE COLLECTION POLICY. The Company is strict in its collection policies, believing that by acting promptly and working with customers, loss exposure is minimized. Collection efforts begin on the day the car is sold. In both Texas and Florida, the Company's policy is to permit the customer to keep the automobile only so long as payments are made.

REPOSSESSIONS. The process of repossession begins after standardized collection procedures have been unsuccessful, and it is determined that a cure of the loan default is unlikely. Of the vehicles repossessed, many are returned by the customer on a voluntary basis. Other repossessions are usually handled by licensed, bonded and insured repossession firms. The Company re-markets approximately 70% of its repossessions through its dealerships (rather than through auctions where cars are generally sold at lower prices), with the remainder sold for cash to wholesalers or other third parties at an auction.


COMPETITION

The used automotive retailing industry is highly competitive and fragmented. Presently, there are an estimated 23,000 franchised automobile dealers and 63,000 independent used vehicle dealers. In recent years a number of large companies have entered the used car sales business. Management believes these larger companies do not provide significant competition for the Company as they tend to sell higher priced vehicles to consumers with stronger credit histories. Paaco and Smart Choice compete principally with other independent Buy Here-Pay Here dealers, and to a lesser degree with:

         (i) the used vehicle retailing operation of franchised automobile dealerships,

         (ii)     independent used vehicle dealers, and

         (iii) individual consumers who sell used vehicles in private transactions.

Management believes the principal competitive factors in the sub-prime market include:

         (i)      the availability of financing to credit-impaired borrowers,

         (ii)     the breadth and quality of vehicle selection,

         (iii)    the availability of popular vehicles,

         (iv)     pricing,

         (v)      the convenience of a dealership's location,

         (vi)     customer service, and

         (vii) in the case of Paaco, the ability to communicate in Spanish with Spanish speaking customers.

Management believes that its dealerships are competitive in each of these areas.


REGULATION AND LICENSING

The Company's operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations pertaining to the sale and financing of vehicles. These laws include the Truth In Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act of 1970. Among other things, these laws require that the Company obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts it originates, make specified disclosures to customers, limit its right to repossess and sell collateral, and prohibit discrimination against customers on the basis of certain characteristics including age, race and gender.

In many cases, the Company charges fixed interest rates in excess of traditional finance companies on the contracts originated at its dealerships. The states in which the Company operates impose limits on interest rates it can charge on its loans, generally based on the age of the vehicle. Management believes that the Company is in substantial compliance with all applicable federal, state, and local laws and regulations. However, if the Company does not remain in compliance with such laws, this failure could have a material adverse effect on its operations. In addition, the adoption of additional laws, changes in the interpretation of existing laws, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company.


EMPLOYEES

At April 30, 2001, the Company employed 641 employees, consisting of 396 Paaco employees and 245 Smart Choice employees. None of the Company's employees are covered by a collective bargaining agreement.



EXECUTIVE OFFICERS

The Company's executive officers are as follows:

         NAME                               AGE      POSITION AND OFFICE
         ----                               ---      -------------------
         Edward R. McMurphy                 50       Chairman of the Board
         James Edward Ernst                 50       President, Chief Executive Officer
         Larry W. Lange                     61       Vice President, Chief Executive Officer of Paaco
         Ronald W. Anderson                 54       Vice President, Chief Operating Officer

Edward R. McMurphy has served as Chairman of the Board of Smart Choice since December 1999. He has also served as the Chief Executive Officer and Chairman of Crown since July 1984, and has served as a director of Crown since its inception in April 1983.

James Edward Ernst, C.P.A., has served as President and Chief Executive Officer and as a director of Smart Choice since December 1999. Prior to joining Smart Choice, Mr. Ernst served as a consultant to Crown from November 1998 until December 1999. From December 1995 until October 1998, he served as President and Chief Executive Officer of Casino Magic Corporation, and from June 1991 until September 1995, he served as President and Chief Executive Officer of Casino America, Inc.

Larry W. Lange has served as Vice President and as a director of Smart Choice since December 1999, as well as the Chief Executive Officer of Paaco since 1992. Prior to founding Paaco in 1992, Mr. Lange owned and operated several new car franchises.

Ronald W. Anderson has served as Smart Choice's Vice President and Chief Operating Officer since 1997. From June 1996 to March 1997, he was Vice President of Marketing for North American Mortgage Insurance Group. From 1989 through June 1996, he served as Executive Vice President for Operations of the Riverside Group, a diversified holding company, the business of which included real estate, insurance and retail building supplies.


ITEM 2.  PROPERTIES

As of April 30, 2001, the Company leased substantially all of its facilities, including dealerships, collection facilities that service dealership portfolios, and reconditioning centers.

Paaco leases nine of its twelve dealership facilities in the Dallas/Fort Worth and Houston metropolitan areas. The facility which houses Paaco's corporate offices and main reconditioning center in Grand Prairie, Texas, is also leased. Paaco owns real property upon which three dealerships within the Dallas/Fort Worth metroplex are located.

Smart Choice leases all ten of its dealership facilities in central Florida. Smart Choice owns approximately 10.3 acres of real property located in Titusville, Florida, including an office building containing approximately 33,000 square feet of office space.


ITEM 3.  LEGAL PROCEEDINGS

In March 1999, prior to the acquisition of Smart Choice, certain shareholders of Smart Choice filed two putative class action lawsuits against Smart Choice and certain of Smart Choice's officers and directors in the United States District Court for the Middle District of Florida (collectively, the "Securities Actions"). The Securities Actions purport to be brought by plaintiffs in their individual capacities and on behalf of the class of persons who purchased or otherwise acquired Smart Choice publicly traded securities between April 15, 1998 and February 26, 1999. These lawsuits were filed following Smart Choice's announcement on February 26, 1999 that a preliminary determination had been reached that the net income announced on February 10, 1999 for the fiscal year ended December 31, 1998 was likely overstated in a material, undetermined amount. Each of the complaints assert claims for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 of the Securities and Exchange Commission, as well as violation of Section 20(a) of the Exchange Act. The plaintiffs allege that the defendants prepared and issued deceptive and materially false and misleading statements to the public, which caused the plaintiffs to purchase Smart Choice securities at artificially inflated prices. In April 2001, Smart Choice and the plaintiffs' representatives executed an agreement whereby Smart Choice will pay $2.5 million in full settlement of the above described actions. All of the $2.5 million settlement amount has been funded by Smart Choice's insurance carrier. The agreement is subject to final approval of the court.

In the ordinary course of business, the Company has become a defendant in various other types of legal proceedings. Although the Company cannot determine at this time the amount of the ultimate exposure from these ordinary course of business lawsuits, if any, management, based on the advice of its legal counsel, does not expect any of these actions, individually or in the aggregate, to have a material adverse effect on the Company's financial condition, results of operations or cash flows.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders of the Company during the fourth quarter ended April 30, 2001.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The Company's common stock is traded on the OTC Bulletin Board under the symbol "SCHA." At April 30, 2001, there were approximately 176 shareholders of record. This number excludes individual stockholders holding stock under nominee security position listings. The following table sets forth, by fiscal quarter, the high and low closing sale prices reported by the OTC Bulletin Board and the Nasdaq SmallCap Market, as applicable, for the periods indicated.


                                                         Fiscal 2001                  Fiscal 2000
                                                    High            Low           High            Low
                                                ------------   ------------   ------------   ------------
First Quarter                                   $       8.12   $       1.50   $      26.25   $      10.00
Second Quarter                                  $       4.00   $       1.25   $      20.63   $       6.25
Third Quarter                                   $       1.38   $        .69   $      12.50   $       4.38
Fourth Quarter                                  $       1.03   $        .39   $       8.13   $       5.00


All prices shown in the table above have been adjusted to reflect the reverse split of 1 share for 20 shares effective July 26, 2000.

Prior to September 14, 1999 the Company's common stock was traded on the Nasdaq SmallCap Market. Continued listing of securities on the Nasdaq SmallCap Market requires the maintenance of certain criteria such as market value, public float, capital and surplus. On October 26, 1998, the Company was notified by Nasdaq that it was not in compliance with certain listing criteria which became applicable to SmallCap Market listed companies on that date. On September 14, 1999 the Company's common stock was delisted from the Nasdaq SmallCap Market for non-compliance with the minimum listing criteria, and began trading on the OTC Bulletin Board.


DIVIDEND POLICY

The Company has not paid dividends on its common stock since inception. The Company has no present plans to pay cash dividends in the foreseeable future and intends to retain earnings for future operations, reduction of debt and limited expansion. Any determination to declare or pay dividends in the future will be at the discretion of the Board of Directors and will depend on the Company's results of operations, financial condition, any contractual restrictions, considerations imposed by applicable law and other factors deemed relevant by the Board of Directors. The Company's current covenants with its lenders prohibit the declaration and payment of dividends.

ITEM 6.  SELECTED FINANCIAL DATA

The financial data set forth below was derived from the audited consolidated financial statements of the Company and should be read in conjunction with the consolidated financial statements and related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. (In thousands, except per share amounts and other operating data.)


                                                                                          Four Months
                                                          Years Ended April 30,               Ended      Years Ended December 31,
                                                ---------------------------------------     April 30,  ---------------------------
                                                   2001           2000          1999           1998          1997            1996
                                                ----------     ----------    ----------   ------------ -------------     ----------
Statement of Operations Data:
  Revenues                                      $  221,908     $  130,564    $   70,728     $   19,666    $   48,060     $   28,857
  Net income (loss)                                   (603)         3,111        (1,412)           585          (951)           621
  Earnings (loss) per share-diluted             $     (.06)    $      .37    $  (197.11)    $      .08    $  (188.24)    $   124.20
  Weighted average shares-diluted                    9,791          8,386             7          7,355             5              5


Balance Sheet Data (at period end):
  Finance receivables, net                      $  149,656     $  132,855    $   47,757     $   34,192    $   27,381     $   16,443
  Total assets                                     189,900        178,966        60,374         42,770        33,404         20,723
  Revolving credit facilities                      147,442        130,367        41,824         26,050        23,410         12,451
  Other borrowings                                   9,985         10,773         4,939          6,395         6,846          4,562
  Stockholders' equity (deficit)                    15,492         16,095         6,697          5,109          (117)           834


Other Operating Data:
  Number of vehicles sold                           14,869          9,479         5,174          1,452         3,461          2,432
  Dealerships open at period end                        22             24            10              9             8              4
  Per vehicle sold:
    Sales price                                 $   12,320     $   11,455    $   11,954     $   12,172    $   12,458     $   10,736
    Gross margin                                     4,610          4,324         3,864          4,914         3,985          3,921
    Provision for credit loss                        2,925          2,254         1,918            446         2,249          1,271
    Selling, gen and admin expense                   3,027          2,766         3,065          4,210         2,730          2,772
  Percentages:
    Gross margin as a % of sales                      37.4%          37.7%         32.3%          40.4%         32.0%          36.5%
    Prov for credit loss as a % of sales              23.7%          19.7%         16.0%           3.7%         18.1%          11.8%
    SG&A exp as a % of revenue                        20.3%          20.1%         22.4%          31.1%         19.7%          23.4%

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes thereto included in Item 8.


OVERVIEW

Smart Choice Automotive Group, Inc. ("Smart Choice") and collectively with all of its subsidiaries (the "Company") is in the business of selling and financing used automobiles and trucks principally to consumers with limited or damaged credit histories. On December 1, 1999, Smart Choice acquired all the outstanding stock of Paaco Automotive Group, Inc. and Premium Auto Acceptance Corporation (collectively, "Paaco") in a reverse acquisition in which Paaco's stockholders acquired voting control of Smart Choice. For financial reporting and comparative purposes, Paaco is deemed to be the acquiring entity. Accordingly, the financial statements include the results of Paaco for all periods presented and the results of Smart Choice and its subsidiaries from the date of acquisition (December 1, 1999). References to Smart Choice generally refer to Smart Choice Automotive Group, Inc. and its Florida based subsidiaries. As of April 30, 2001 Smart Choice operated 10 used car dealerships in central Florida while Paaco operated 12 used car dealerships in Texas (principally in the cities of Dallas and Houston).


                               CONSOLIDATED REVIEW

The Company's two business segments (Paaco and Smart Choice) are categorized by legal entity and geographical location, which is how management organizes the segments for making operating decisions and assessing performance. Each of Paaco and Smart Choice sell and finance used vehicles. Paaco operates in major markets in the State of Texas and Smart Choice operates in the central region of the State of Florida. Below is a summary of revenue and pretax income (loss) by business segment, and a more detailed operating statement by segment, for the years ended April 30, 2001, 2000 and 1999 (in thousands):

                                               Revenues                                   Pretax Income (Loss)
                            ---------------------------------------------    ----------------------------------------------
                                        Years Ended April 30,                             Years Ended April 30,
                                 2001            2000            1999             2001            2000             1999
                            -------------   -------------   -------------    -------------    -------------   -------------
Paaco                       $     122,985   $      94,708   $      70,728    $       7,093    $       4,318   $      (2,187)
Smart Choice                       98,923          35,856                           (7,591)             831
                            -------------   -------------   -------------    -------------    -------------   -------------
    Consolidated            $     221,908   $     130,564   $      70,728    $        (498)   $       5,149   $      (2,187)
                            =============   =============   =============    =============    =============   =============


2001 VS. 2000

Revenues increased $91.3 million, or 70.0%, in fiscal 2001 compared with fiscal 2000 principally as a result of (i) including Smart Choice in the Company's operating results for twelve months in fiscal 2001 versus five months in fiscal 2000 ($61.0 million), and (ii) higher revenues at Paaco ($28.3 million), primarily as a result of an increase in the average number of dealerships in operation. The Company reported a pretax loss of $.5 million in fiscal 2001 compared with pretax income of $5.1 million in fiscal 2000, a decrease of $5.6 million. The decrease was attributable to a higher provision for credit loss and reduced gross margins at Smart Choice, partially offset by improved results at Paaco stemming from higher sales (while costs and expenses as a percentage of revenue declined slightly) and a lower provision for credit loss.

2000 VS. 1999

Revenues increased $59.8 million, or 84.6%, in fiscal 2000 compared with fiscal 1999 principally as a result of (i) including Smart Choice in the Company's operating results for five months during fiscal 2000 ($35.9 million), and (ii) higher revenues at Paaco ($24.0 million) primarily as a result of an increase in the average number of dealerships in operation. The Company reported pretax income of $5.1 million in fiscal 2000 compared with a pretax loss of $2.2 million in fiscal 1999, an increase of $7.3 million. The increase was attributable to (i) increased sales, higher gross margins and lower operating expenses as a percentage of sales and other, and
(ii) including Smart Choice in the Company's consolidated results of operations ($.8 million).


                                      PAACO
                             (Dollars in Thousands)


                                                                           % Change
                                Year         Year        Year       ----------------------
                               Ended        Ended        Ended        2001         2000            As a % of Sales and Other
                              April 30,    April 30,    April 30,      vs           vs         -----------------------------------
                                2001         2000         1999        2000         1999         2001         2000          1999
                             ----------   ----------   ---------    ---------    ---------     ---------    ---------    ---------
Revenues:
  Sales and other            $  106,654   $   82,674   $  61,848         29.0%        33.7%        100.0%       100.0%       100.0%
  Interest income                16,331       12,034       8,880         35.7         35.5          15.3         14.6         14.4
                             ----------   ----------   ---------                               ---------    ---------    ---------
      Total                     122,985       94,708      70,728         29.9         33.9         115.3        114.6        114.4
                             ----------   ----------   ---------                               ---------    ---------    ---------

Costs and expenses:
  Cost of sales                  68,700       52,259      41,858         31.5         24.8          64.4         63.2         67.7
  Selling, gen and admin         24,887       18,962      15,860         31.2         19.6          23.3         23.0         25.6
  Prov for credit loss           14,342       13,113       9,926          9.4         32.1          13.4         15.9         16.1
  Interest expense                7,246        5,725       4,879         26.6         17.3           6.8          6.9          7.9
  Depreciation and amort            717          331         392        116.6        (15.6)           .7           .4           .6
                             ----------   ----------   ---------                               ---------    ---------    ---------
      Total                     115,892       90,390      72,915         28.2         24.0         108.6        109.4        117.9
                             ----------   ----------   ---------                               ---------    ---------    ---------

      Pretax income (loss)   $    7,093   $    4,318   $  (2,187)        64.3           NM           6.7          5.2         (3.5)
                             ==========   ==========   =========                               =========    =========    =========


2001 VS. 2000

Revenues increased $28.3 million, or 29.9%, in fiscal 2001 versus fiscal 2000 principally as a result of (i) increasing the average number of stores in operation to 12.7 in fiscal 2001 from 10.6 in fiscal 2000, and (ii) increasing the average sales price per retail vehicle by approximately 7%. Pretax income increased $2.8 million, or 64.3%, in fiscal 2001 versus fiscal 2000 principally as a result of (i) increased revenues (29.9%), and (ii) a lower provision for credit loss as a percentage of sales and other (13.4% in fiscal 2001 versus 15.9% in fiscal 2000), which is believed to be attributable to (a) selling a higher quality vehicle, and (b) providing a greater level of service.

2000 VS. 1999

Revenues increased $24.0 million, or 33.9%, in fiscal 2000 versus fiscal 1999 principally as a result of (i) increasing the average number of stores in operation to 10.6 in fiscal 2000 from 8.3 in fiscal 1999, and (ii) higher interest income in fiscal 2000 as a result of higher finance receivable balances during fiscal 2000 as compared to fiscal 1999. Pretax income increased to $4.3 million in fiscal 2000 from a pretax loss of $2.2 million in fiscal 1999 principally as a result of (i) lower cost of sales as a percentage of sales and other (63.2% in fiscal 2000 versus 67.7% in fiscal 1999), and (ii) lower selling, general and administrative expenses as a percentage of sales and other (23.0% in fiscal 2000 versus 25.6% in fiscal 1999).

                                  SMART CHOICE
                             (Dollars in Thousands)


                                                                      % Change
                               Year        5 Months     Year      ---------------------
                               Ended        Ended       Ended        2001        2000
                             April 30,    April 30,   April 30,       vs          vs            As a % of Sales and Other
                               2001          2000       1999         2000        1999        2001         2000         1999
                             ---------    ---------   ---------   ---------   ---------   ---------     ---------    ---------
Revenues:
  Sales and other            $  77,206    $  26,657          --          NM          --       100.0%        100.0%          --
  Interest income               21,717        9,199          --          NM          --        28.1          34.5           --
                             ---------    ---------   ---------                           ---------     ---------    ---------
      Total                     98,923       35,856          --          NM          --       128.1         134.5           --
                             ---------    ---------   ---------                           ---------     ---------    ---------

Costs and expenses:
  Cost of sales                 45,940       15,335          --          NM          --        59.5          57.5           --
  Selling, gen and admin        20,119        7,255          --          NM          --        26.0          27.2           --
  Prov for credit loss          29,153        8,257          --          NM          --        37.8          31.0           --
  Interest expense              10,253        3,743          --          NM          --        13.3          14.1           --
  Depreciation and amort         1,049          435          --          NM          --         1.3           1.6           --
                             ---------    ---------   ---------                           ---------     ---------    ---------
      Total                    106,514       35,025          --          NM          --       137.9         131.4           --
                             ---------    ---------   ---------                           ---------     ---------    ---------

      Pretax income (loss)   $  (7,591)   $     831          --          NM          --        (9.8)          3.1           --
                             =========    =========   =========                           =========     =========    =========

NM = Not meaningful


2001 VS 2000

   Revenues increased $63.1 million in fiscal 2001 versus fiscal 2000 principally as a result of (i) fiscal 2001 including twelve months of operating results versus five months in fiscal 2000 ($61.0 million), and (ii) a higher average retail selling price per vehicle in fiscal 2001 compared to fiscal 2000. Smart Choice reported a pretax loss of $7.6 million in fiscal 2001 versus $.8 million pretax income in fiscal 2000. The $8.4 million decrease is principally the result of (i) the provision for credit loss increasing to 37.8% of sales and other in fiscal 2001 from 31.0% in fiscal 2000 ($5.3 million), (ii) cost of sales increasing to 59.5% of sales and other in fiscal 2001 from 57.5% in fiscal 2000 ($1.5 million), and (iii) a decrease in the average interest rate charged on Smart Choice finance receivables.


LIQUIDITY AND CAPITAL RESOURCES

For fiscal 2001, net cash provided by operating activities amounted to $68.9 million. The principal source of cash resulted from certain non-cash expenses (provision for credit losses and depreciation and amortization). Net cash provided by operating activities for fiscal 2001 increased $21.8 million, or 46.1%, compared with fiscal 2000. The increase is primarily attributable to including Smart Choice in the Company's consolidated results of operations for twelve months during fiscal 2001 versus five months in fiscal 2000. Net cash used in investing activities of $85.3 million included (i) an $83.5 million use of cash in finance receivables originations in excess of finance receivables collections, and (ii) a $1.8 million use of cash in the purchase of property and equipment. Net cash used in investing activities for fiscal 2001 increased $26.4 million, or 44.9%, compared with fiscal 2000. The increase is primarily attributable to including Smart Choice in the Company's consolidated results of operations for twelve months during fiscal 2001 versus five months in fiscal 2000. Net cash provided by financing activities of $14.9 million principally relates to net borrowings from the Company's revolving credit facilities ($17.1 million), partially offset by repayments of other debt ($2.1 million).

                                      PAACO

Paaco's sources of liquidity include cash from operations and its $62.0 million revolving credit facility with Finova Capital Corporation ("Finova"), of which $59.0 was outstanding at April 30, 2001. As of April 30, 2001, Smart Choice's revolving credit facility with Finova was in default, and there is uncertainty as to whether such default constitutes an event of default under Paaco's revolving credit facility with Finova (see Smart Choice discussion below). Thus, there is an uncertainty as to whether Paaco is eligible to draw any additional monies under its revolving credit facility with Finova. Paaco's revolving credit facility matures in November 2004.

It is unlikely that Finova will increase the size of Paaco's credit facility, or that Paaco could refinance such facility with a new lender since Paaco's advance rate of 70% of eligible receivables is believed to be above market. Accordingly, for the foreseeable future, Paaco's ability to expand its operations may be limited as a result of a shortage of additional capital. Consequently, Paaco anticipates operating its business at a level consistent with its recent past, and not substantially expanding its operations.



                                  SMART CHOICE

For the fiscal year ended April 30, 2001 Smart Choice reported a net loss of $5.1 million. Smart Choice has a $98 million revolving credit facility with Finova, of which $88.4 million was outstanding as of April 30, 2001. Since December 2000 Smart Choice has been over-advanced on its revolving credit facility, which constitutes an event of default under the facility. As of April 30, 2001 Smart Choice was over-advanced by $6.2 million. In July 2001, pursuant to the terms of its credit facility, the advance rate on eligible finance receivables declined from 85% to 77%, increasing Smart Choice's over-advance to $18.5 million. Absent funding from an outside source, Smart Choice does not expect it will be able to come into compliance with the current advance rate provisions of its credit facility. As a result of the event of default, Smart Choice is currently not entitled to receive additional advances under its credit facility. Smart Choice is presently operating its business from the cash generated from the collection of its finance receivables and down payments received in connection with the sale of vehicles.

Since January 2001 Smart Choice has been in discussions with Finova with regard to possible solutions to the over-advanced position. There are several possible outcomes that may result from these negotiations, including:

         (i) a restructuring of the Smart Choice credit facility which brings Smart Choice back into compliance;

         (ii) a sale of substantially all of Smart Choice's assets with the proceeds being used to pay down a portion of its credit facility, and the unpaid portion being absorbed by Finova (forgiveness of debt) and Paaco as the parties may negotiate;

         (iii) an agreement among Smart Choice, Paaco and Finova whereby substantially all of the assets and liabilities of Smart Choice are liquidated with the proceeds being used to pay down a portion of Smart Choice's credit facility, and the unpaid portion being absorbed by Finova (forgiveness of debt) and Paaco as the parties may negotiate; or

         (iv) Finova's exercise of its rights under the credit facility and acceleration of the maturity of the loan seeking to liquidate or sell the collateral, which action may prompt Smart Choice to take actions to protect the interests of its shareholders, including the filing of a plan of reorganization under federal bankruptcy laws.

Although management is exploring a number of alternatives, including those listed above, the Company cannot predict how or whether Smart Choice's default will be resolved.

The opinion of the Company's independent certified public accountants covering the 2001 year expressed substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary should the Company be unable to continue in existence.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations", which eliminates the pooling method of accounting for business combinations initiated after June 30, 2001. In addition, SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect SFAS 141 will have a material impact on the Company's financial position or results of operations.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Intangible Assets", which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested for impairment annually, and in the event of an impairment indicator. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company expects the adoption of SFAS 142 will increase annual pretax income by approximately $.2 million. The Company has adopted SFAS 142 effective May 1, 2001.

INFLATION

Increases in inflation generally result in higher interest rates. Higher interest rates on the Company's borrowings would increase the interest expense related to the Company's existing debt. The Company cannot seek to limit this risk by increasing interest rates earned on its finance contracts since the interest charged is at or near the maximum permitted under law. To date, inflation has not had a significant impact on the Company's operations.

SEASONALITY

The Company's automobile sales and finance business is seasonal in nature. In such business, the Company's third fiscal quarter (November through January) is historically the slowest period for car and truck sales. Many of the Company's operating expenses such as administrative personnel, rent and insurance are fixed and cannot be reduced during periods of decreased sales. Conversely, the Company's fourth fiscal quarter (February through April) is historically the busiest time for car and truck sales as many of the Company's customers use income tax refunds as a down payment on the purchase of a vehicle.


ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to market risk on its financial instruments from changes in interest rates. The Company does not use financial instruments for trading purposes or to manage interest rate risk. The Company's earnings are impacted by its net interest income, which is the difference between the income earned on interest-bearing assets and the interest paid on interest bearing liabilities. Increases in market interest rates could have an adverse effect on profitability. Financial instruments consist of fixed rate finance receivables and fixed and variable rate notes payable. The Company's finance receivables generally bear interest at fixed rates ranging from 12% to 26%. These finance receivables have scheduled remaining maturities from one to 48 months. At April 30, 2001 the majority of the Company's interest bearing liabilities contained variable interest rates that fluctuate with market rates. Therefore, an increase in market interest rates would decrease the Company's net interest income and profitability.

The table below illustrates the impact which hypothetical changes in market interest rates could have on the Company's pretax earnings. The calculations assume (i) the increase or decrease in market interest rates remain in effect for twelve months, (ii) the amount of variable rate notes payable outstanding during the period decreases in direct proportion to decreases in finance receivables as a result of scheduled payments and anticipated charge-offs, and
(iii) there is no change in prepayment rates as a result of the interest rate changes.

                      Change in           Change in
                   Interest Rates      Pretax Earnings
                   --------------      ---------------
                                        (in thousands)
                        +2%             $     (2,074)
                        +1%                   (1,037)
                        -1%                    1,037
                        -2%                    2,074


ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following financial statements and accountant's report are included in Item 8 of this report:

         Report of Independent Certified Public Accountants

         Consolidated Balance Sheets as of April 30, 2001 and 2000

         Consolidated Statements of Operations for the fiscal years ended April 30, 2001, 2000 and 1999

         Consolidated Statements of Stockholders' Equity for the fiscal years ended April 30, 2001, 2000 and 1999

         Consolidated Statements of Cash Flows for the fiscal years ended April 30, 2001, 2000 and 1999

         Notes to Consolidated Financial Statements

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors and
Shareholders of Smart Choice Automotive Group, Inc.

We have audited the accompanying consolidated balance sheets of Smart Choice Automotive Group, Inc. as of April 30, 2001, and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended April 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Smart Choice Automotive Group, Inc. as of April 30, 2001 and 2000, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended April 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, Smart Choice Automotive Group, Inc. ("Smart Choice"), has been over-advanced on its revolving credit facility since December 2000, which constitutes an event of default. As of April 30, 2001, Smart Choice's revolving credit facility was in default, and such default may constitute an event of default under Paaco Automotive Group, Inc.'s ("Paaco") revolving credit facility. Accordingly, advances made to Smart Choice ($88,394,134) are callable at the discretion of the lender and advances made to Paaco ($59,047,810) may be callable at the discretion of the lender. The advances are collateralized by finance receivables and inventories which comprise $157,636,415 of the Company's total assets of $189,900,494. Since January 2001 the Company has been in discussions with the lender with regard to these matters, and possible outcomes are described in Note B. The Company's ability to achieve a satisfactory resolution is uncertain, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Grant Thornton LLP


Dallas, Texas
July 16, 2001

                       SMART CHOICE AUTOMOTIVE GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS


                                                                                               April 30,
                                                                                   ---------------------------------
                                                                                        2001               2000
                                                                                   ---------------   ---------------
ASSETS

Cash and cash equivalents                                                          $       436,262   $     1,882,716
Other receivables                                                                        1,344,238         1,028,652
Finance receivables, net                                                               149,656,124       132,854,563
Inventory                                                                                7,980,291        12,190,289
Prepaids and other assets                                                                  607,567           578,154
Due from parent                                                                                              528,296
Deferred tax assets, net                                                                15,605,094        12,382,267
Property and equipment, net                                                             12,186,901        11,486,698
Goodwill, net                                                                            2,084,017         6,034,104
                                                                                   ---------------   ---------------
                                                                                   $   189,900,494   $   178,965,739
                                                                                   ===============   ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities                                           $    10,425,072   $    13,857,291
Income taxes payable                                                                     1,139,810         3,133,281
Revolving credit facilities                                                            147,441,944       130,367,005
Other borrowings                                                                         9,985,391        10,773,313
Deferred sales tax                                                                       4,963,154         4,207,117
                                                                                   ---------------   ---------------
          Total liabilities                                                            173,955,371       162,338,007
                                                                                   ---------------   ---------------

Contingent redemption value of put options                                                 453,371           532,552

Commitments and contingencies

Stockholders' equity:
      Series E convertible preferred stock $.01 par value; 2,000,000 shares authorized; 1,469,551 shares issued and outstanding
        at April 30, 2000                                                                                     14,696
      Common stock, $.01 par value; 50,000,000 shares authorized;
        9,762,270 shares issued and outstanding (2,444,394 shares
        issued and outstanding in 2000)                                                     97,623            24,444
      Additional paid-in capital                                                        13,832,832        13,891,315
      Retained earnings                                                                  1,561,297         2,164,725
                                                                                   ---------------   ---------------
          Total stockholders' equity                                                    15,491,752        16,095,180
                                                                                   ---------------   ---------------
                                                                                   $   189,900,494   $   178,965,739
                                                                                   ===============   ===============



The accompanying notes are an integral part of these financial statements.

                       SMART CHOICE AUTOMOTIVE GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                 Years Ended April 30,
                                                           ----------------------------------------------------
                                                                2001                2000             1999
                                                           ---------------    ---------------   ---------------
Revenues:
    Sales of vehicles                                      $   183,183,398    $   108,583,828   $    61,848,161
    Interest income                                             38,048,097         21,233,097         8,879,904
    Other                                                          676,459            747,250
                                                           ---------------    ---------------   ---------------
                                                               221,907,954        130,564,175        70,728,065
                                                           ---------------    ---------------   ---------------

Costs and expenses:
    Cost of vehicle sales                                      114,640,183         67,594,118        41,858,247
    Selling, general and administrative                         45,005,698         26,216,951        15,860,074
    Provision for credit losses                                 43,494,930         21,369,553         9,926,127
    Interest expense                                            17,499,358          9,467,588         4,878,680
    Depreciation and amortization                                1,766,251            766,496           391,880
                                                           ---------------    ---------------   ---------------
                                                               222,406,420        125,414,706        72,915,008
                                                           ---------------    ---------------   ---------------

            Income (loss) before income taxes                     (498,466)         5,149,469        (2,186,943)

Income tax expense (benefit)                                       104,962          2,038,669          (775,022)
                                                           ---------------    ---------------   ---------------

            Net income (loss)                              $      (603,428)   $     3,110,800   $    (1,411,921)
                                                           ===============    ===============   ===============


Earnings (loss) per common share:
      Basic                                                $          (.06)   $          3.04   $       (197.11)
      Diluted                                              $          (.06)   $          0.37   $       (197.11)

Weighted average shares:
      Basic                                                      9,791,394          1,023,476             7,163
      Diluted                                                    9,791,394          8,385,752             7,163





The accompanying notes are an integral part of these financial statements.

                       SMART CHOICE AUTOMOTIVE GROUP, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                                          Retained
                                        Preferred Stock             Common Stock          Additional      Earnings        Total
                                  ------------------------   -------------------------      Paid-in     (Accumulated  Stockholders'
                                     Shares       Amount        Shares        Amount        Capital        Deficit)       Equity
                                  -----------  -----------   -----------  ------------   ------------   ------------  ------------
Balance at May 1, 1998                                           143,264  $      1,433   $  4,642,022   $    465,846  $  5,109,301

Net loss                                                                                                  (1,411,921)   (1,411,921)

Contributions from stockholders                                                             3,000,000                    3,000,000
                                  -----------  -----------   -----------  ------------   ------------   ------------  ------------

Balance at April 30, 1999                                        143,264         1,433      7,642,022       (946,075)    6,697,380

Recapitalization and acquisition
  of Old Smart Choice               1,469,551  $    14,696    48,744,608       487,446      5,784,858                    6,287,000

Net income                                                                                                 3,110,800     3,110,800

One for twenty reverse stock
  split                                                      (46,443,478)     (464,435)       464,435                           --
                                  -----------  -----------   -----------  ------------   ------------   ------------  ------------

Balance at April 30, 2000           1,469,551       14,696     2,444,394        24,444     13,891,315      2,164,725    16,095,180

Purchase of common stock                                         (29,882)         (299)           299                           --

Conversion of preferred stock
  to common stock                  (1,469,551)     (14,696)    7,347,758        73,478        (58,782)                          --

Net loss                                                                                                    (603,428)     (603,428)
                                  -----------  -----------   -----------  ------------   ------------   ------------  ------------

Balance at April 30, 2001                  --  $        --     9,762,270  $     97,623   $ 13,832,832   $  1,561,297  $ 15,491,752
                                  ===========  ===========   ===========  ============   ============   ============  ============





The accompanying notes are an integral part of these financial statements.

                       SMART CHOICE AUTOMOTIVE GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                            Years Ended April 30,
                                                              ---------------------------------------------------
                                                                   2001              2000              1999
                                                              ---------------   ---------------   ---------------
Operating activities:
    Net income (loss)                                         $      (603,428)  $     3,110,800   $    (1,411,921)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
      Provision for credit losses                                  43,494,930        21,369,553         9,926,127
      Deferred income taxes                                         1,231,805         1,255,909          (775,022)
      Depreciation and amortization                                 1,766,251           766,496           391,880
      Accretion of purchase discount                                 (883,772)         (585,067)
      Loss on sale of assets                                           36,269
      Other                                                                             120,018           132,963
      Changes in assets and liabilities, net of
          Smart Choice acquisition
        Other receivables                                            (315,583)          386,422          (270,760)
        Inventory                                                  28,290,959        17,456,019         8,776,605
        Prepaids and other assets                                     498,882           795,849           (69,736)
        Accounts payable and accrued liabilities                   (2,603,138)        2,385,048         1,582,639
        Income taxes payable                                       (1,993,471)          102,000           452,780
                                                              ---------------   ---------------   ---------------
          Net cash provided by operating activities                68,919,704        47,163,047        18,735,555
                                                              ---------------   ---------------   ---------------

Investing activities:
    Finance receivable originations                              (172,884,116)     (105,139,052)      (58,335,143)
    Finance receivable collections                                 89,390,436        48,371,056        23,253,652
    Purchases of property and equipment                            (1,832,733)       (2,621,498)         (929,921)
    Cash acquired in acquisition                                                        531,353
    Proceeds from sale of assets                                       34,265
                                                              ---------------   ---------------   ---------------
          Net cash used in investing activities                   (85,292,148)      (58,858,141)      (36,011,412)
                                                              ---------------   ---------------   ---------------

Financing activities:
    Proceeds from revolving credit facilities, net                 17,074,939        14,110,000        15,773,805
    Repayments of other borrowings                                 (2,148,949)       (2,334,812)       (5,390,917)
    Proceeds from other borrowings                                                    1,739,790         3,935,183
    Capital contributions from stockholders                                                             3,000,000
    Payment of debt issuance costs                                                                       (150,000)
                                                              ---------------   ---------------   ---------------
        Net cash provided by financing activities                  14,925,990        13,514,978        17,168,071
                                                              ---------------   ---------------   ---------------

Net increase (decrease) in cash and cash equivalents               (1,446,454)        1,819,884          (107,786)

Cash and cash equivalents at:  Beginning of year                    1,882,716            62,832           170,618
                                                              ---------------   ---------------   ---------------

                               End of year                    $       436,262   $     1,882,716   $        62,832
                                                              ===============   ===============   ===============



The accompanying notes are an integral part of these financial statements.

                       SMART CHOICE AUTOMOTIVE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A - DESCRIPTION OF BUSINESS AND ACQUISITION

Smart Choice Automotive Group, Inc. ("Smart Choice") and collectively with all of its subsidiaries (the "Company") is in the business of selling and financing used automobiles and trucks principally to consumers with limited or damaged credit histories.

On December 1, 1999 Smart Choice acquired all the outstanding stock of Paaco Automotive Group, Inc. and Premium Auto Acceptance Corporation (collectively, "Paaco") by issuing 1,469,551 shares of Smart Choice's Series E Convertible Preferred Stock. As a result of such issuance, the shareholders of Paaco, including its majority stockholder Crown Group, Inc. ("Crown"), became the controlling stockholders of the Company. For financial reporting purposes, Paaco is deemed to be the acquiring entity. Accordingly, the accompanying financial statements include the activities of Paaco for all periods presented, and the activities of Smart Choice and its subsidiaries from the date of acquisition (December 1, 1999). The acquisition of Smart Choice was accounted for using the purchase method of accounting. The consideration, valued at $6,287,000 was allocated to Smart Choice's assets and liabilities based on their estimated fair values, resulting in goodwill of $6,254,231.

References to Smart Choice typically include Smart Choice Automotive Group, Inc. and its Florida based subsidiaries. As of April 30, 2001 Smart Choice operated 10 used car dealerships in central Florida while Paaco operated 12 used car dealerships in Texas (principally in the cities of Dallas and Houston).

The following unaudited pro forma condensed consolidated results of operations of the Company for the year ended April 30 2000, gives effect to the acquisition of Smart Choice as if it had occurred on May 1, 1999 (in thousands, except per share amount). The adjustments to the historical financial statements principally consist of (i) eliminating interest expense and preferred stock dividends pertaining to certain Smart Choice debt and preferred stock that was converted into Smart Choice common stock, (ii) amortizing goodwill created in the Smart Choice acquisition, (iii) adjusting interest income resulting from purchase accounting entries, (iv) eliminating Smart Choice's discontinued operations and write-off of historical goodwill, and (v) adjusting income tax expense to reflect the above described adjustments. The unaudited pro forma results of operations are not necessarily indicative of future results or the results that would have occurred had the acquisition taken place on the date indicated. Loss per share is calculated after giving effect to the reverse stock split (See Note H).

                                                Year Ended
                                              April 30, 2000
                                              --------------
Revenues                                       $    176,754
Net loss                                             (8,124)
Loss per share - diluted                       $       (.97)



NOTE B - DEFAULT ON FINOVA CREDIT FACILITY AND LIQUIDITY MATTERS

Each of Paaco and Smart Choice have revolving credit facilities with Finova Capital Corporation ("Finova"). Since December 2000 Smart Choice has been over-advanced on its revolving credit facility, which constitutes an event of default under the facility. As of April 30, 2001 Smart Choice was over-advanced by $6.2 million. In July 2001, pursuant to the credit facility, the advance rate on eligible finance receivables declined from 85% to 77%, increasing Smart Choice's over-advance to $18.5 million. Absent funding from an outside source, Smart Choice does not expect it will be able to come into compliance with the current advance rate provisions of the Finova revolving credit facility. There is uncertainty as to whether Smart Choice's event of default is the basis for an event of default under Paaco's revolving credit facility with Finova. In any event, Paaco is a wholly-owned subsidiary of Smart Choice, and ultimately Paaco could be affected by the default of Smart Choice under its Finova credit facility.

Since January 2001 Smart Choice has been in discussions with Finova with regard to possible solutions to the over-advanced position. There are several possible outcomes that may result from these negotiations, including:

         (i) a restructuring of the Smart Choice credit facility which brings Smart Choice back into compliance;

         (ii) a sale of substantially all of Smart Choice's assets with the proceeds being used to pay down a portion of its credit facility, and the unpaid portion being absorbed by Finova (forgiveness of debt) and Paaco as the parties may negotiate;

         (iii) an agreement among Smart Choice, Paaco and Finova whereby substantially all of the assets and liabilities of Smart Choice are liquidated with the proceeds being used to pay down a portion of Smart Choice's credit facility, and the unpaid portion being absorbed by Finova (forgiveness of debt) and Paaco as the parties may negotiate; or

         (iv) Finova's exercise of its rights under the credit facility and acceleration of the maturity of the loan seeking to liquidate or sell the collateral, which action may prompt Smart Choice to take actions to protect the interests of its shareholders, including the filing of a plan of reorganization under federal bankruptcy laws.

Although management is exploring a number of alternatives, including those listed above, the Company cannot predict how or whether Smart Choice's default will be resolved.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. Recoverability of a significant portion of the assets shown in the accompanying balance sheet may be materially impacted if the Company ceases to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary should the Company be unable to continue in existence.



NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Smart Choice and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Concentration of Credit Risk

The Company provides financing in connection with the sale of substantially all of its used vehicles. These sales are made primarily to customers residing in Texas and Florida.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

Finance Receivables and Allowance for Credit Losses

The Company originates installment contracts from the sale of used vehicles at its dealerships. Finance receivables consist of contractually scheduled payments from installment contracts, net of unearned finance charges and an allowance for credit losses. The installment sale contracts typically include interest at rates ranging from 17% to 26% per annum and provide for payments over periods ranging from 24 to 42 months. Paaco originates its loans using the simple interest method, where no unearned finance charge is established at loan origination, but interest income is recognized daily based on the outstanding principal balance and the stated interest rate. Smart Choice originates its loans using the add-on interest method which records the interest to be recognized over the life of the loans as unearned finance charges and amortizes it to income using the interest method, which approximates simple interest. The recognition of interest is suspended if collection becomes doubtful, generally 60 days past due, and is resumed when the loan becomes current.

The Company maintains an allowance for credit losses at a level it considers sufficient to cover anticipated losses in the collection of its finance receivables. The allowance for credit losses is based upon a periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay and collateral values. Since the estimate of losses is based upon a number of factors, most of which are subject to change over time, it is reasonably possible that a change in such factors may cause the allowance for credit losses to increase or decrease by a material amount in the near term. The allowance for credit losses is periodically reviewed by management with any changes reflected in current operations.

Inventory

Inventory is valued at the lower of cost or market on a specific identification basis. Repossessed vehicles are recorded at the lower of cost or market, which approximates wholesale value. Vehicle reconditioning costs are capitalized as a component of inventory.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets of thirty-nine years for buildings and five to seven years for equipment. Leasehold improvements are stated at historical cost and are amortized over five to seven years, which approximates the lease period. Costs of repair and maintenance are expensed as incurred.

Income Taxes

Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled.

Goodwill

Goodwill represents the excess of Paaco's cost in acquiring Smart Choice over the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over twenty-five years. At April 30, 2001 and 2000, accumulated amortization of goodwill was $465,582 and $220,127, respectively.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Revenue Recognition

Interest income on finance receivables is recognized using the interest method. Revenue from the sale of used vehicles is recognized when the sales contract is signed and the customer has taken possession of the vehicle.

Advertising

The Company expenses the costs of advertising as incurred. Advertising expense was $3,816,968, $2,029,620, and $1,389,568 for the fiscal years ended April 30,
2001, 2000, and 1999, respectively.

Stock Option Plan

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income by the average number of common shares outstanding during the period. Diluted earnings per share takes into consideration the potentially dilutive effect of common stock equivalents, such as outstanding stock options, convertible preferred stock, and warrants, that if exercised or converted into common stock would then share in the earnings of the Company.

All references to share and per share information have been adjusted to give effect to the shares of common stock received by the Paaco stockholders in connection with the acquisition of Smart Choice on December 1, 1999. All earnings (loss) per share amounts have been restated to give effect to the one for twenty reverse stock split (See Note H).

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations", which eliminates the pooling method of accounting for business combinations initiated after June 30, 2001. In addition, SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect SFAS 141 will have a material impact on the Company's financial position or results of operations.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Intangible Assets", which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested for impairment annually, and in the event of an impairment indicator. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company expects the adoption of SFAS 142 will increase annual pretax income by approximately $.2 million. The Company has adopted SFAS 142 effective May 1, 2001.

Reclassifications

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the fiscal 2001 presentation.

NOTE D - FINANCE RECEIVABLES

Finance receivables consist of the following:

                                                April 30,
                                          2001               2000
                                     ---------------   ---------------
Finance receivables                  $   216,818,123   $   199,628,984
Unearned finance charges                 (29,563,528)      (33,021,606)
Purchase discounts                          (607,176)       (1,461,897)
Allowance for credit losses              (36,991,295)      (32,290,918)
                                     ---------------   ---------------

Finance receivables, net             $   149,656,124   $   132,854,563
                                     ===============   ===============



The following table summarizes changes in the allowance for credit losses:


                                                           Years Ended April 30,
                                           -----------------------------------------------------
                                                2001               2000               1999
                                           ---------------    ---------------    ---------------
Balance at beginning of year               $    32,290,918    $     7,586,822    $     4,727,679
Acquisition of Smart Choice (Note A)                               23,558,787
Provision for credit losses                     43,494,930         21,369,553          9,926,127
Charge-offs, net of recoveries                 (38,794,553)       (20,224,244)        (7,066,984)
                                           ---------------    ---------------    ---------------
Balance at end of year                     $    36,991,295    $    32,290,918    $     7,586,822
                                           ===============    ===============    ===============



NOTE E - PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:


                                                                  April 30,
                                                          2001                2000
                                                     ---------------    ---------------
Furniture, fixtures and equipment                    $     5,053,556    $     3,381,703
Buildings and leasehold improvements                       7,200,842          6,856,986
Land                                                       2,587,877          2,512,879
Less accumulated depreciation and amortization            (2,655,374)        (1,264,870)
                                                     ---------------    ---------------
                                                     $    12,186,901    $    11,486,698
                                                     ===============    ===============


Depreciation and amortization of property and equipment amounted to $1,520,796, $546,369 and $391,880 for the fiscal years ended April 30, 2001, 2000 and 1999, respectively.

NOTE F - DEBT

Debt consists of the following:


                                                            April 30,
                                                ---------------------------------
                                                     2001              2000
                                                ---------------   ---------------
Revolving credit facilities with Finova:
    Paaco                                       $    59,047,810   $    52,833,680
    Smart Choice                                     88,394,134        77,533,325
                                                ---------------   ---------------
                                                    147,441,944       130,367,005
                                                ---------------   ---------------

Other borrowings:
    Mortgages                                         4,012,024         4,262,871
    Capital leases                                    1,448,669           657,396
    Note payable to Crown                             2,576,286         3,000,000
    Other notes payable                               1,948,412         2,853,046
                                                ---------------   ---------------
                                                      9,985,391        10,773,313
                                                ---------------   ---------------

                                                $   157,427,335   $   141,140,318
                                                ===============   ===============


Each of Paaco's and Smart Choice's revolving credit facilities require monthly payments of interest at the annual rates of prime plus 2.00% for Paaco and prime plus 2.25% for Smart Choice, and are collateralized by the Company's finance receivables and inventory. The amount available to be drawn under Paaco's and Smart Choice's revolving credit facilities is a function of eligible finance receivables and inventory, not to exceed the facility amount ($62 million for Paaco and $98 million for Smart Choice). At April 30, 2001 Smart Choice had drawn $6.2 million in excess of the amount of borrowings permitted based upon eligible collateral. This over-advance constitutes an event of default under the facility (see Note B). The facilities mature in November 2004 and contain various reporting and performance covenants including (i) maintenance of certain financial ratios and tests, (ii) limitations on borrowings from other sources,
(iii) restrictions on certain operating activities, and (iv) restrictions on distributions to shareholders. Crown guarantees the repayment of these facilities up to a maximum combined amount of $5 million.

The mortgages payable consist of five notes, all collateralized by land and certain buildings, to three financial institutions and an individual. The two notes with one financial institution accrue interest at prime plus 2.25% per annum and mature in December 2015. The other two mortgage notes payable to financial institutions accrue interest at 8.34% and 8.50% per annum and mature in July 2001 and May 2003, respectively. The mortgage note payable to an individual accrues interest at 9.5% per annum and matures in May 2002. The note payable to Crown bears interest at 8.5% per annum, and matures in March 2002.

A summary of future minimum principal payments required under the above described debt as of April 30, 2001, assuming no acceleration of the maturity date of Smart Choice's and/or Paaco's credit facilities with Finova, is as follows:

Years Ending
  April 30,
     2002                                                  $     7,507,071
     2003                                                          688,299
     2004                                                          974,328
     2005                                                      147,682,377
     2006                                                           85,580
Thereafter                                                         489,680
                                                           ---------------
                                                           $   157,427,335
                                                           ===============

NOTE G - INCOME TAXES

Prior to December 1, 1999, Paaco was included in the consolidated federal income tax return of Crown. Federal income taxes were allocated to Paaco as if it filed its own return. Effective December 1, 1999, the Company became a separate taxpayer for federal income tax purposes. The provision (benefit) for income taxes is as follows:


                                                               Year ended April 30,
                                                 -----------------------------------------------
                                                     2001             2000             1999
                                                 -------------    -------------    -------------
Provision (benefit) for income taxes:
    Current                                      $  (1,126,843)   $     782,760
    Deferred                                         1,231,805        1,255,909    $    (775,022)
                                                 -------------    -------------    -------------
                                                 $     104,962    $   2,038,669    $    (775,022)
                                                 =============    =============    =============



Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                      April 30,
                                                           ----------------------------------
                                                                2001               2000
                                                           ---------------    ---------------
Deferred tax assets:
      Allowance for credit losses                          $    12,836,646    $    11,504,803
      Net operating loss carryforwards                           4,432,061          4,767,896
      Other                                                      1,088,527          1,905,973
                                                           ---------------    ---------------
            Total deferred tax assets                           18,357,234         18,178,672
                                                           ---------------    ---------------

Deferred tax liabilities:
      Finance receivables                                        1,934,739          1,519,215
      Other                                                        817,401            460,858
                                                           ---------------    ---------------
            Total deferred tax liabilities                       2,752,140          1,980,073
                                                           ---------------    ---------------
                                                                15,605,094         16,198,599
            Less valuation allowance                                               (3,816,332)
                                                           ---------------    ---------------

                                                           $    15,605,094    $    12,382,267
                                                           ===============    ===============



In fiscal 2001, 2000 and 1999 the Company utilized approximately $4.2 million, $3.1 million and $2.1 million, respectively, of net operating loss carryforwards in determining its federal income tax provision. At April 30, 2001 Smart Choice had a net operating loss carryforward of approximately $12.8 million available to offset future Smart Choice taxable income. The net operating loss carryforward expires in 2014 and its utilization is subject to certain limitations. In fiscal 2001 the Company determined that it was more likely than not that all of Smart Choice's net operating loss carryforwards were realizable. As a result, during fiscal 2001 the valuation allowance was reversed and goodwill was reduced by approximately $3.8 million.

A reconciliation of income tax expense (benefit) using the statutory federal income tax rate of 34% to actual income tax expense is as follows:


                                                                             Years Ended April 30,
                                                             ----------------------------------------------------
                                                                 2001               2000                1999
                                                             -------------      --------------      -------------
     Tax provision (benefit) at statutory rate               $    (169,478)     $    1,750,826      $    (743,559)
     State income taxes, net of federal benefit                    362,068             154,484            (65,608)
     Other                                                         (87,628)            133,359             34,145
                                                             -------------      --------------      -------------
     Income tax expense (benefit)                            $     104,962      $    2,038,669      $    (775,022)
                                                             =============      ==============      =============




NOTE H - STOCKHOLDERS' EQUITY

Series E Convertible Preferred Stock

On November 22, 1999, the Company authorized 2,000,000 shares of Series E Convertible Preferred Stock having a par value of $.01 per share. Each share of Series E Convertible Preferred Stock may be converted into five shares of the Company's common stock, is entitled to five votes per share on all matters upon which the common shareholders are entitled to vote and is entitled to dividends equal to five times the amount of dividends paid on the Company's common stock. The Series E Convertible Preferred Stock has a liquidation preference of $1 per share.

Effective January 9, 2001 Crown and minority holders of Smart Choice Series E Convertible Preferred Stock converted their shares of Smart Choice Series E Convertible Preferred Stock into 7,347,758 shares of common stock. This conversion represented all outstanding shares of Smart Choice Series E Convertible Preferred Stock.

Contingent Redemption Value of Put Options

In the acquisition of Smart Choice, the Company assumed an obligation pertaining to put options of approximately 19,000 shares of its common stock. The put options, which expire in 2007, require the Company to purchase 5,562 of the aforementioned shares at $80.00 per share and 13,438 shares at the average closing price of the stock for the preceding 20 days (the "Purchase Price"). The redemption value of the options, which represents the Purchase Price of the options multiplied by the number of shares under option, is presented in the accompanying consolidated balance sheet as "Contingent redemption value of put options."

Reverse Stock Split

On July 11, 2000, the Company's Board of Directors authorized a 1 for 20 reverse split of its common stock for all stockholders of record at the close of business on July 26, 2000. The reverse stock split has been retroactively reflected in the Company's balance sheet as of April 30, 2000 and the statement of stockholders' equity for the year ended April 30, 2000. All share and per share amounts have been restated to give effect to the reverse stock split.

NOTE I - EARNINGS PER SHARE

Basic and diluted earnings (loss) per share were computed as follows:


                                                                           Years Ended April 30,
                                                           ----------------------------------------------------
                                                                2001                2000              1999
                                                           ---------------    ---------------   ---------------
Net income (loss)                                          $      (603,428)   $     3,110,800   $    (1,411,921)
                                                           ===============    ===============   ===============

Weighted average shares outstanding - basic                      9,791,394          1,023,476             7,163
    Dilutive options and warrants                                                      14,526
    Convertible preferred stock                                                     7,347,750
                                                           ---------------    ---------------   ---------------

Weighted average shares outstanding - diluted                    9,791,394          8,385,752             7,163
                                                           ===============    ===============   ===============

Income (loss) per share
    Basic                                                  $          (.06)   $          3.04   $       (197.11)
    Diluted                                                $          (.06)   $          0.37   $       (197.11)

Antidilutive options and warrants
    not included                                                   426,021            139,000



NOTE J - STOCK WARRANTS AND OPTIONS

Stock Warrants

At April 30, 2001, the Company had outstanding warrants to purchase 35,571 shares of its common stock. These warrants expire in July 2001 through June 2003 and had a weighted average exercise price of $202 per share. At April 30, 2001 all of the warrants were exercisable.

Stock Options

The following table summarizes information about stock option activity under the Company's qualified stock option plans, and has been restated to give effect to the reverse stock split (see Note H). Prior to December 1, 1999, the Company had no stock options outstanding.


                                                                                               Weighted
                                          Number            Exercise         Proceeds          Average
                                            of                Price            on           Exercise Price
                                          Shares            per Share        Exercise          per Share
                                      --------------    --------------    --------------    --------------
Outstanding at May 1, 1999                        --                --                --              --
     Acquired from acquisition                94,768    $13.12 to $350.00 $   16,982,426        $ 179.20
                                      --------------                      --------------

Outstanding at April 30, 2000                 94,768                          16,982,426
    Granted                                  500,000    $            2.00      1,000,000        $   2.00
    Canceled                                (204,318)   $           54.59    (11,153,800)       $  54.59
                                      --------------                      --------------
Outstanding at April 30, 2001                390,450    $2.00 to  $350.00 $    6,828,626        $  17.49
                                      ==============                      ==============

A summary of stock options outstanding as of April 30, 2001 is as follows:


                                                            Weighted Average
                      Range of                                  Remaining            Weighted
                      Exercise               Number         Contractual Life          Average
                       Prices               of Shares          (in years)         Exercise Price
                -------------------       --------------    -----------------     ----------------
                $  2.00 to $  13.12              366,300           8.64            $          2.46
                $ 67.60 to $ 350.00               24,150           6.80            $        245.43
                                          --------------
                                                 390,450           6.87            $         17.49
                                          ==============


All of the above options were exercisable at April 30, 2001 with the exception of options to purchase 262,500 shares at $2.00 per share. Such shares become exercisable in 2001 through 2003.



NOTE K - BENEFIT PLAN

The Company has a 401(k) benefit plan for all of its employees meeting certain eligibility requirements. The plan provides for voluntary employee contributions and the Company matches 25% of employee contributions to a maximum of 15% of each employee's salary. For the year ended April 30, 2001, the Company contributed $118,568 to the plan. No Company contributions were made in prior periods.



NOTE L - FINANCIAL INSTRUMENTS

The table below summarizes information about the fair value of the Company's financial instruments:

                                                            April 30, 2001                    April 30, 2000
                                                 ---------------------------------   ---------------------------------
                                                    Carrying            Fair            Carrying             Fair
                                                      Value             Value             Value              Value
                                                 ---------------   ---------------   ---------------   ---------------
Financial assets:
    Cash and cash equivalents                    $       436,262   $       436,262   $     1,882,716   $     1,882,716
    Finance receivables, net                         149,656,124       134,690,512       132,854,563       126,211,835

Financial liabilities:
    Revolving credit facilities                  $   147,441,944   $   147,441,944   $   130,367,005   $   130,367,005
    Other borrowings                                   9,985,391         9,985,391        10,773,313        10,773,313


Because no market exists for certain of the Company's financial instruments, fair value estimates are based on judgments and estimates regarding yield expectations of investors, credit risk, normal cost of administration of finance receivables and other risk characteristics, including interest rate and prepayment risk. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

The following methods and assumptions were used to estimate the fair value for each class of financial instrument for which it is practical to estimate fair value:

              Financial Instrument                   Valuation Methodology
              --------------------                   ---------------------
              Cash and cash equivalents              The carrying amount is considered to be a
                                                     reasonable estimate of fair value.

              Finance receivables, net               The fair value was estimated based
                                                     on management's knowledge of the sale
                                                     of other finance receivable portfolios
                                                     within the sub-prime auto industry.

              Revolving credit facilities            The fair value approximates carrying
                                                     value due to the variable interest rates
                                                     charged on the borrowings.

              Other borrowings                       The carrying amounts of the Company's
                                                     other borrowings approximate fair value as
                                                     the interest rates on such debt approximates market.



NOTE M - COMMITMENTS AND CONTINGENCIES

The Company leases premises and equipment under operating leases with various expiration dates. Future minimum lease obligations as of April 30, 2001 are as follows:

           For the Years
          Ending April 30,
       -----------------------
                2002                           $    4,088,328
                2003                                3,024,743
                2004                                2,272,907
                2005                                1,952,791
                2006                                  758,947
             Thereafter                               257,801
                                               ---------------
                                               $    12,355,517
                                               ===============


Rent expense for all operating leases was $4,631,138, $2,435,050 and $1,382,707 for the years ended April 30, 2001, 2000 and 1999, respectively.

Litigation

In March 1999, prior to the acquisition of Smart Choice, certain shareholders of Smart Choice filed two putative class action lawsuits against Smart Choice and certain of Smart Choice's officers and directors in the United States District Court for the Middle District of Florida (collectively, the "Securities Actions"). The Securities Actions purport to be brought by plaintiffs in their individual capacity and on behalf of the class of persons who purchased or otherwise acquired Smart Choice publicly traded securities between April 15, 1998 and February 26, 1999. These lawsuits were filed following Smart Choice's announcement on February 26, 1999 that a preliminary determination had been reached that the net income it had announced on February 10, 1999 for the fiscal year ended December 31, 1998 was likely overstated in a material, undetermined amount. Each of the complaints assert claims for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 of the Securities and Exchange Commission as well as a claim for the violation of Section 20(a) of the Exchange Act. The plaintiffs allege that the defendants prepared and issued deceptive and materially false and misleading statements to the public, which caused the plaintiffs to purchase Smart Choice securities at artificially inflated prices. In April 2001

Smart Choice and the plaintiffs' representatives executed an agreement whereby Smart Choice will pay $2.5 million in full settlement of the above described actions. All of the $2.5 million settlement amount has been funded by Smart Choice's insurance carrier. The agreement is subject to final approval of the court.

In the ordinary course of business, the Company has become a defendant in various types of legal proceedings. Although the Company cannot determine at this time the amount of the ultimate exposure from these ordinary course of business lawsuits, if any, management, based on the advice of counsel, does not expect the final outcome of any of these actions, individually or in the aggregate, to have a material adverse effect on the Company's financial position, results of operations or cash flows.



NOTE N - RELATED PARTY TRANSACTIONS

Paaco sends the majority of its vehicle trade-ins to an auction company, which is 50% owned by an officer of Paaco and certain family members, under terms management believes are equal to or more favorable than could be obtained from an unrelated party.

Interest paid to Crown was approximately $237,000, $317,000 and $120,000, for the years ended April 30, 2001, 2000 and 1999, respectively.



NOTE O - SUPPLEMENTAL CASH FLOW INFORMATION

         Supplemental cash flow disclosures are as follows:


                                                               Years Ended April 30,
                                                     2001               2000            1999
                                                ---------------   ---------------   ---------------
Inventories acquired upon repossession          $    24,080,961   $    17,309,979   $    12,026,450
Interest paid                                        17,474,783         8,175,829         4,693,598
Income taxes paid                                     1,253,338                             102,000
Debt issued to acquire equipment                      1,361,026


In connection with the Company's acquisition of Smart Choice in fiscal 2000, liabilities assumed were approximately:

       Fair value of assets acquired                                        $   97,230,000
       Common stock issued                                                      (6,287,000)
                                                                            ---------------
       Liabilities assumed                                                  $    90,943,000
                                                                            ===============

NOTE P - BUSINESS SEGMENTS

Operating results and other financial data are presented for the two business segments (Paaco and Smart Choice) of the Company for the years ended April 30, 2001 and 2000. These segments are categorized by legal entity and geographical location, which is how management organizes the segments for making operating decisions and assessing performance. Each of Paaco and Smart Choice sell and finance used vehicles. Paaco operates in major metropolitan areas in the State of Texas and Smart Choice operates in the central region of Florida. Prior to the acquisition of Smart Choice during fiscal 2000, the Company operated in one business segment. The Company's business segment data is as follows (in thousands):


                                           Year Ended April 30, 2001                    Year Ended April 30, 2000
                                 -------------------------------------------    ------------------------------------------
                                                   Smart                                          Smart
                                     Paaco         Choice          Consol          Paaco          Choice         Consol
                                 ------------   ------------    ------------    ------------   ------------   ------------
Revenues:
     Sales and other             $    106,654   $     77,206    $    183,860    $     82,674   $     26,657   $    109,331
     Interest income                   16,331         21,717          38,048          12,034          9,199         21,233
                                 ------------   ------------    ------------    ------------   ------------   ------------
       Total                          122,985         98,923         221,908          94,708         35,856        130,564
                                 ------------   ------------    ------------    ------------   ------------   ------------

Costs and expenses:
     Cost of vehicle sales             68,700         45,940         114,640          52,259         15,335         67,594
     Selling, gen. and admin           24,887         20,119          45,006          18,962          7,255         26,217
     Prov. for credit losses           14,342         29,153          43,495          13,113          8,257         21,370
     Interest expense                   7,246         10,253          17,499           5,725          3,743          9,468
     Depreciation and amort               717          1,049           1,766             331            435            766
                                 ------------   ------------    ------------    ------------   ------------   ------------
         Total                        115,892        106,514         222,406          90,390         35,025        125,415
                                 ------------   ------------    ------------    ------------   ------------   ------------

Income (loss) before taxes       $      7,093   $     (7,591)   $       (498)   $      4,318   $        831   $      5,149
                                 ============   ============    ============    ============   ============   ============

Capital expenditures             $      2,219   $        975    $      3,194    $      1,651   $        970   $      2,621
                                 ============   ============    ============    ============   ============   ============

Total assets                     $     89,841   $    100,059    $    189,900    $     78,719   $    100,246   $    178,965
                                 ============   ============    ============    ============   ============   ============

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 1, 1999 the appointment of BDO Siedman, LLP ("BDO") as independent public accountants for the Company was terminated. On January 28, 2000 the Company engaged Grant Thornton LLP as its new independent accountants.

BDO's report on the financial statements of the Company for 1998 and 1997 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and the subsequent interim period preceding the dismissal of BDO, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

No event listed in Paragraphs (A) through (D) of Item 304 a(1)(v) of Regulation S-K occurred within the Company's two most recent fiscal years and the subsequent interim period preceding the dismissal of BDO.

During the two most recent fiscal years and subsequent interim period preceding the engagement of Grant Thornton LLP, the Company did not consult with Grant Thornton LLP on (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company's financial statements, or (iii) any matter that was either the subject of a disagreement or a reportable event.


                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information contemplated by this Item is incorporated by reference from the Registrant's definitive proxy statement for its 2001 annual meeting of shareholders.


ITEM 11.  EXECUTIVE COMPENSATION

The information contemplated by this Item is incorporated by reference from the Registrant's definitive proxy statement for its 2001 annual meeting of shareholders.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information contemplated by this Item is incorporated by reference from the Registrant's definitive proxy statement for its 2001 annual meeting of shareholders.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information contemplated by this Item is incorporated by reference from the Registrant's definitive proxy statement for its 2001 annual meeting of shareholders.


                                     PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)(1).  FINANCIAL STATEMENTS AND ACCOUNTANT'S REPORT

The following financial statements and accountant's report are included in Item 8 of this report:

         Report of Independent Certified Public Accountants

         Consolidated Balance Sheets as of April 30, 2001 and 2000

         Consolidated Statements of Operations for the fiscal years ended April 30, 2001, 2000 and 1999

         Consolidated Statements of Stockholders' Equity for the fiscal years ended April 30, 2001, 2000 and 1999

         Consolidated Statements of Cash Flows for the fiscal years ended April 30, 2001, 2000 and 1999

              Notes to Consolidated Financial Statements

(a)(2).  FINANCIAL STATEMENT SCHEDULES

The financial statement schedules are omitted since the required information is not present, or is not present in amounts sufficient to require submission of the schedules, or because the information required is included in the consolidated financial statements and notes thereto.

(a)(3).  EXHIBITS



EXHIBIT
NO.              EXHIBIT DESCRIPTION                       INCORPORATED BY REFERENCE TO:
-------          -------------------                       -----------------------------
3.1              Amended and Restated Articles of          Exhibit 3.1 to Form SB-2 Registration Statement
                 Incorporation of Smart Choice             filed on September 1, 1995, File No. 33-96520-A.
                 Automotive Group, Inc. (the
                 "Company")


3.1.1            Articles of Amendment to Articles of      Exhibit 3.2 to Form 10-Q filed on May 20, 1997.
                 Incorporation of the Company

3.1.2            Second Articles of Amendment to           Exhibit 3.1 to Form 8-K filed on October 9, 1997.
                 Articles of Incorporation

3.1.3            Third Articles of Amendment to            Exhibit 3.1 to Form 10-Q filed on May 15, 1998.
                 Articles of Incorporation

3.1.4            Fourth Articles of Amendment to           Exhibit 3.2.4 to Form S-1 filed on July 17, 1998.
                 Articles of Incorporation

3.1.5            Fifth Articles of Amendment to            Exhibit 3.2.5 to Form S-1 filed on July 17, 1998.
                 Articles of Incorporation

3.1.6            Sixth Articles of Amendment to            Exhibit 3.2.6 to Form 10-K filed on August 11, 2000.
                 Articles of Incorporation

3.1.7            Certificate of Amendment of Articles      Exhibit 3.2.7 to Form 10-K filed on August 11, 2000.
                 of Incorporation effecting 1-for-20
                 reverse split of common stock

3.2              Amended and Restated By-Laws of the       Exhibit 3.2 to Form SB-2 Registration Statement
                 Company                                   filed on September 1, 1995, File No. 33-96520-A.

3.2.1            Amendment No. 1 to Amended and            Exhibit 3.2.1 to Amendment No. 2 to Form SB-2
                 Restated Bylaws                           Registration Statement, filed on November 6, 1995,
                                                           File No. 33-96520-A.

4.1              Specimen Common Stock Certificate         Exhibit 4.1 to Form 8-A Registration Statement,
                                                           filed on April 16, 1997.

4.2              Specimen of Warrant Certificate           Exhibit 4.2 to Form 8-A Registration Statement,
                                                           filed on April 16, 1997.

10.1             Loan Agreement between the Company and    Exhibit 10.19 to Post-Effective Amendment No. 2 to
                 Barnett Bank, N.A. dated September 30,    Form SB-2 Registration Statement, filed on November
                 1996                                      14, 1996, File No. 33-96520-A.

10.2             Mortgage and Security Agreement           Exhibit 10.20 to Post-Effective Amendment No. 2 to
                 between the Company and Barnett Bank,     Form SB-2 Registration Statement, filed on November
                 N.A. dated September 30, 1996.            14, 1996, File No. 33-96520-A.

10.3             Promissory Note in the amount of          Exhibit 10.21 to Post-Effective Amendment No. 2 to
                 $2,400,000 from the Company in favor      Form SB-2 Registration Statement, filed on November
                 of Barnett Bank, N.A. dated September     14, 1996, File No. 33-96520-A.
                 30, 1996.

10.4             Assignment of Loan Documents dated        Exhibit 10.10 to Form 10-K filed on April 14, 1998.
                 November 4, 1997 between Barnett Bank,
                 N.A. and The Huntington National Bank
                 ("Huntington")

10.5             Modification of Mortgage Deed and         Exhibit 10.11 to Form 10-K filed on April 14, 1998.
                 Security Agreement dated November 3,
                 1997 between the Company and Huntington

10.6             Modification of Mortgage and Mortgage     Exhibit 10.13 to Form 10-K filed on April 14, 1998.
                 Note and Extension Agreement dated
                 December 30, 1997 between the Company
                 and Huntington

10.7             Modification of Mortgage Note and         Exhibit 10.13.1 to From S-1 filed on August 21,
                 Extension Agreement dated July 24,        1998, file no. 333-59375.
                 1998 between the Company and
                 Huntington.

10.8            Second Amended and Restated Loan and      Exhibit 10.19 to Form 10-K filed on April 15, 1999
                Security Agreement dated November 9,
                1998 between FFG, Liberty Finance
                Company, Smart Choice Receivable
                Holdings Company and First Choice Auto
                Finance, Inc., SC Holdings, Inc. , the
                Company and Finova Capital Corporation.

10.9            Guaranty to Finova from the Company       Exhibit 4.5 to Form 10-Q, filed on May 20, 1997.
                dated January 13, 1997.

10.10           Guaranty to Finova from the SC            Exhibit 10.19.2 to Form 10-K filed on April 15, 1999
                Holdings, Inc.

10.11           Guaranty to Finova from the Company.      Exhibit 10.19.3 to Form 10-K filed on April 15, 1999

10.12           Eighth Amended and Restated Promissory    Exhibit 10.20 to Form S-1 filed on August 21, 1998,
                Note dated March 27, 1998, between FFG,   File No. 333-59375
                maker, and Finova.

10.13           Ninth Amended and Restated Promissory     Exhibit 10.1 to Form 10-Q, filed on May 15, 1998.
                Note dated March 27, 1998, between FFG,
                maker and Finova.

10.14           Fourth Amended and Restated Schedule to   Exhibit 10.21 to Form S-1 filed on August 21, 1998,
                Amended and Restated Loan and Security    File No. 333-59375.
                Agreement, FFG, borrower, Finova,
                lender, dated March 27, 1998.

10.15           Fifth Amended and Restated Schedule to    Exhibit 10.2 to Form 10-Q filed on May 15, 1998.
                Amended and Restated Loan and Security
                Agreement, FFG, borrower, Finova,
                lender.

10.16           Inter-creditor Agreement between          Exhibit 10.21.3 to Form 10-K filed on April 15, 1999
                Manheim Automotive Financial Services,
                Inc. and Finova Capital Corporation.

10.17           Non Qualified Stock Option Agreement      Exhibit 10.37 to Form S-1 filed on August 21, 1998,
                dated March 5, 1997 among the Smart       File No. 333-59375
                Choice Holdings Management Trusts (the
                "Management Trusts"), Eckler
                Industries, Inc., and Robert J.
                Abrahams.

10.18           Non Qualified Stock Option Agreement      Exhibit 10.38 to Form S-1 filed on August 21, 1998,
                dated March 5, 1997 among the             File No. 333-59375
                Management Trusts, Eckler Industries,
                Inc., and Robert J. Abrahams.

10.19           Stock Option Agreement dated March 24,    Exhibit 10.40 to Form S-1 filed on August 21, 1998,
                1997 between the Company and Ronald       File No. 333-59375
                Anderson.

10.20           Non-Qualified Stock Option Agreement      Exhibit 10.46.4 to Form S-1 filed on August 21,
                dated  January 29, 1997 between the       1998, File No. 333-59375
                Company and Ron Anderson.

10.21           Promissory Note dated February 24,        Exhibit 10.9 to Form 8-K filed on March 5, 1998.
                1998, FCAF, maker, Manheim Automotive
                Financial Services, Inc., payee.

10.22           Guaranty dated March 21, 1997 from the    Exhibit 10.10 to Form 8-K filed on March 5, 1998.
                Company in favor of Manheim Automotive
                Financial Services, Inc.

10.23           Manheim Automotive Financial Services,    Exhibit 10.82 to Form S-1 filed on August 21, 1998,
                Inc. Security Agreement dated March 21,   File No. 333-59375
                1997 between FCAF and Manheim
                Automotive Financial Services, Inc.

10.24           Lease between the Company, Lessor and     Exhibit 10.92 to Form 8 filed a September 8, 1999
                Ecklers Industries LLC, Lessee, dated
                August 26, 1999

10.25           Agreement for the sale of the business    Exhibit 10.93 to Form 10-Q filed on November 22, 1999
                and net assets of First Choice Stuart
                1, Inc. and First Choice Stuart 2, Inc.
                to L& J Automotive Investments, Inc.
                and Oceanside Motorcars, Inc.

10.26           Stock Purchase Agreement dated December   Exhibit 10.94 to Form 8-K filed on December 8, 1999
                1, 1999 by and between Crown Group,
                Inc. and Smart Choice Automotive Group,
                Inc.

11.1            Statement re Computation of Earnings      *
                Per Share.

16.19           Letter from BDO Seidman LLP dated         Exhibit 16.1 to form 8-K filed on December 8, 1999
                December 1, 1999



* Information regarding the computation of earnings per share is set forth in the Notes to Consolidated Financial Statements.

(b) REPORTS ON FORM 8-K

During the fiscal quarter ended April 30, 2001 the Company did not file any reports on Form 8-K.

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 13, 2001.


                                      SMART CHOICE AUTOMOTIVE GROUP, INC.


                                      By: /s/ James Edward Ernst
                                         --------------------------------------
                                         James Edward Ernst
                                         President and Chief Executive Officer

                                      By: /s/ Larry Kiem
                                         --------------------------------------
                                         Larry Kiem
                                         (principal financial and
                                         accounting officer)


         In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


         Signatures                         Title                                       Date
         ----------                         -----                                       ----
/s/ Edward R. McMurphy                      Chairman of the Board                       August 13, 2001
----------------------------
Edward R. McMurphy

/s/ James Edward Ernst                      President, Chief Executive                  August 13, 2001
----------------------------                Officer and Director
James Edward Ernst

/s/ Tilman J. Falgout, III                  Assistant Secretary and Director            August 13, 2001
----------------------------
Tilman J. Falgout

/s/ Larry Lange                             Vice President and Director                 August 13, 2001
----------------------------
Larry Lange

/s/ Robert J. Abrahams                      Director                                    August 13, 2001
----------------------------
Robert J. Abrahams

                                   APPENDIX C


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-Q


[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934


       For the fiscal quarter ended:                 Commission file number:
             OCTOBER 31, 2001                                 1-14082


                       SMART CHOICE AUTOMOTIVE GROUP, INC.
             (Exact name of registrant as specified in its charter)


            FLORIDA                                     59-1469577
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                    1555 SEMORAN BLVD., WINTER PARK, FLORIDA
                    (Address of principal executive offices)


                                      32792
                                   (Zip Code)


                                 (407) 671-1200
              (Registrant's telephone number, including area code)






         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

         Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                                                        Outstanding at
            Title of Each Class                        December 17, 2001
            -------------------                        -----------------
    Common stock, par value $.01 per share                9,762,270

                                     PART I
ITEM 1. FINANCIAL STATEMENTS                 SMART CHOICE AUTOMOTIVE GROUP, INC.
CONSOLIDATED BALANCE SHEETS

                                                                       October 31, 2001
                                                                         (unaudited)            April 30, 2001
                                                                       -----------------      -----------------
Assets:
    Cash and cash equivalents                                          $       3,685,690      $         436,262
    Other receivables                                                            563,775              1,344,238
    Finance receivables, net                                                 122,439,871            149,656,124
    Inventory                                                                  9,898,889              7,980,291
    Prepaid and other assets                                                     770,283                607,567
    Deferred tax assets, net                                                   3,373,921             15,605,094
    Property and equipment, net                                                9,489,301             12,186,901
    Goodwill, net                                                                                     2,084,017
                                                                       -----------------      -----------------

                                                                       $     150,221,730      $     189,900,494
                                                                       =================      =================





Liabilities and stockholders' equity (deficit):
    Accounts payable and accrued liabilities                           $       7,389,436      $      10,425,072
    Income taxes payable                                                       1,139,810              1,139,810
    Revolving credit facilities                                              147,441,944            147,441,944
    Other borrowings                                                           8,339,922              9,985,391
    Deferred sales tax                                                         4,806,470              4,963,154
                                                                       -----------------      -----------------
        Total liabilities                                                    169,117,582            173,955,371
                                                                       -----------------      -----------------

    Contingent redemption value of put options                                   453,371                453,371

    Commitments and contingencies


    Stockholders' equity (deficit):
       Preferred stock, par value $.01 per share, 2,000,000 shares authorized; none issued or outstanding
       Common stock, par value $.01 per share, 50,000,000 shares
           authorized; 9,762,270 issued and outstanding                           97,623                 97,623
       Additional paid-in capital                                             13,832,832             13,832,832
       Retained earnings (accumulated deficit)                               (33,279,678)             1,561,297

                                                                       -----------------      -----------------
           Total stockholders' equity (deficit)                              (19,349,223)            15,491,752
                                                                       -----------------      -----------------

                                                                       $     150,221,730      $     189,900,494
                                                                       =================      =================




The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS        SMART CHOICE AUTOMOTIVE GROUP, INC.
(UNAUDITED)

                                                           Three Months Ended                   Six Months Ended
                                                             October 31,                          October 31,
                                                        2001               2000              2001               2000
                                                   -------------      -------------     -------------      -------------
Revenues:
    Sales                                          $  33,907,405      $  49,696,443     $  70,499,118      $  93,485,995
    Interest income                                    8,801,037          9,525,288        18,448,685         18,898,355
    Other                                                499,056            124,054           780,429            355,085
                                                   -------------      -------------     -------------      -------------
                                                      43,207,498         59,345,785        89,728,232        112,739,435
                                                   -------------      -------------     -------------      -------------
Costs and expenses:
    Cost of sales                                     21,947,473         30,754,372        45,126,873         56,942,713
    Selling, general and administrative               11,054,178         10,854,945        21,832,779         20,659,229
    Provision for credit losses                        9,987,918         11,446,207        21,040,583         22,038,412
    Interest expense                                   3,430,371          4,539,025         7,130,296          8,737,121
    Depreciation and amortization                        430,352            394,943           845,485            773,610
    Write-down of assets                              16,232,861                           16,232,861
                                                   -------------      -------------     -------------      -------------
                                                      63,083,153         57,989,492       112,208,877        109,151,085
                                                   -------------      -------------     -------------      -------------
        Income (loss) before taxes                   (19,875,655)         1,356,293       (22,480,645)         3,588,350

Provision for income taxes                            13,237,947            524,396        12,360,330          1,353,679
                                                   -------------      -------------     -------------      -------------
        Net income (loss)                          $ (33,113,602)     $     831,897     $ (34,840,975)     $   2,234,671
                                                   =============      =============     =============      =============





Earnings (loss) per share:
        Basic                                      $       (3.39)     $         .08     $       (3.57)     $         .23
        Diluted                                    $       (3.39)     $         .08     $       (3.57)     $         .23


Weighted average number of shares outstanding:
        Basic                                          9,762,270          9,814,000         9,762,270          9,794,103
        Diluted                                        9,762,270          9,814,000         9,762,270          9,794,103




The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS        SMART CHOICE AUTOMOTIVE GROUP, INC.
(UNAUDITED)


                                                                                   Six Months Ended
                                                                                     October 31,
                                                                                2001              2000
                                                                            ------------      ------------
Operating activities:
  Net income (loss)                                                         $(34,840,975)     $  2,234,671
  Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
      Depreciation and amortization                                              845,485           773,610
      Accretion of purchase discount                                            (256,644)         (522,595)
      Deferred income taxes                                                   12,231,173
      Provision for credit losses                                             21,040,583        22,038,412
      Write-down of assets                                                    16,232,861
      Loss on sale of assets                                                      45,242
      Changes in operating assets and liabilities:
           Other receivables                                                     780,463          (233,917)
           Finance receivable originations                                   (65,980,838)      (90,217,855)
           Finance receivable collections                                     47,686,109        40,479,015
           Inventory acquired in repossession                                 12,804,322        13,457,195
           Inventory                                                          (1,918,598)       (1,679,985)
           Prepaids and other assets                                            (315,160)         (445,708)
           Accounts payable, accrued liabilities and deferred sales tax       (3,192,321)         (864,068)
                                                                            ------------      ------------
                  Net cash provided by (used in) operating activities          5,161,702       (14,981,225)
                                                                            ------------      ------------

Investing activities:
  Purchase of property and equipment                                            (436,805)       (1,427,058)
  Sale of assets                                                                 170,000
                                                                            ------------      ------------
                  Net cash used in investing activities                         (266,805)       (1,427,058)
                                                                            ------------      ------------

Financing activities:
  Proceeds from revolving credit facilities, net                                                15,913,880
  Repayments of other borrowings                                              (1,645,469)         (800,000)
                                                                            ------------      ------------
                  Net cash provided by (used in) financing activities         (1,645,469)       15,113,880
                                                                            ------------      ------------
Increase (decrease) in cash and cash equivalents                               3,249,428        (1,294,403)
Cash and cash equivalents at: Beginning of period                                436,262         1,882,716
                                                                            ------------      ------------

                              End of period                                 $  3,685,690      $    588,313
                                                                            ============      ============



The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   SMART CHOICE AUTOMOTIVE GROUP, INC.
(UNAUDITED)

A - DESCRIPTION OF BUSINESS

   Smart Choice Automotive Group, Inc. ("Smart Choice") and collectively with all of its subsidiaries (the "Company") is in the business of selling and financing used automobiles and trucks principally to consumers with limited or damaged credit histories. Smart Choice's Florida-based subsidiaries are referred to as the "Florida Finance Group" or "FFG". Smart Choice's Texas-based subsidiaries, which include Paaco Automotive Group, L.P. and Premium Auto Acceptance Corporation, are referred to as "Paaco". As of October 31, 2001 the Florida Finance Group operated 13 used car dealerships in central Florida while Paaco operated 12 used car dealerships in Texas (principally in the cities of Dallas and Houston).

   As discussed in Note B, on November 9, 2001 the Company began to wind-down its Florida-based operations. Further, Smart Choice granted Finova Capital Corporation ("Finova"), the primary lender to its subsidiaries, an option to purchase Paaco. On December 12, 2001 Finova exercised its option to purchase Paaco, the closing of which is subject to certain conditions. If the sale of Paaco closes as expected, Smart Choice will no longer have any operations of substance, and it is anticipated that its remaining assets will be sold in an effort to repay its obligations to unsecured creditors to the extent possible.

B - SETTLEMENT AGREEMENT WITH FINOVA

   On November 8, 2001, Smart Choice, the Florida Finance Group and Paaco, entered into a forbearance agreement with Finova, the primary lender to Smart Choice's subsidiaries, that resulted in the foreclosure of the Florida Finance Group's receivables and inventory, and the probable sale of Paaco to Finova.

   Prior to November 9, 2001, the Florida Finance Group sold and financed used cars and trucks in Florida. Paaco sells and finances used cars and trucks in Texas. The Florida Finance Group had, and Paaco continues to have, a revolving credit facility with Finova. Prior to November 9, 2001, the Florida Finance Group was over-advanced on its revolving credit facility ($25 million over-advanced at September 30, 2001), which constituted an event of default under the facility.

   Pursuant to the forbearance agreement, on November 9, 2001, the collateral for the Florida Finance Group's credit facility with Finova, which consisted principally of receivables and inventory, was sold at a public foreclosure sale to Finova for $55 million. Prior to the foreclosure sale, the Florida Finance Group owed Finova $88.4 million. Thus, after applying the proceeds from the foreclosure sale, the Florida Finance Group owed Finova $33.4 million (the "Deficiency").

   Further, as part of the forbearance agreement, Smart Choice granted Finova
(i) an option to purchase Paaco (the "Paaco Option") for an amount equal to the Deficiency, subject to shareholder approval and an appraisal indicating the value of Paaco is not greater than the Deficiency, and (ii) an option to purchase up to 100% of Smart Choice's remaining shares of authorized but unissued common stock (approximately 39 million shares) (the "Smart Choice Stock Option") at a price of $0.30 per share. The Smart Choice Stock Option will terminate upon the closing of the sale of Paaco. Presently, Smart Choice has approximately 9.8 million shares of common stock outstanding. Both the Paaco Option and the Smart Choice Stock Option expire March 8, 2002.

   As a result of the Finova agreement and the lack of other available capital, on November 9, 2001 the Florida Finance Group began to wind-down its operations. Stemming from these events, the Company determined that certain of its assets were impaired, and as of October 31, 2001 wrote-down the value of Smart Choice and Florida Finance Group finance receivables, property and equipment and goodwill by an aggregate $16.2 million, and deferred tax assets by $13.7 million. On December 12, 2001 Finova exercised its option to purchase Paaco subject to certain conditions. If the sale of Paaco is closed as expected, Smart Choice's remaining assets would consist of certain improved and unimproved real estate in Titusville, Florida, including a 35,000 square-foot office facility, and certain other current and fixed assets. Assuming the sale of Paaco, management presently anticipates that Smart Choice's remaining assets will likely be sold by Smart Choice in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.

C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

   The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended October 31, 2001 are not indicative of the results that will be reported for the year ended April 30, 2002 as the Company is in the process of winding-down its Florida Finance Group operation and is expected to sell Paaco to Finova. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended April 30, 2001.

Recent Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations", which eliminates the pooling method of accounting for business combinations initiated after June 30, 2001. In addition, SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company adopted SFAS 141 effective May 1, 2001. Such adoption did not have any impact on the Company's financial position or results of operations.

   In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Intangible Assets", which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested for impairment annually, and in the event of an impairment indicator. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company adopted SFAS 142 effective May 1, 2001. Presented below is a reconciliation of reported net income (loss) and per share amounts to adjusted net income (loss) and per share amounts for the three and six months ended October 31, 2001 and 2000 to adjust for the amortization of intangible assets for periods prior to the adoption of SFAS 142 on May 1, 2001 (in thousands, except per share amounts). The reconciliation presents the Company's results of operations for periods prior to the adoption of SFAS 142 on a basis comparable with periods since the adoption of SFAS 142 as discussed in Note B, goodwill was written-off as of October 31, 2001.

                                             Net Income (Loss)                           Diluted Earnings (Loss) Per Share
                             -------------------------------------------------     -------------------------------------------------
                                Three Months Ended         Six Months Ended         Three Months Ended          Six Months Ended
                                   October 31,                October 31,              October 31,                 October 31,
                               2001          2000         2001          2000         2001          2000         2001          2000
                             --------      --------     --------      --------     --------      --------     --------      --------
As reported                  $(33,114)     $    832     $(34,841)     $  2,235     $  (3.39)     $    .08     $  (3.57)     $    .23
Add back goodwill amort.                         61                        123                        .01                        .01
                             --------      --------     --------      --------     --------      --------     --------      --------

    As adjusted              $(33,114)     $    893     $(34,841)     $  2,358     $  (3.39)     $    .09     $  (3.57)     $    .24
                             ========      ========     ========      ========     ========      ========     ========      ========

   In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment of Long-Lived Assets", which requires a single accounting model to be used for long-lived assets to be sold and broadens the presentation of discontinued operations to include a "component of an entity" (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A component of an entity that is classified as held for sale or has been disposed of is presented as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. The Company adopted SFAS 144 effective August 1, 2001. Such adoption did not have any impact on the financial position or results of operations of the Company.

Reclassifications

   Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the fiscal 2002 presentation.

D - FINANCE RECEIVABLES

   The components of finance receivables as of October 31, 2001 and April 30, 2001 are as follows:

                                                                          October 31,          April 30,
                                                                             2001                 2001
                                                                        ----------------    -----------------
                        Finance receivables                             $   187,461,456      $   216,818,123
                        Unearned finance charges                            (19,327,228)         (29,563,528)
                        Allowance for credit losses                         (33,450,154)         (36,991,295)
                        Valuation allowance - Florida Finance Group         (11,922,721)
                        Purchase discounts                                     (321,482)            (607,176)
                                                                        ---------------      ---------------
                                                                        $   122,439,871      $   149,656,124
                                                                        ===============      ===============

   As discussed in Note B, on November 9, 2001, the collateral for the Florida Finance Group's credit facility with Finova, which consisted principally of receivables and inventory, was sold at a public foreclosure sale to Finova for $55 million. As a result, a finance receivable valuation allowance of $11,922,721 was established as of October 31, 2001 to adjust such receivables to their net realizable value.

   Changes in the finance receivables allowance for credit losses for the six months ended October 31, 2001 and 2000 are as follows:

                                                                  Six Months Ended
                                                                     October 31,
                                                                2001              2000
                                                            ------------      ------------
                         Balance at beginning of period     $ 36,991,295      $ 32,290,918
                         Provision for credit losses          21,040,583        22,038,412
                         Net charge-offs                     (24,581,724)      (19,887,537)
                                                            ------------      ------------

                            Balance at end of period        $ 33,450,154      $ 34,441,793
                                                            ============      ============

E - PROPERTY AND EQUIPMENT

   A summary of property and equipment as of October 31, 2001 and April 30, 2001 is as follows:

                                                                        October 31,       April 30,
                                                                           2001              2001
                                                                       ------------      ------------
                    Land and buildings                                 $  6,798,635      $  6,811,701
                    Furniture, fixtures and equipment                     3,532,479         5,053,556
                    Leasehold improvements                                1,649,493         2,977,018
                    Less accumulated depreciation and amortization       (2,491,306)       (2,655,374)
                                                                       ------------      ------------

                                                                       $  9,489,301      $ 12,186,901
                                                                       ============      ============

   For the six months ended October 31, 2001 and 2000 depreciation and amortization of property and equipment amounted to $845,485 and $650,883, respectively.

F - DEBT

   A summary of debt as of October 31, 2001 and April 30, 2001 is as follows:

                                                 Revolving Credit Facilities
---------------------------------------------------------------------------------------------------------------------------------
                                         Facility         Interest                                      Balance at
   Borrower            Lender             Amount            Rate            Maturity      October 31, 2001       April 30, 2001
---------------    ---------------    --------------    -------------     ------------    ------------------    -----------------
Florida Fin. Grp    Finova            $  98 million     Prime + 2.25%       Nov 2001      $      88,394,134     $     88,394,134
Paaco               Finova            $  62 million     Prime + 2.00%       Nov 2001             59,047,810           59,047,810
                                                                                          -----------------     ----------------

                                                                                          $     147,441,944     $    147,441,944
                                                                                          =================     ================



                                                        Other Borrowings
-------------------------------------------------------------------------------------------------------------------------------
                                         Facility        Interest                                      Balance at
     Borrower            Lender           Amount           Rate           Maturity        October 31, 2001      April 30, 2001
-----------------   ------------------  -----------    -------------     ------------    ------------------    ----------------
Smart Choice        Huntington              N/A        Prime +  .75%      Oct   2001     $       1,860,348     $      1,932,373
Smart Choice        High Capital et al      N/A        10.0%              Nov  2001                725,000              725,000
Florida Fin. Grp    Individuals             N/A        Various              Various                401,007              565,948
Florida Fin. Grp    Leasing companies       N/A        Various              Various                286,319              410,106
Paaco               Crown Group             N/A        8.50%              Mar  2002              1,576,286            2,576,286
Paaco               Individual              N/A        9.50%              May 2002                 700,000              700,000
Paaco               Washington Mutual       N/A        8.50%              May 2003                 754,262              792,815
Paaco               Heller Financial        N/A        Prime + 2.25%      Dec  2015                577,468              586,836
Various             Various                 N/A        Various              Various              1,459,232            1,696,027
                                                                                         -----------------     ----------------

                                                                                         $       8,339,922     $      9,985,391
                                                                                         =================     ================

   As discussed in Note B, as of October 31, 2001 the Florida Finance Group and Paaco were in violation of certain provisions of their loan agreements with Finova. As a result, and taking into consideration certain other conditions, on November 8, 2001 Smart Choice, Paaco and the Florida Finance Group entered into a forbearance agreement with Finova. Pursuant to the forbearance agreement, on November 9, 2001, the collateral for the Florida Finance Group's credit facility with Finova, which consisted principally of receivables and inventory, was sold at a public foreclosure sale to Finova for $55 million. Prior to the foreclosure sale, the Florida Finance Group owed Finova $88.4 million. Thus, after applying the proceeds from the foreclosure sale, the Florida Finance Group owed Finova $33.4 million.

   As a result of Paaco's loan covenant violations, on November 8, 2001 Finova accelerated the maturity of Paaco's revolving credit facility such that the entire balance is currently due and payable. However, the Company does not presently expect that Finova will seek to foreclose upon its collateral (principally receivables and inventory), but rather will allow Paaco to operate at or near its present borrowing level.

   In addition, at October 31, 2001, Smart Choice and the Florida Finance Group were in violation of the terms of certain agreements with respect to their other borrowings.

G - EARNINGS (LOSS) PER SHARE

   A summary reconciliation of basic earnings (loss) per share to diluted earnings (loss) per share for the six months ended October 31, 2001 and 2000 is as follows:

                                               Three Months Ended                   Six Months Ended
                                                   October 31,                        October 31,
                                              2001              2000             2001              2000
                                          ------------      ------------     ------------      ------------
Net income (loss)                         $(33,113,602)     $    831,897     $(34,840,975)     $  2,234,671
                                          ============      ============     ============      ============

Average shares outstanding-basic             9,762,270         9,814,000        9,762,270         9,794,103
Dilutive options                                    --                --               --                --
                                          ------------      ------------     ------------      ------------

Average shares outstanding-diluted           9,762,270         9,814,000        9,762,270         9,794,103
                                          ============      ============     ============      ============

Earnings (loss) per share:
      Basic                               $      (3.39)     $        .08     $      (3.57)     $        .23
      Diluted                             $      (3.39)     $        .08     $      (3.57)     $        .23

Antidilutive securities not included:
      Options and warrants                     426,021           404,686          426,021           404,686
                                          ============      ============     ============      ============

H - COMMITMENTS AND CONTINGENCIES

Smart Choice Class Action Lawsuit

   In March 1999 certain shareholders of Smart Choice filed two putative class action lawsuits against Smart Choice and certain of Smart Choice's officers and directors in the United States District Court for the Middle District of Florida (collectively, the "Securities Actions"). The Securities Actions purport to be brought by plaintiffs in their individual capacity and on behalf of the class of persons who purchased or otherwise acquired Smart Choice publicly traded securities between April 15, 1998 and February 26, 1999. These lawsuits were filed following Smart Choice's announcement on February 26, 1999 that a preliminary determination had been reached that the net income it had announced on February 10, 1999 for the fiscal year ended December 31, 1998 was likely overstated in a material, undetermined amount. Each of the complaints assert claims for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 of the Securities and Exchange Commission as well as a claim for the violation of Section 20(a) of the Exchange Act. The plaintiffs allege that the defendants prepared and issued deceptive and materially false and misleading statements to the public, which caused the plaintiffs to purchase Smart Choice securities at artificially inflated prices. In April 2001 Smart Choice and the plaintiffs' representatives executed an agreement requiring Smart Choice to pay $2.5 million in full settlement of the above described actions. All of the $2.5 million settlement amount was funded by Smart Choice's insurance carrier. In September 2001, the settlement agreement was approved by the Court, the funds were disbursed and the lawsuits were dismissed with prejudice.

Other Litigation

   In the ordinary course of business, the Company has become a defendant in various other types of legal proceedings. The Company cannot determine at this time the amount of the ultimate exposure, if any, these ordinary course of business lawsuits may have on the Company.

I - SUPPLEMENTAL CASH FLOW INFORMATION

   Supplemental cash flow disclosures for the six months ended October 31, 2001 and 2000 are as follows:

                                                   Six Months Ended
                                                     October 31,
                                                2001             2000
                                            -----------      -----------
           Interest paid                    $ 6,727,530      $ 8,534,840
           Income taxes paid (refunded)        (362,143)       2,070,000

J - BUSINESS SEGMENTS

   Operating results and other financial data are presented for the two business segments of the Company (the Florida Finance Group and Paaco) for the three and six months ended October 31, 2001 and 2000. These segments are categorized by legal entity and geographical location, which is how management organizes the segments for making operating decisions and assessing performance. Smart Choice's corporate operations, which are based in Florida, are included in the Florida Finance Group's operations. Each of the Florida Finance Group and Paaco sell and finance used vehicles. The Florida Finance Group operates in central Florida and Paaco operates in Texas (principally in the cities of Dallas and Houston). As discussed in Note B, on November 9, 2001 the Florida Finance Group began to wind-down its operations. The Company's business segment data is as follows (in thousands):

                                     Three Months Ended October 31, 2001         Three Months Ended October 31, 2000
                                    --------------------------------------      --------------------------------------
                                                  Florida                                     Florida
                                     Paaco        Fin. Grp.       Consol         Paaco        Fin. Grp.       Consol
                                    ---------     ---------      ---------      ---------     ---------      ---------
   Revenues:
       Sales and other              $  24,217     $  10,190      $  34,407      $  26,152     $  23,669      $  49,821
       Interest income                  4,611         4,190          8,801          3,977         5,548          9,525
                                    ---------     ---------      ---------      ---------     ---------      ---------
             Total                     28,828        14,380         43,208         30,129        29,217         59,346
                                    ---------     ---------      ---------      ---------     ---------      ---------

   Costs and expenses:
       Cost of sales                   15,550         6,397         21,947         17,053        13,702         30,755
       Selling, gen. and admin          7,091         3,964         11,055          5,725         5,130         10,855
       Prov. for credit losses          3,511         6,477          9,988          3,694         7,752         11,446
       Interest expense                 1,385         2,045          3,430          1,941         2,598          4,539
       Depreciation and amort.            215           215            430            134           261            395
       Write-down of assets                          16,233         16,233
                                    ---------     ---------      ---------      ---------     ---------      ---------
             Total                     27,752        35,331         63,083         28,547        29,443         57,990
                                    ---------     ---------      ---------      ---------     ---------      ---------

   Income (loss) before taxes       $   1,076     $ (20,951)     $ (19,875)     $   1,582     $    (226)     $   1,356
                                    =========     =========      =========      =========     =========      =========

   Capital expenditures             $      47     $     120      $     167      $     354     $     219      $     573
                                    =========     =========      =========      =========     =========      =========

   Total assets                     $  89,132     $  61,090      $ 150,222      $  90,219     $ 104,607      $ 194,826
                                    =========     =========      =========      =========     =========      =========


                                     Six Months Ended October 31, 2001           Six Months Ended October 31, 2000
                                    --------------------------------------      --------------------------------------
                                                  Florida                                     Florida
                                     Paaco        Fin. Grp.       Consol         Paaco        Fin. Grp.       Consol
                                    ---------     ---------      ---------      ---------     ---------      ---------
   Revenues:
       Sales and other              $  49,584     $  21,696      $  71,280      $  51,248     $  42,593      $  93,841
       Interest income                  9,359         9,089         18,448          7,804        11,094         18,898
                                    ---------     ---------      ---------      ---------     ---------      ---------
             Total                     58,943        30,785         89,728         59,052        53,687        112,739
                                    ---------     ---------      ---------      ---------     ---------      ---------

   Costs and expenses:
       Cost of sales                   31,822        13,305         45,127         32,490        24,453         56,943
       Selling, gen. and admin         13,819         8,014         21,833         11,000         9,659         20,659
       Prov. for credit losses          7,331        13,709         21,040          8,442        13,596         22,038
       Interest expense                 2,887         4,243          7,130          3,676         5,061          8,737
       Depreciation and amort.            417           428            845            260           514            774
       Write-down of assets                                         16,233         16,233
                                    ---------     ---------      ---------      ---------     ---------      ---------
             Total                     56,276        55,932        112,208         55,868        53,283        109,151
                                    ---------     ---------      ---------      ---------     ---------      ---------

   Income (loss) before taxes       $   2,667     $ (25,147)     $ (22,480)     $   3,184     $     404      $   3,588
                                    =========     =========      =========      =========     =========      =========

   Capital expenditures             $     156     $     281      $     437      $     879     $     548      $   1,427
                                    =========     =========      =========      =========     =========      =========

   Total assets                     $  89,132     $  61,090      $ 150,222      $  90,219     $ 104,607      $ 194,826
                                    =========     =========      =========      =========     =========      =========

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto appearing elsewhere in this report.

FORWARD-LOOKING INFORMATION

   The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this Quarterly Report on Form 10-Q contains, and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company or its management) contain or will contain, forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words "believe," "expect," "anticipate," "estimate," "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company's future financial condition and results. As a consequence, actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company as a result of various factors. Uncertainties and risks related to such forward-looking statements include, but are not limited to, those relating to the sale of Paaco to Finova pursuant to the Paaco Option, the ability of Smart Choice to sell its remaining assets and repay unsecured creditors to the extent possible, continuation of Paaco's borrowings from Finova, changes in interest rates, competition, dependence on existing management, economic conditions (particularly in the State of Texas), changes in tax laws or the administration of such laws and changes in lending laws or regulations. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

RESULTS OF OPERATIONS

   Smart Choice Automotive Group, Inc. ("Smart Choice") and collectively with all of its subsidiaries (the "Company") is in the business of selling and financing used automobiles and trucks principally to consumers with limited or damaged credit histories. Smart Choice's Florida-based subsidiaries are referred to as the "Florida Finance Group" or "FFG". Smart Choice's Texas-based subsidiaries, which include Paaco Automotive Group, L.P. and Premium Auto Acceptance Corporation, are referred to as "Paaco". As of October 31, 2001 the Florida Finance Group operated 13 used car dealerships in central Florida while Paaco operated 12 used car dealerships in Texas (principally in the cities of Dallas and Houston).

   As discussed in Note B to the accompanying consolidated financial statements, on November 9, 2001 the Company began to wind-down its Florida-based operations. Further, Smart Choice granted Finova Capital Corporation ("Finova"), the primary lender to its subsidiaries, an option to purchase Paaco. On December 12, 2001 Finova exercised its option to purchase Paaco, the closing of which is subject to certain conditions. If the sale of Paaco closes as expected, Smart Choice will no longer have any operations of substance, and it is anticipated that its remaining assets will be sold in an effort to repay its obligations to unsecured creditors to the extent possible.

   Operating results and other financial data are presented for the two business segments of the Company (the Florida Finance Group and Paaco) for the three and six months ended October 31, 2001 and 2000. These segments are categorized by legal entity and geographical location, which is how management organizes the segments for making operating decisions and assessing performance. Smart Choice's corporate operations, which are based in Florida, are included in the Florida Finance Group's operations. Each of the Florida Finance Group and Paaco sell and finance used vehicles. The Florida Finance Group operates in central Florida and Paaco operates in Texas (principally in the cities of Dallas and Houston). The Company's business segment data is as follows (in thousands):

                                  CONSOLIDATED
                                 (In Thousands)



                                       Revenues                                          Pretax Income (Loss)
                   -----------------------------------------------     --------------------------------------------------
                    Three Months Ended          Six Months Ended         Three Months Ended          Six Months Ended
                        October 31,                October 31,               October 31,                October 31,
                   ---------------------     ---------------------     ----------------------      ----------------------
                     2001         2000         2001         2000         2001          2000          2001          2000
                   --------     --------     --------     --------     --------      --------      --------      --------
  Paaco            $ 28,828     $ 30,129     $ 58,943     $ 59,052     $  1,076      $  1,582      $  2,667      $  3,184
  FFG                14,380       29,217       30,785       53,687      (20,951)         (226)      (25,147)          404
                   --------     --------     --------     --------     --------      --------      --------      --------

  Consolidated     $ 43,208     $ 59,346     $ 89,728     $112,739     $(19,875)     $  1,356      $(22,480)     $  3,588
                   ========     ========     ========     ========     ========      ========      ========      ========

THREE MONTHS ENDED OCTOBER 31, 2001 VS. THREE MONTHS ENDED OCTOBER 31, 2000

   Revenues decreased $16.1 million, or 27.2%, for the three months ended October 31, 2001 as compared to the same period in the prior fiscal year. The decrease was principally the result of (i) a 39.0% decrease in the number of vehicles sold, and (ii) a 32.6% decrease in the average sales price per retail vehicle sold at the Florida Finance Group. Beginning in March 2001 the Florida Finance Group changed its underwriting practices in an effort to reduce credit losses. The changes in its underwriting practices resulted in fewer individuals being approved for credit, which resulted in a lower number of vehicles sold.

   Smart Choice reported a pretax loss of $19.9 million for the three months ended October 31, 2001 as compared to $1.4 million pretax income for the same period in the prior fiscal year. The $21.2 million decrease is principally the result of a $16.2 million write-down of assets and higher costs and expenses as a percentage of sales at the Florida Finance Group. The $16.2 million write-down pertains to certain Smart Choice and Florida Finance Group assets (finance receivables, property and equipment and goodwill) that were deemed to be impaired in connection with the foreclosure by Finova of certain Florida Finance Group assets and the winding-down of the Florida Finance Group's operations (see Note B to the accompanying consolidated financial statements). In addition, the Florida Finance Group's provision for credit loss and selling, general and administrative expenses have not decreased proportionately with its 50.8% decrease in revenues.

SIX MONTHS ENDED OCTOBER 31, 2001 VS. SIX MONTHS ENDED OCTOBER 31, 2000

   Revenues decreased $23.0 million, or 20.4%, for the six months ended October 31, 2001 as compared to the same period in the prior fiscal year. The decrease was principally the result of (i) a 32.9% decrease in the number of vehicles sold, and (ii) a 26.3% decrease in the average sales price per retail vehicle sold at the Florida Finance Group. Beginning in March 2001 the Florida Finance Group changed its underwriting practices in an effort to reduce credit losses. The changes in its underwriting practices resulted in fewer individuals being approved for credit, which resulted in a lower number of vehicles sold.

   Smart Choice reported a pretax loss of $22.5 million for the six months ended October 31, 2001 as compared to $3.6 million pretax income for the same period in the prior fiscal year. The $26.1 million decrease is principally the result of a $16.2 million write-down of assets and higher costs and expenses as a percentage of sales at the Florida Finance Group. The $16.2 million write-down pertains to certain Smart Choice and Florida Finance Group assets (finance receivables, property and equipment and goodwill) that were deemed to be impaired in connection with the foreclosure by Finova of certain Florida Finance Group assets and the winding-down of the Florida Finance Group's operations (see Note B to the accompanying consolidated financial statements). In addition, the Florida Finance Group's provision for credit loss and selling, general and administrative expenses have not decreased proportionately with its 42.7% decrease in revenues.

                                     PAACO
                             (Dollars in Thousands)


                                                             % Change        As a % of Sales and Other
                                                            ----------       --------------------------
                                  Three Months Ended           2001            Three Months Ended
                                     October 31,                vs                 October 31,
                                 2001           2000           2000             2001            2000
                              ----------     ----------     ----------       ----------      ----------
Revenues:
  Sales and other             $   24,217     $   26,152           (7.4)%          100.0%          100.0%
  Interest income                  4,611          3,977           15.9             19.0            15.2
                              ----------     ----------     ----------       ----------      ----------
      Total                       28,828         30,129           (4.3)           119.0           115.2
                              ----------     ----------     ----------       ----------      ----------

Costs and expenses:
  Cost of sales                   15,550         17,053           (8.8)            64.2            65.2
  Selling, gen and admin           7,091          5,725           23.9             29.3            21.9
  Prov. for credit losses          3,511          3,694           (5.0)            14.5            14.1
  Interest expense                 1,385          1,941          (28.6)             5.7             7.5
  Depreciation and amort.            215            134           60.4               .9              .5
                              ----------     ----------     ----------       ----------      ----------
      Total                       27,752         28,547           (2.8)           114.6           109.2
                              ----------     ----------     ----------       ----------      ----------

      Pretax income           $    1,076     $    1,582          (32.0)             4.4             6.0
                              ==========     ==========     ==========       ==========      ==========

THREE MONTHS ENDED OCTOBER 31, 2001 VS. THREE MONTHS ENDED OCTOBER 31, 2000

   Revenues decreased $1.3 million, or 4.3%, for the three months ended October 31, 2001 as compared to the same period in the prior fiscal year. The decrease was principally the result of (i) a lower level of vehicle sales, partially offset by (ii) higher interest income. Unit sales decreased by 12.4% while the average price per vehicle sold increased by 5.0%. The decrease in unit sales was partially the result of decreasing the average number of stores in operation to 12 in the current fiscal period from 13 in the prior fiscal period. Interest income increased by 15.9% as a result of (i) a 7.8% increase in the average finance receivables balances outstanding, and (ii) a 7.5% increase in the average interest rate charged on Paaco's installment loans. Pretax income decreased $.5 million, or 32.0%, for the three months ended October 31, 2001 as compared to the same period in the prior fiscal year. The decrease was principally the result of (i) higher selling, general and administrative expenses ($1.3 million), partially offset by (ii) lower interest expense ($.6 million) as a result of a reduction in interest rates. Selling, general and administrative expenses increased as a result of higher payroll, employee benefit and service contract costs.

                                                             % Change        As a % of Sales and Other
                                                            ----------       --------------------------
                                   Six Months Ended            2001             Six Months Ended
                                     October 31,                vs                 October 31,
                                 2001           2000           2000             2001            2000
                              ----------     ----------     ----------       ----------      ----------
Revenues:
  Sales and other             $   49,584     $   51,248           (3.2)%          100.0%          100.0%
  Interest income                  9,359          7,804           19.9             18.9            15.2
                              ----------     ----------     ----------       ----------      ----------
      Total                       58,943         59,052            (.2)           118.9           115.2
                              ----------     ----------     ----------       ----------      ----------

Costs and expenses:
  Cost of sales                   31,822         32,490           (2.1)            64.2            63.4
  Selling, gen and admin          13,819         11,000           25.6             27.9            21.4
  Prov. for credit losses          7,331          8,442          (13.2)            14.8            16.5
  Interest expense                 2,887          3,676          (21.5)             5.8             7.2
  Depreciation and amort.            417            260           60.4               .8              .5
                              ----------     ----------     ----------       ----------      ----------
      Total                       56,276         55,868             .7            113.5           109.0
                              ----------     ----------     ----------       ----------      ----------

      Pretax income           $    2,667     $    3,184          (16.2)             5.4             6.2
                              ==========     ==========     ==========       ==========      ==========

SIX MONTHS ENDED OCTOBER 31, 2001 VS. SIX MONTHS ENDED OCTOBER 31, 2000

   Revenues were virtually unchanged for the six months ended October 31, 2001 as compared to the same period in the prior fiscal year. A $1.7 million decrease in vehicle sales was offset by a $1.6 million increase in interest income. Unit sales decreased by 10.2% while the average price per vehicle sold increased by 7.4%. The decrease in unit sales was partially the result of decreasing the average number of stores in operation to 12 in the current fiscal period from
12.5 in the prior fiscal period. Interest income increased by 19.9% as a result of (i) a 11.1% increase in the average finance receivables balances outstanding, and (ii) an 8.0% increase in the average interest rate charged on Paaco's installment loans.

Pretax income decreased $.5 million, or 16.2%, for the six months ended October 31, 2001 as compared to the same period in the prior fiscal year. The decrease was principally the result of (i) higher selling, general and administrative expenses ($2.8 million), partially offset by (ii) a lower provision for credit losses ($1.1 million), and (iii) lower interest expense ($.8 million) as a result of a reduction in interest rates. Selling, general and administrative expenses increased as a result of higher payroll, employee benefit, insurance and service contract costs.

                             FLORIDA FINANCE GROUP
                             (Dollars in Thousands)

                                                             % Change         As a % of Sales and Other
                                                            ----------        -------------------------
                                  Three Months Ended            2001             Three Months Ended
                                      October 31,                vs                 October 31,
                                 2001            2000           2000             2001            2000
                              ----------      ----------     ----------       ----------      ----------
Revenues:
  Sales and other             $   10,190      $   23,669          (56.9)%          100.0%          100.0%
  Interest income                  4,190           5,548          (24.5)            41.1            23.4
                              ----------      ----------     ----------       ----------      ----------
      Total                       14,380          29,217          (50.8)           141.1           123.4
                              ----------      ----------     ----------       ----------      ----------

Costs and expenses:
  Cost of sales                    6,397          13,702          (53.3)            62.8            57.9
  Selling, gen and admin           3,964           5,130          (22.7)            38.9            21.7
  Prov. for credit losses          6,477           7,752          (16.4)            63.6            32.7
  Interest expense                 2,045           2,598          (21.3)            20.1            11.0
  Depreciation and amort.            215             261          (17.6)             2.1             1.1
  Write-down of assets            16,233                             NM               NM
                              ----------      ----------     ----------       ----------      ----------
      Total                       35,331          29,443             NM               NM           124.4
                              ----------      ----------     ----------       ----------      ----------


      Pretax loss             $  (20,951)       $ .(226)             NM               NM            (1.0)
                              ==========      ==========     ==========       ==========      ==========

NM - Not meaningful

THREE MONTHS ENDED OCTOBER 31, 2001 VS. THREE MONTHS ENDED OCTOBER 31, 2000

   Revenues decreased $14.8 million, or 50.8%, for the three months ended October 31, 2001 as compared to the same period in the prior fiscal year. The decrease was principally the result of (i) a 39.0% decrease in the number of vehicles sold, and (ii) a 32.6% decrease in the average sales price per retail vehicle sold. Beginning in March 2001 the Florida Finance Group changed its underwriting practices in an effort to reduce credit losses. The changes in its underwriting practices resulted in fewer individuals being approved for credit, which resulted in a lower number of vehicles sold.

   Pretax loss increased to $21.0 million for the three months ended October 31, 2001 from $.2 million for the same period in the prior fiscal year, an increase of $20.7 million. The increase was principally the result of (i) writing-down certain assets in the current fiscal period ($16.2 million), and (ii) higher cost of sales, provision for credit losses, and selling, general and administrative expenses as a percentage of sales and other in the current fiscal period as compared to the prior fiscal period ($5.4 million). The $16.2 write-down pertains to certain assets (finance receivables, property and equipment and goodwill) that were deemed to be impaired in connection with the foreclosure by Finova of certain Florida Finance Group assets and the winding-down of the Florida Finance Group's operations (see Note B to the accompanying consolidated financial statements).

   The Florida Finance Group believes that changes in the structure of its installment sales contracts and inventory mix beginning in May 2000 and continuing into February 2001 may have contributed to the increase in credit losses during the three months ended October 31, 2001. In particular, during the May 2000 to February 2001 period the Florida Finance Group sold a higher priced vehicle and shortened the term of its installment sales contracts. These actions increased the average monthly payment on its contracts to a level which may have made it difficult for certain customers to remain current in their payments. Many of the accounts charged-off and vehicles repossessed during the three months ended October 31, 2001 pertain to loans originated between May 2000 and February 2001. In an effort to reduce credit losses, in March 2001 the Florida Finance Group began selling lower priced vehicles and reduced the average interest rate charged on its loans, which has decreased the average monthly payment required on its contracts.

                                                               % Change        As a % of Sales and Other
                                                              ----------       --------------------------
                                   Six Months Ended              2001             Six Months Ended
                                      October 31,                 vs                 October 31,
                                  2001            2000           2000             2001            2000
                               ----------      ----------     ----------       ----------      ----------
Revenues:
  Sales and other              $   21,696      $   42,593          (49.1)%          100.0%          100.0%
  Interest income                   9,089          11,094          (18.1)            41.9            26.0
                               ----------      ----------     ----------       ----------      ----------
      Total                        30,785          53,687          (42.7)           141.9           126.0
                               ----------      ----------     ----------       ----------      ----------

Costs and expenses:
  Cost of sales                    13,305          24,453          (45.6)            61.3            57.4
  Selling, gen and admin            8,014           9,659          (17.0)            36.9            22.7
  Prov. for credit losses          13,709          13,596             .8             63.2            31.9
  Interest expense                  4,243           5,061          (16.2)            19.6            11.9
  Depreciation and amort.             428             514          (16.7)             2.0             1.2
  Write-down of assets             16,233                             NM               NM
                               ----------      ----------     ----------       ----------      ----------
      Total                        55,932          53,283             NM               NM           125.1
                               ----------      ----------     ----------       ----------      ----------

      Pretax income (loss)     $  (25,147)     $      404             NM               NM              .9
                               ==========      ==========     ==========       ==========      ==========

NM - Not meaningful

SIX MONTHS ENDED OCTOBER 31, 2001 VS. SIX MONTHS ENDED OCTOBER 31, 2000

   Revenues decreased $22.9 million, or 42.7%, for the six months ended October 31, 2001 as compared to the same period in the prior fiscal year. The decrease was principally the result of (i) a 32.9% decrease in the number of vehicles sold, and (ii) a 26.3% decrease in the average sales price per retail vehicle sold. Beginning in March 2001 the Florida Finance Group changed its underwriting practices in an effort to reduce credit losses. The changes in its underwriting practices resulted in fewer individuals being approved for credit, which resulted in a lower number of vehicles sold.

   The Florida Finance Group reported a pretax loss of $25.1 million for the six months ended October 31, 2001 as compared to $.4 million pretax income for the same period in the prior fiscal year. The $25.6 million decrease is principally the result of (i) writing-down certain assets in the current fiscal period ($16.2 million), and (ii) higher cost of sales, provision for credit losses, and selling, general and administrative expenses as a percentage of sales and other in the current fiscal period as compared to the prior fiscal period ($10.7 million). The $16.2 write-down pertains to certain assets (finance receivables, property and equipment and goodwill) that were deemed to be impaired in connection with the foreclosure by Finova of certain Florida Finance Group assets and the winding-down of the Florida Finance Group's operations (see Note B to the accompanying consolidated financial statements).

   The Florida Finance Group believes that changes in the structure of its installment sales contracts and inventory mix beginning in May 2000 and continuing into February 2001 may have contributed to the increase in credit losses during the six months ended October 31, 2001. In particular, during the May 2000 to February 2001 period the Florida Finance Group sold a higher priced vehicle and shortened the term of its installment sales contracts. These actions increased the average monthly payment on its contracts to a level which may have made it difficult for certain customers to remain current in their payments. Many of the accounts charged-off and vehicles repossessed during the six months ended October 31, 2001 pertain to loans originated between May 2000 and February 2001. In an effort to reduce credit losses, in March 2001 the Florida Finance Group began selling lower priced vehicles and reduced the average interest rate charged on its loans, which has decreased the average monthly payment required on its contracts.

LIQUIDITY AND CAPITAL RESOURCES

   Net cash provided by operating activities was $5.2 million for the six months ended October 31, 2001 as compared to a $15.0 million use of cash for the same period in the prior fiscal year. The $20.2 million increase was principally the result of (i) the net finance receivables portfolio increasing by $14.1 million in the prior fiscal period as compared to a decrease of $15.3 million in the current fiscal period, (ii) a $16.2 million write-down of assets and (iii) a $12.2 million decrease in deferred tax assets, partially offset by (iv) a $37.1 million decrease in net income. Net cash used in investing activities was $.3 million for the six months ended October 31, 2001 as compared to $1.4 million in the same period in the prior fiscal year. The $1.1 million decrease was principally the result of a decrease in the purchase of property and equipment. Net cash used by financing activities was $1.6 million for the six months ended October 31, 2001 as compared to a $15.1 million source of cash for the same period in the prior fiscal year. The $16.7 million decrease was principally the result of the prior period including an increase in borrowings from revolving credit facilities of $15.9 million.

                                      PAACO

   Paaco's sources of liquidity principally include cash on hand ($1.9 million at October 31, 2001) and cash generated from operations. Paaco has a $62.0 million revolving credit facility with Finova, of which $59.1 million was outstanding at October 31, 2001. However, as of October 31, 2001, Paaco's revolving credit facility with Finova was in default, and, as a result, on November 8, 2001 Finova accelerated the maturity of the credit facility such that the entire balance is currently due and payable. However, the Company does not presently expect that Finova will seek to foreclose upon its collateral (principally receivables and inventory), but rather will allow Paaco to operate at or near its present borrowing level.

   It is unlikely that Paaco could refinance such facility with a new lender since Paaco's advance rate (ie. 70% of eligible receivables and inventory) is believed to be above market. Accordingly, for the foreseeable future, Paaco's ability to expand its operations may be limited as a result of a shortage of additional capital. Consequently, Paaco anticipates operating its business at sales and asset levels consistent with its recent past, and not substantially expanding its operations.

                      SMART CHOICE / FLORIDA FINANCE GROUP

   On November 8, 2001, Smart Choice, the Florida Finance Group and Paaco, entered into a forbearance agreement with Finova, the primary lender to Smart Choice's subsidiaries, that resulted in the foreclosure of the Florida Finance Group's receivables and inventory, and the probable sale of Paaco to Finova.

   Prior to November 9, 2001, the Florida Finance Group sold and financed used cars and trucks in Florida. Paaco sells and finances used cars and trucks in Texas. The Florida Finance Group had, and Paaco continues to have, a revolving credit facility with Finova. Prior to November 9, 2001, the Florida Finance Group was over-advanced on its revolving credit facility ($25 million over-advanced at September 30, 2001), which constituted an event of default under the facility.

   Pursuant to the forbearance agreement, on November 9, 2001, the collateral for the Florida Finance Group's credit facility with Finova, which consisted principally of receivables and inventory, was sold at a public foreclosure sale to Finova for $55 million. Prior to the foreclosure sale, the Florida Finance Group owed Finova $88.4 million. Thus, after applying the proceeds from the foreclosure sale, the Florida Finance Group owed Finova $33.4 million (the "Deficiency").

   Further, as part of the forbearance agreement, Smart Choice granted Finova
(i) an option to purchase Paaco (the "Paaco Option") for an amount equal to the Deficiency, subject to shareholder approval and an appraisal indicating the value of Paaco is not greater than the Deficiency, and (ii) an option to purchase up to 100% of Smart Choice's remaining shares of authorized but unissued common stock (approximately 39 million shares) (the "Smart Choice Stock Option") at a price of $0.30 per share. The Smart Choice Stock Option will terminate upon the closing of the sale of Paaco. Presently, Smart Choice has approximately 9.8 million shares of common stock outstanding. Both the Paaco Option and the Smart Choice Stock Option expire March 8, 2002.

   As a result of the Finova agreement and the lack of other available capital, on November 9, 2001 the Florida Finance Group began to wind-down its operations. Stemming from these events, the Company determined that certain of its assets were impaired, and as of October 31, 2001 wrote-down the value of Smart Choice and Florida Finance Group finance receivables, property and equipment and goodwill by an aggregate $16.2 million, and deferred tax assets by $13.7 million. On December 12, 2001 Finova exercised its option to purchase Paaco subject to certain conditions. If the sale of Paaco is closed as expected, Smart Choice's remaining assets would consist of certain improved and unimproved real estate in Titusville, Florida, including a 35,000 square-foot office facility, and certain other current and fixed assets. Assuming the sale of Paaco, management presently anticipates that Smart Choice's remaining assets will likely be sold by Smart Choice in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.

RECENT ACCOUNTING PRONOUNCEMENTS

   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations", which eliminates the pooling method of accounting for business combinations initiated after June 30, 2001. In addition, SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company adopted SFAS 141 effective May 1, 2001. Such adoption did not have any impact on the Company's financial position or results of operations.

   In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Intangible Assets", which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested for impairment annually, and in the event of an impairment indicator. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company adopted SFAS 142 effective May 1, 2001. Such adoption did not have a material impact on the Company's financial position or results of operations.

   In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment of Long-Lived Assets", which requires a single accounting model to be used for long-lived assets to be sold and broadens the presentation of discontinued operations to include a "component of an entity" (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A component of an entity that is classified as held for sale or has been disposed of is presented as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. The Company adopted SFAS 144 effective August 1, 2001. Such adoption did not have any impact on the Company's financial position or results of operations.

SEASONALITY

   The Company's automobile sales and finance business is seasonal in nature. In such business, the Company's third fiscal quarter (November through January) is historically the slowest period for car and truck sales. Many of the Company's operating expenses such as administrative personnel, rent and insurance are fixed and cannot be reduced during periods of decreased sales. Conversely, the Company's fourth fiscal quarter (February through April) is historically the busiest time for car and truck sales as many of the Company's customers use income tax refunds as a down payment on the purchase of a vehicle.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   The Company is exposed to market risk on its financial instruments from changes in interest rates. The Company does not use financial instruments for trading purposes or to manage interest rate risk. The Company's earnings are impacted by its net interest income, which is the difference between the income earned on interest-bearing assets and the interest paid on interest bearing notes payable. Increases in market interest rates could have an adverse effect on profitability. Financial instruments consist of fixed rate finance receivables and fixed and variable rate notes payable. The Company's finance receivables generally bear interest at fixed rates ranging from 12% to 26%. These finance receivables have remaining maturities from one to 36 months. At October 31, 2001 the majority of the Company's notes payable contained variable interest rates that fluctuate with market rates. Therefore, an increase in market interest rates would decrease the Company's net interest income and profitability.

   The table below illustrates the impact which hypothetical changes in market interest rates could have on the Company's pretax earnings. The calculations assume (i) the increase or decrease in market interest rates remains in effect for twelve months, (ii) the amount of variable rate notes payable outstanding during the period decreases in direct proportion to decreases in finance receivables as a result of scheduled payments and anticipated charge-offs, and
(iii) there is no change in prepayment rates as a result of the interest rate changes.


                      Change in              Change in
                    Interest Rates         Pretax Earnings
                    --------------        ----------------
                                           (in thousands)
                          +2%             $      (768)
                          +1%                    (384)
                          -1%                     384
                          -2%                     768

                                     PART II


ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

   On November 8, 2001, Smart Choice, the Florida Finance Group and Paaco, entered into a forbearance agreement with Finova, the primary lender to Smart Choice's subsidiaries, that resulted in the foreclosure of the Florida Finance Group's receivables and inventory, and the probable sale of Paaco to Finova.

   Prior to November 9, 2001, the Florida Finance Group sold and financed used cars and trucks in Florida. Paaco sells and finances used cars and trucks in Texas. The Florida Finance Group had, and Paaco continues to have, a revolving credit facility with Finova. Prior to November 9, 2001, the Florida Finance Group was over-advanced on its revolving credit facility ($25 million over-advance at September 30, 2001), which constituted an event of default under the facility.

   Pursuant to the forbearance agreement, on November 9, 2001, the collateral for the Florida Finance Group's credit facility with Finova, which consisted principally of receivables and inventory, was sold at a public foreclosure sale to Finova for $55 million. Prior to the foreclosure sale, the Florida Finance Group owed Finova $88.4 million. Thus, after applying the proceeds from the foreclosure sale, the Florida Finance Group owed Finova $33.4 million (the "Deficiency").

   Further, as part of the forbearance agreement, Smart Choice granted Finova
(i) an option to purchase Paaco (the "Paaco Option") for an amount equal to the Deficiency, subject to shareholder approval and an appraisal indicating the value of Paaco is not greater than the Deficiency, and (ii) an option to purchase up to 100% of Smart Choice's remaining shares of authorized but unissued common stock (approximately 39 million shares) (the "Smart Choice Stock Option") at a price of $0.30 per share. The Smart Choice Stock Option will terminate upon the closing of the sale of Paaco. Presently, Smart Choice has approximately 9.8 million shares of common stock outstanding. Both the Paaco Option and the Smart Choice Stock Option expire March 8, 2002.

   As a result of the Finova agreement and the lack of other available capital, on November 9, 2001 the Florida Finance Group began to wind-down its operations. Stemming from these events, the Company determined that certain of its assets were impaired, and as of October 31, 2001 wrote-down the value of Smart Choice and Florida Finance Group finance receivables, property and equipment and goodwill by an aggregate $16.2 million, and deferred tax assets by $13.7 million. On December 12, 2001 Finova exercised its option to purchase Paaco subject to certain conditions. If the sale of Paaco is closed as expected, Smart Choice's remaining assets would consist of certain improved and unimproved real estate in Titusville, Florida, including a 35,000 square-foot office facility, and certain other current and fixed assets. Assuming the sale of Paaco, management presently anticipates that Smart Choice's remaining assets will likely be sold by Smart Choice in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.

   As of October 31, 2001, Paaco was also in violation of certain provisions of its loan agreement with Finova. As a result of Paaco's loan covenant violations, on November 8, 2001 Finova accelerated the maturity of Paaco's revolving credit facility such that the entire balance is currently due and payable. However, the Company does not presently expect that Finova will seek to foreclose upon its collateral (principally receivables and inventory), but rather will allow Paaco to operate at or near its present borrowing level.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a)     Exhibits:

                 None.

         (b)     Reports on Form 8-K:

                 During the fiscal quarter ended October 31, 2001 no reports on Form 8-K were filed.

                                   SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.





                                     SMART CHOICE AUTOMOTIVE GROUP, INC.



                                     By:  \s\ James Edward Ernst
                                          --------------------------------------
                                          James Edward Ernst
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)


                                     By:  \s\ Larry Kiem
                                          --------------------------------------
                                          Larry Kiem
                                          Controller
                                          (Principal Financial and Accounting
                                          Officer)





Dated:  December 20, 2001